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The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 3, 2007

Prospectus Supplement
(To Prospectus Dated September 5, 2006)

1,650,000 Shares

Common Stock

We are offering 1,650,000 shares of our common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol "HDNG." The last reported sale price of the common stock on the NASDAQ Global Select Market on April 2, 2007 was $26.27 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Hardinge	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 247,500 shares of our common stock to cover over-allotments.

The underwriters expect to deliver the shares on or about                        , 2007.

Jefferies & Company
JPMorgan

The date of this Prospectus Supplement is                        , 2007

Hardinge at a Glance

TURNING Hardinge® manufactures a full line of metal-cutting lathes to meet a broad spectrum of performance, capacity and budget requirements. Our turning solutions are known for precision, flexibility and durability, as well as our focus on utilizing technology that reduces tool wear and overall operating costs.

MILLING Our acquisition of Bridgeport's® highly regarded products and intellectual property, combined with our own milling machines, has made us a significant supplier of milling solutions (now collectively sold under the widely respected, 80-year-old Bridgeport® brand).

GRINDING Hardinge's grinding solutions provide high performance incorporating Swiss precision and more than 75 years of experience. With over 100 machine models collectively among our Kellenberger® and Hauser, Tripet & Tschudin brands, we service technically demanding applications for cylindrical and jig grinding.

WORKHOLDING/INDUSTRIAL PRODUCTS Hardinge® has one of the world's most complete lines of workholding and industrial products, including collets, feed fingers, pads, tool holders and rotary products. We sell more than 38,000 standard products and provide components for most brands of lathes and mills, as well as grinding, automatic screw and rotary transfer machines, and other automation and assembly operations.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

        You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of common stock.

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ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common shares. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

        We incorporate important information into this prospectus by reference. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under "Where You Can Find More Information" on page S-63 of this prospectus supplement.

        If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Additionally, you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated therein by reference. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. The information in this prospectus supplement is accurate as of the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

        You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common shares offered in this offering and may add, update or change information in the accompanying prospectus.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "Hardinge," "we," "us," "our," or similar references mean Hardinge Inc. together with its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary highlights basic information about Hardinge and this offering. This summary does not contain all of the information you should consider before making a decision to invest in our common shares. You should review this entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in our common shares discussed in the "Risk Factors" section on page S-12 below and any risks described in the accompanying prospectus or the documents incorporated by reference.

Our Business

        We are a global designer, manufacturer and distributor of machine tools, specializing in precision computer controlled material-cutting machines. Our products include turning machines, grinding machines, milling machines and machine tool accessories. We also provide our customers with a comprehensive range of repair parts and support services for our machines as well as workholding and industrial products for machine tools produced by other manufacturers. We have been a manufacturer of industrial-use turning machines since 1890. We supply a full range of machine tools including high precision, mid-range and baseline products. We believe that our commitment to product quality, innovation and customer support has established us as a leader in the markets we serve. We believe that our brands are recognized throughout the world and that our products are known for their accuracy, reliability, durability and value. In 2006, we generated net sales, net income and EBITDA of $326.6 million, $14.0 million and $32.6 million, respectively. For our definition of EBITDA and a reconciliation of EBITDA to our operating income and cash flow from operations, see the notes to "Summary Consolidated Financial Information" in this prospectus supplement.

        We sell our products in most of the world's industrial markets, including the United States, China, the United Kingdom, Germany, Switzerland, Russia, France, Italy and Canada. In 2006, we generated approximately 36% of our net sales in North America, 39% in Europe and 25% in Asia/Other. Our customers include metalworking manufacturers that make parts for a variety of industries as well as end-users in a wide range of industries including aerospace, automotive, transportation, construction equipment, defense, energy, farm equipment, fiber optics, medical equipment, recreational equipment and telecommunications. We market our machine tools through a combination of direct salespeople, distributors, agents and manufacturers' representatives.

        We have established a global operations infrastructure with manufacturing, sales, and support facilities in North America, Europe and Asia. We manufacture a vast majority of the products that we sell. In 2006, we supplied 44%, 26% and 30% of the sales value of our products from the United States, Europe and Asia, respectively. We source components, sub-assemblies, assemblies and products for our equipment from a broad array of suppliers around the world.

        The mailing address and telephone number of our principal executive offices are One Hardinge Drive, Elmira, New York 14902-1507 and (607) 734-2281. Our website is www.hardinge.com. Information contained on our website is not a part of this prospectus supplement.

Our Industry

        Machine tools play a critical role in an industrial economy. Machine tools are generally defined as machines that manufacture parts, components or end products by either cutting or forming material using a variety of processes. Manufacturers use machine tools to increase the productivity and improve the quality of a manufacturing process, making machine tools an essential element in modern manufacturing operations.

        According to Metalworking Insiders Report, the global market for machine tools, excluding replacement parts and accessories, was approximately $56.7 billion in 2006, representing an increase of approximately 7% over 2005. North America, Europe and Asia accounted for approximately 16%, 31% and 49% respectively, of 2006 worldwide consumption of machine tools. With respect to machine tool manufacturing, North America, Europe and Asia accounted for 8%, 42% and 48%, respectively, of 2006 worldwide production. Machine tool manufacturers are currently benefiting from a number of macroeconomic and industry-specific trends, including the following:

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  An economic expansion in global manufacturing, which increases machine tool demand;

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  A shrinking supply of skilled machinists available for manufacturers, increasing demand for more automated machines that require less attention from machinists;

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  The need for manufacturers in developed markets to improve productivity and reduce labor content in order to remain globally competitive with manufacturers operating in low-cost countries;

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  The need to replace older machines that have become technologically obsolete or lack needed capabilities; and

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  Increasing demand for machine tools from less developed regions of the world as they expand their local manufacturing industries to serve both export markets and domestic consumption.

        Material-cutting machine tools represent the vast majority of total production in the machine tool market, accounting for over 73% of the machine tools produced in the world in 2006, according to Metalworking Insiders Report. Material-cutting machine tools utilize a process in which a part or finished product, which we refer to as a work-piece, is generated or shaped by either rotating a toothed cutter against the work-piece or rotating the work-piece and moving a cutting tool against the work-piece. Material-cutting machine tools range from highly engineered and automated computer controlled machines to basic, general-purpose machines.

        Computer controlled machines, also known as CNC machines, are able to precisely shape work-pieces by using computer hardware and software to control the cutting process. The software provides instructions to the machine to move a cutting tool according to a pre-programmed path and instructions for the specific work-piece. Most computer controlled machine tools are equipped with automatic tool changers or other mechanisms which allow several different cutting tools to be used in a programmed sequence on the same work-piece, without having to remove the work-piece from the machine, thereby significantly reducing labor costs.

        The machine tool industry also includes workholding and industrial products. Workholding refers to devices designed to hold cutting tools and work-pieces in place while a machine tool operates. Industrial products include products used in conjunction with a machine tool to support a manufacturing process, such as gauging systems, indexers and bar feeders.

Our Competitive Strengths

        We believe we enjoy a number of key competitive strengths that differentiate us from our competitors and support our market positions, including:

        Recognized Industry Leader.    We believe that we have a leading market position in North America for high precision material-cutting machine tools in the market segments we serve. Furthermore, our efforts to increase our product offerings and expand our manufacturing and sales operations in Europe and Asia have significantly contributed to growing our international market share. We have built our leading market position by maintaining and strengthening our reputation for superior products and customer support services that we have developed since our inception in 1890. We have developed our reputation by manufacturing products that we believe are well known for accuracy, reliability, durability and value and for providing customers with a comprehensive range of support services and aftermarket accessories. Our product brands are among the strongest in the market segments in which we compete, with the Hardinge brand known for turning and workholding, the Bridgeport brand known for milling and the Hauser, Tripet, Tschudin and Kellenberger brands known for grinding.

        Comprehensive Product and Service Offerings.    Our broad range of product and service offerings includes material-cutting machines for turning, milling and grinding applications, as well as essential machine tool accessories, repair parts and support services for the aftermarket. In the past decade, we have successfully assembled a comprehensive range of products which are well-known and well-respected brands in the market today. We have built our product offerings through a combination of internally developed products, acquisitions, investments, partnerships and license agreements.

        We believe that our commitment to offering a complete line of products for our customers is what differentiates us from most other suppliers in the machine tool market. Our product line ranges from basic, cost-effective baseline machines to machines that are technically advanced. This allows our customers to source products from us regardless of whether price or performance is the primary driver in their buying decision. Over the past 15 years, there has been a shift in customer preference to add capacity by purchasing lower priced baseline machines in order to avoid the large upfront costs associated with purchasing more expensive high precision machines. We will continue to expand our machine tool lines to offer premier products spanning the baseline to the high precision categories, strengthening our position as a one-stop shop for machine tools.

        Diversified Global Customer Base and Distribution Network.    We have established a customer base that is highly diversified across a broad range of end-user markets and geographic regions. In 2006, our largest customer accounted for less than 5% of our net sales. Our customers, and the end-users served by customers using our products, operate in a variety of industries, including aerospace, automotive, transportation, construction equipment, defense, energy, farm equipment, fiber optics, medical equipment, recreational equipment and telecommunications. In 2006, approximately 36%, 39% and 25% of our net sales were to customers in North America, Europe and Asia/Other, respectively. We believe that the end-user market and geographic diversity of our customer base significantly reduces our exposure to risks associated with customer concentration and adverse conditions in a particular end-user market or geographic region.

        We have also established a global distribution network with operations in most of the key machine tool markets of the world. We have distribution facilities in the United States, Switzerland, China, the United Kingdom, Germany, Taiwan, Canada and the Netherlands. These operations support a worldwide network of direct salespeople, distributors, agents and manufacturers' representatives. This global coverage enables us to receive prompt customer feedback and meet the specific needs of each market.

        Global Engineering, Manufacturing and Sourcing Presence.    We have established a global engineering, manufacturing and sourcing presence, with facilities in the United States, Switzerland, Taiwan and China. Our geographically diverse presence is critical because it provides localized product, manufacturing and sourcing knowledge. In addition, we leverage our operations expertise by entering into strategic alliances and partnerships worldwide with other manufacturers from which we source components, sub-assemblies, assemblies and products. These relationships provide us access to additional products and technologies, enhance our manufacturing capacity, and help us maintain an efficient cost structure.

        Track Record of Successful Acquisitions and Strategic Investments.    We have a demonstrated capability to successfully identify, evaluate, complete and integrate external growth opportunities throughout the world. Since our initial public offering in 1995, we have made acquisitions and other strategic investments in Switzerland, the United Kingdom, Taiwan, the Netherlands, Canada and China. We have successfully integrated these operations and product lines into our operations. A key factor in this success has been our ability to achieve a high level of management retention at the acquired businesses which facilitates the integration process and provides for continuity of operations.

        Disciplined Cost Structure and Strong Financial Position.    We have a long-standing emphasis on prudent control of our operating expenses and operating cash flows and over the past six years have focused on streamlining our business through the implementation of lean manufacturing principles. This has resulted in sustainable cost structure improvements. We are in a position to leverage the fixed portion of our infrastructure expenses against higher volumes during periods of increased demand, such as the current economic expansion in many key world markets. We believe this approach will result in increased growth and profitability. Our commitment and attention to generating strong operating profits and ongoing cash flow, while managing our financial leverage, should enable us to maintain our financial condition through economic cycles. Furthermore, our financial condition has positioned us to take advantage of growth opportunities through a combination of internal product development, acquisitions, investments and partnerships.

        Highly Experienced and Proven Management Team.    Our senior management combines executives who have extensive operating experience in the machine tool industry with executives who have proven track records in other manufacturing sectors. On average, our senior management team has in excess of 20 years of machine tool experience. In addition, we have a talented, experienced and dedicated mid-level management group throughout our global organization. We believe that the vision, strength and experience of our management team were largely responsible for our ability to emerge profitably from the machine tool industry downturn in the United States from 1998 to 2003. In addition, our management team has realigned our businesses to operate and compete on a global basis.

Our Business Strategy

        Our vision is to be one of the premier providers of material-cutting solutions by offering a comprehensive range of products and support services for customers around the world. In addition to continuing to focus on our current markets, we will continue to identify and pursue diversification opportunities that will enable us to leverage our core competencies in design and manufacturing, our well-developed sales and distribution infrastructure and our strong market position and brands into new geographic markets, new machine tool product offerings and new industries. We believe that achieving these objectives will enable us to maximize the value that we provide to our shareholders and customers, provide growth opportunities and reduce our exposure to business and market risk associated with specific product lines, end-user markets and geographic regions. In order to achieve our objectives, we are pursuing a strategy based on the following elements:

        Diversify and Expand Product Offerings and Markets Served.    We are leveraging our position in the markets we currently serve to capitalize on the continued growth in the machine tool industry, as global manufacturers look to proactively retool their factories to increase capacity, automation and productivity, limit labor content and achieve cost savings. We seek to differentiate ourselves from our competition through well-balanced product offerings that range from baseline to higher priced, high precision machine tool alternatives, combined with workholding and industrial products and comprehensive support services. We believe we offer the broadest range available from any single supplier in the world of turning, milling and grinding machines for manufacturing small to medium-sized work-pieces. We will continue to expand our machine tool product offerings while at the same time expanding the products we offer in our workholding and industrial product lines. Currently our sales efforts for workholding and industrial products are primarily focused in North America and the United Kingdom. Through internal product development, acquisitions and partnerships, we will seek to expand into new workholding and industrial products that are more associated with European machines that are sold throughout the world. These new products will give us the product platform to successfully expand our workholding and accessory business into other global markets. Expansion of our workholding and industrial products business will help reduce our exposure to normal business cycles for machine tool consumption. In conjunction with diversifying our product offerings, we plan to continue expanding our customer base and geographic markets through a combination of internal and strategic initiatives. The current fragmented state of the global machine tool industry presents an opportunity for targeted acquisitions that will increase our product offerings and facilitate our growth in selected machine tool markets.

        Exploit our Technology Advantage to Introduce New Product Offerings.    We will continue to develop premier products and technology that support a wide range of customer requirements for turning, milling, grinding, workholding and industrial products that push the current barriers of precision machining for production applications. Our know-how in the high precision market allows us to design and manufacture mid-range precision and baseline products that we believe outperform the competition from a capability perspective. We will continue to introduce products that incorporate leading-edge industrial technology for a variety of cutting and grinding applications, while at the same time providing cost competitive baseline products that serve those customers more focused on price during their buying decision.

        Capitalize on and Expand Global Manufacturing and Sourcing Capabilities.    Our strong manufacturing capabilities and low-cost product sourcing will continue to be the driving force of our future growth. We believe our Taiwan production facility is one of the premier machine tool manufacturing facilities in Asia and currently has the capacity to increase production. We plan to continue investing in our manufacturing operations in both Taiwan and China to further leverage our existing operations and supply chain network. We will further capitalize on our supply chain by directly sourcing products from China and Taiwan into our operations in the United States and Switzerland for assembly and value-added engineering. We will continue to identify and invest in opportunities to further utilize and develop our global manufacturing capabilities and market presence. This may include further manufacturing expansion in Asian and European markets, or potential entries into specific markets such as India and Brazil.

        Leverage Global Sales and Support Capabilities.    The global deployment of machine tools and their increasing complexity have elevated the importance of the sales, distribution and support services network to be an integral part of the customer experience. Our sales and support services network interfaces with our customers to help them become more competitive by providing solutions-based alternatives to increase productivity and reduce costs. This also reduces customer costs by decreasing machine downtime. Our strong customer support results in improved levels of customer satisfaction. We will continue to use a combination of direct and indirect sales and service organizations to ensure our customers receive the high level of sales and support services they require both before and after their purchase.

        Maintain Focus on Operational Efficiency and Reducing Costs.    We are committed to the implementation of lean management processes, including streamlining production processes and incorporating a cellular approach to allow for greater flexibility; outsourcing the manufacture of various non-core product components when appropriate; increasing supplier partnering; and improving infrastructure processes to reduce costs. By continuously implementing process improvements to reduce operating costs and improve efficiencies, we expect to continue to support profitable growth and asset utilization.

        Pursue Strategic Diversification Initiatives.    We continue to evaluate opportunities to extend our long-standing electro-mechanical competencies by making acquisitions or other investments outside the machine tool industry. We intend to leverage these core engineering and manufacturing competencies by designing, producing, assembling and testing components or modules for customers in industries outside of our traditional machine tool markets. Machine tools are highly complex electro-mechanical assemblies, and the core design and manufacturing technologies we possess will allow us to become a key partner for businesses associated with other industries. This should provide an opportunity to increase and diversify the utilization of our existing plants as well as to provide opportunities to expand into new industries where we can leverage our core competencies.

Our Acquisition History

        We have achieved our growth through a combination of internal initiatives and continuous improvements as well as through a series of successful acquisitions and strategic investments. Our management has substantial experience in the acquisition and integration of businesses and development of strategic relationships. Our management team has demonstrated the ability to identify, evaluate, complete and integrate acquisition and joint venture opportunities throughout the world. A key factor in this success has been the high level of management retention at the acquired businesses, which facilitates the integration process and provides for continuity of operations. These complementary acquisitions and joint ventures have provided us with:

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  Strong market positions and brand names in the machine tool industry;

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  A broad product line covering turning, milling and grinding machines, ranging from baseline products to high precision machines that are among the most technically advanced products available in the market today;

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  Further diversification of our end-user markets and a broader base of machine tool customers;

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  Key facilities and infrastructure to support our continued growth;

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  Significant scale and low cost manufacturing operations in Taiwan and China;

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  Experienced management teams and key personnel; and

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  Continued growth in sales, operating income and cash flow from operations.

        In 2005, we completed the buyout of the minority interest in Hardinge Taiwan Precision Machinery, Ltd. and in 2006 purchased the associated building and land where Hardinge Taiwan operates. Hardinge Taiwan was established in 1999 through the formation of a majority owned joint venture and allowed us to establish a greenfield manufacturing site focused on implementing an efficient and high quality manufacturing operation utilizing modern manufacturing principles. Today, Hardinge Taiwan is a premier machine tool manufacturer in Taiwan. This buyout has permitted us to better leverage the engineering, manufacturing and sourcing expertise that exists in Hardinge Taiwan to support our other manufacturing operations around the world. Utilizing the expertise in Hardinge Taiwan, we will establish an Asian sourcing center to serve our worldwide manufacturing operations and lower the cost of our components and assemblies.

        In 2004, we purchased the intellectual property rights and certain assets associated with the worldwide machine tool operations of Bridgeport International. The Bridgeport brand has long been associated with milling products and this investment provided us with a premier product brand recognized throughout the world as a supplier of high-quality, high-performance milling products.

        In 2002, we began manufacturing Bridgeport knee mills pursuant to a license arrangement. Under this arrangement, we assumed the responsibility for the manufacture and distribution of Bridgeport knee mills, parts and support service functions for both the knee mills and machining centers in North

America. This arrangement further expanded our milling product line and allowed us to better utilize our U.S. manufacturing facility. In 2006, we exercised an option under the license to purchase the intellectual property and technical information associated with the Bridgeport knee mill, eliminating our obligation to make royalty payments.

        In 2004, we expanded our manufacturing operations in Shanghai, China, with a focus on increasing both our Chinese manufacturing capability and capacity. We began selling in China in the early 1980's through an agent. In 1996, we established Hardinge Machine (Shanghai) Co. Ltd., giving us a direct foothold in the China market for product support and a platform to assemble machine tools in China for sales into this strategic market. In 2001, we established Hardinge China, Limited as a direct sales and service support organization in China by acquiring the personnel and technical assets from our long-term agent. This organization provided the base to support significant growth in our sales, technical support and service organization within China. We believe that, in order to continue long-term growth in the China market, businesses must manufacture their products within China. Our expanded manufacturing facility, along with the enhancement of our local manufacturing capabilities, positions us to continue our growth in this key market.

        Our 1995 acquisition of L. Kellenberger & Co. AG in St. Gallen, Switzerland provided our entry into the grinding business. This acquisition fulfilled two strategic initiatives: expansion of our product line and expansion of our geographic presence in terms of sales and manufacturing. We followed this with the acquisition of Hauser Tripet Tschudin AG in Biel, Switzerland in 2000. This acquisition further expanded our capabilities and presence in the grinding segment as well as our sales and manufacturing presence in Europe, with virtually no overlap with Kellenberger.

        Our history of identifying and successfully executing on acquisition opportunities, as well as our proven capability to integrate acquisitions, positions us to take advantage of future external growth opportunities as they arise. Upon completion of the offering and application of the net proceeds to reduce our U.S. revolving line of credit borrowings as described under "Use of Proceeds," substantially all of our $70 million revolving line of credit will be available to fund future acquisitions and strategic investments.

THE OFFERING

Common shares offered by us	1,650,000 shares.
Common shares to be outstanding immediately after this offering	10,540,859 shares.
Over-allotment option	We have granted the underwriters an option to purchase up to an additional 247,500 shares solely to cover over-allotments.
Use of proceeds
We expect to use the net proceeds from this offering to reduce our indebtedness and for general corporate purposes. You should read the discussion under the heading "Use of Proceeds" on page S-25 for more information.
Nasdaq Global Select Market symbol	HDNG.

        The number of shares to be outstanding after this offering is based on the number of shares outstanding as of March 22, 2007. Unless we specifically state otherwise, the information in this prospectus:

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  Excludes the underwriters' option to purchase up to 247,500 additional shares of our common stock.

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  The number of common shares to be outstanding after this offering is based upon our common shares outstanding as of March 22, 2007 and does not include (i) an aggregate of 99,518 of our common shares subject to outstanding options as of March 22, 2007 at a weighted average exercise price of $11.73 per share; and (ii) an additional 236,449 of our common shares reserved for issuance upon exercise of options, or as restricted stock grants or stock awards, that may be granted subsequent to March 22, 2007 under our 2002 Incentive Stock Plan.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following tables contain our summary consolidated financial information. The summary statement of operations data for the years ended December 31, 2006, 2005, and 2004, and the balance sheet data as at December 31, 2006 and 2005, have been derived from our consolidated audited financial statements included in this prospectus supplement beginning at page F-1. The summary statement of operations data for the years ended December 31, 2003 and 2002, and the balance sheet data as at December 31, 2004, 2003, and 2002, have been derived from our consolidated audited financial statements that are not included in this prospectus supplement.

        This information in the tables below is only a summary and should be read in conjunction with our consolidated audited financial statements beginning on page F-1 and related notes, our consolidated financial statements and related notes contained in our annual reports and other information on file with the SEC, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page S-29

	At or for the Year Ended December 31
	2006	2005	2004	2003	2002
	(in thousands, except per share data)
Statement of Operations Data
Net sales	$326,621	$289,925	$232,054	$185,302	$169,014
Cost of sales	226,470	199,642	162,376	130,698	117,403

Gross profit	100,151	90,283	69,678	54,604	51,611
Selling, general and administrative expense	77,054	74,723	57,184	47,731	46,448

Operating income	23,097	15,560	12,494	6,873	5,163
Interest expense	5,294	4,284	2,660	2,917	3,978
Interest (income)	(713)	(569)	(533)	(500)	(496)

Income before income taxes, minority interest in (profit) of consolidated subsidiary, and profit (loss) in investment of equity company	18,516	11,845	10,367	4,456	1,681
Income taxes (benefits)(1)	4,566	2,373	3,542	14,667	(868)
Minority interest in (profit) of consolidated subsidiary	—	(2,466)	(2,433)	(1,257)	(566)
Profit in investment of equity company	—	—	—	184	17

Net income (loss)(1)	$13,950	$7,006	$4,392	$(11,284)	$2,000

Per Share Data
Weighted average number of common shares outstanding—basic	8,770	8,761	8,745	8,708	8,687
Basic earnings (loss) per share	$1.59	$0.80	$0.50	$(1.30)	$0.23
Weighted average number of common shares outstanding—diluted	8,809	8,822	8,773	8,708	8,687
Diluted earnings (loss) per share	$1.58	$0.79	$0.50	$(1.30)	$0.23
Cash dividends declared per share	$0.14	$0.12	$0.03	$0.02	$0.10
Balance Sheet Data
Working capital	$156,994	$126,421	$122,181	$103,280	$103,864
Total assets	330,660	300,276	286,311	245,707	256,285
Total debt	77,861	67,114	42,868	23,301	42,002
Shareholders' equity	157,109	138,993	150,000	139,086	145,786

Other Financial Data
Capital expenditures	$3,591	$4,814	$5,861	$1,534	$2,337
Depreciation and amortization	9,545	8,309	8,980	8,668	8,967
Net cash provided by (used in) operating activities	6,724	(5,834)	(6,558)	22,211	21,875
Net cash (used in) provided by investing activities	(15,815)	(15,255)	(13,178)	18	(2,354)
Net cash provided by (used in) financing activities	8,801	23,818	18,937	(19,817)	(22,165)
EBITDA(2)	32,642	23,869	21,474	15,541	14,130

(1)
2003 results include a non-cash charge for income tax expense of $12,905 to provide a valuation allowance for our U.S. deferred tax assets as required by FAS 109. The valuation allowance continues to be recorded as at December 31, 2006.

(2)
EBITDA is a measure not defined by GAAP. We define EBITDA as operating income plus depreciation and amortization. We do not intend EBITDA to represent cash flows from operations as defined by GAAP and you should not consider it as an alternative to net income, net cash provided by operating activities or any other items calculated in accordance with GAAP or as an indicator of our operating performance. Our definition of EBITDA may not be comparable with EBITDA defined by other businesses. Our management uses EBITDA as one measure of our operating profitability, leverage capacity and debt servicing ability. EBITDA is also used to calculate covenants in our loan agreements. Following is a reconciliation of EBITDA to our operating income and to net cash provided by (used in) operating activities:

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(in thousands)
Income from operations	$23,097	$15,560	$12,494	$6,873	$5,163
Add depreciation and amortization	9,545	8,309	8,980	8,668	8,967

EBITDA	$32,642	$23,869	$21,474	$15,541	$14,130
Interest	(4,581)	(3,715)	(2,127)	(2,417)	(3,482)
Income taxes	(4,566)	(2,373)	(3,542)	(14,667)	868
Deferred income taxes	(43)	(1,734)	(420)	13,291	2,249
Unrealized foreign currency transaction gain	(1,229)	(1,490)	(722)	(950)	(296)
Changes in operating assets and liabilities	(15,499)	(20,391)	(21,221)	11,108	8,389
Other	—	—	—	305	17

Net cash provided by (used in) operating activities	$6,724	$(5,834)	$(6,558)	$22,211	$21,875

RISK FACTORS

        Prior to making a decision about investing in our common shares, you should carefully consider the specific factors discussed under the caption "Risk Factors" in this prospectus supplement, together with all of the other information contained in the prospectus or appearing or incorporated by reference in this prospectus supplement or the accompanying prospectus. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.

        You should keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus supplement and in the documents incorporated by reference in the prospectus and this prospectus supplement. These statements relate to our expectations for future events and time periods. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "predict," "potential" and similar words or phrases or the negatives of these words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in these statements. See "Forward-Looking Information" on page S-24.

Risks Related to Our Business

Our indebtedness may adversely affect our financial and operating flexibility.

        We have a significant amount of indebtedness. At December 31, 2006, we had immediate access to up to $128.8 million of consolidated borrowing capacity, of which $77.9 million had been borrowed. In the future, we may incur additional borrowing capacity or increase the amount of debt outstanding.

        Our substantial indebtedness could have important consequences. For example, it could:

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  Make it more difficult for us to satisfy our obligations under our indebtedness;

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  Increase our vulnerability to general adverse economic and industry conditions;

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  Restrict our ability to consummate acquisitions;

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  Require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;

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  Limit our flexibility in planning for, or reacting to, changes in our business and the machine tool industry;

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  Place us at a competitive disadvantage compared to our competitors that have less debt; and

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  Limit, among other things, our ability to borrow additional funds and pay dividends.

        Our future cash flow may be insufficient to meet the payment obligations of our indebtedness. Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

        In addition, if we were to default under the terms of our credit facilities, then all amounts outstanding under such credit facilities would be due and payable. If we were unable to repay amounts due on our secured debt, the lenders would have the right to proceed against the collateral granted to them to secure that debt.

Changes in general economic conditions and the cyclical nature of our business could harm our operating results.

        Our business is cyclical in nature, following the strength and weakness of the manufacturing economies in the geographic markets in which we serve. As a result of this cyclicality, we have experienced, and in the future, we can be expected to experience, significant fluctuations in sales and operating income, which may affect our business, operating results, financial condition and the market price of our common shares.

        The following factors, among others, significantly influence demand for our products:

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  Demand for our customers' products;

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  The availability of skilled machinists;

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  The need to replace machines that have reached the end of their useful life;

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  The need to replace older machines with new technology for increased productivity or reduced general manufacturing costs or to machine parts in a new way;

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  The evolution of end-use products requiring machining to more specific tolerances;

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  Our customers' use of new materials requiring machining by different processes;

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  General economic and manufacturing industry expansions and contractions; and

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  Changes in manufacturing capabilities in developing regions.

Our competitive position and prospects for growth may be diminished if we are unable to develop and introduce new and enhanced products on a timely basis that are accepted in the market.

        The machine tool industry is subject to technological change, rapidly evolving industry standards, changing customer requirements and improvements in and expansion of product offerings, especially with respect to computer-controlled products. Our ability to anticipate changes in technology, industry standards, customer requirements and product offerings by competitors, and to develop and introduce new and enhanced products on a timely basis that are accepted in the market, will be significant factors relative to our ability to compete and to our prospects for growth. Moreover, if technologies or standards used in our products become obsolete or fail to gain widespread commercial acceptance, it could have a material adverse effect on our business. Developments by others may render our products or technologies obsolete or noncompetitive. Failure to effectively introduce new products or product enhancements on a timely basis could also have a material adverse effect our business, operating results and financial condition.

We rely on a single supplier or a limited number of suppliers to obtain certain components, sub-assemblies, assemblies and products. The loss of any of these suppliers may cause us to incur additional costs, result in delays in manufacturing and delivering our products or cause us to carry excess or obsolete inventory.

        Some components, sub-assemblies or assemblies we use in the manufacture of our products are purchased from a single supplier or a limited number of suppliers. For example, a large Japanese company and two European companies supply the computer and related electronics package used in our CNC machines. In addition, some of the products we sell are purchased by us from a single supplier. Our purchases from these suppliers are generally not made pursuant to long-term contracts and are subject to additional risks associated with purchasing products internationally, including risks associated with potential import restrictions and exchange rate fluctuations, as well as changes in tax laws, tariffs and freight rates. Although we believe that our relationships with these suppliers are good, there can be no assurance that we will be able to obtain these products from these suppliers on satisfactory terms indefinitely.

        We believe that design changes could be made to our machines to allow sourcing of components, sub-assemblies, assemblies or products from several other suppliers; however, a disruption in the supply from any of our suppliers could cause us to experience a material adverse effect on our operations

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business and other factors related to our international operations.

        We manufacture a substantial portion of our products overseas and sell our products throughout the world. In 2006, approximately 64% of our products were sold in countries outside of North America. In addition, a majority of our employees are located outside of the United States. Multiple factors relating to our international operations and to particular countries in which we operate could have a material adverse effect on our business, financial condition, results of operations and cash flows. These factors include:

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  Changes in political, regulatory, legal or economic conditions;

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  Restrictive governmental actions (such as restrictions on the transfer or repatriation of funds and foreign investments and trade protection measures, including export duties and quotas, customs duties and tariffs, or trade barriers erected by either the United States or other countries where we do business);

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  Disruptions of capital and trading markets;

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  Changes in import or export licensing requirements;

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  Transportation delays;

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  Economic downturns, civil disturbances or political instability;

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  Geopolitical turmoil, including terrorism or war;

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  Currency restrictions and exchange rate fluctuations;

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  Changes in labor standards;

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  Limitations on our ability under local laws to protect our intellectual property;

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  Nationalization and expropriation;

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  Changes in domestic and foreign tax laws;

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  Difficulty in obtaining distribution and support; and

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  Major health concerns.

        Moreover, international conflicts are creating many economic and political uncertainties that are affecting the global economy. Escalation of existing international conflicts or the occurrence of new international conflicts could severely affect our operations and demand for our products.

We may face trade barriers that could have a material adverse effect on our results of operations and result in a loss of customers or suppliers.

        Trade barriers established by the United States or other countries may interfere with our ability to offer our products in those markets. We manufacture a substantial portion of our products overseas and sell our products throughout the world. We cannot predict whether the United States or any other country will impose new quotas, tariffs, taxes or other trade barriers upon the importation or exportation of our products or supplies, any of which could have a material adverse effect on our results of operations and financial condition. Competition and trade barriers in those countries could require us to reduce prices, increase spending on marketing or product development, withdraw or not enter certain markets or otherwise take actions adverse to us.

        In addition, our subsidiaries may require future equity-related financing, and any capital contributions to certain of our subsidiaries may require the approval of the relevant authorities in the jurisdiction in which the subsidiary is located. Those approvals may be required from the investment commissions or similar agencies of the particular jurisdiction and relate to any initial or additional equity investment by foreign entities in local businesses.

        In all jurisdictions in which we operate, we are also subject to the laws and regulations that govern foreign investment and foreign trade, which may limit our ability to repatriate cash as dividends or otherwise.

Our business is highly competitive, and increased competition could reduce our sales, earnings and profitability.

        The markets in which our machine tools and other products are sold are extremely competitive and highly fragmented. In marketing our products, we compete primarily with other businesses on quality, reliability, price, value, delivery time, service and technological characteristics. We compete with a number of U.S., European and Asian competitors, many of which are larger, have greater financial and other resources and are supported by governmental or international financial institution subsidies. Increased competition could force us to lower our prices or to offer additional product features or services at a higher cost to us, which could reduce our earnings.

        The greater financial resources or the lower amount of debt of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product innovations that could put us at a disadvantage. If we are unable to compete successfully against other manufacturers in our marketplace, we could lose customers, and our sales may decline. There can also be no assurance that customers will continue to regard our products favorably, that we will be able to develop new products that appeal to customers, that we will be able to improve or maintain our profit margins on sales to our customers or that we will be able to continue to compete successfully in our core markets. While we believe our product lines compete effectively in their markets, we may not continue to do so.

We have made and expect to continue to make acquisitions that could disrupt our operations and harm our operating results.

        Our strategy includes increasing our product offerings and the markets we serve through acquisitions of other companies, product lines, technologies and personnel. Acquisitions involve numerous risks, including the following:

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  Difficulties in integrating the operations, technologies, products and personnel of the acquired businesses;

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  Diversion of management's attention from normal daily operations of our business;

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  Potential difficulties in completing projects associated with in-process research and development;

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  Difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

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  Initial dependence on unfamiliar supply chains or relatively small supply partners;

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  Difficulties in predicting market demand for acquired products and technologies and the resultant risk of acquiring excess or obsolete inventory;

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  Insufficient revenues to offset increased expenses associated with acquisitions; and

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  The potential loss of key employees of the acquired businesses.

        Acquisitions may also cause us to:

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  Issue common stock that would dilute our current shareholders' percentage ownership;

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  Increase our level of indebtedness;

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  Assume liabilities;

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  Record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges;

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  Incur amortization expenses related to certain intangible assets;

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  Incur large and immediate write-offs and restructuring and other related expenses; and

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  Become subject to litigation.

        Acquisitions are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful and will not have a material adverse effect on our business, operating results or financial condition. Failure to manage and successfully integrate acquisitions we make could harm our business and operating results in a material way. Prior acquisitions have resulted in a wide range of outcomes. Even when an acquired business has already developed and marketed products, there can be no assurance that product enhancements will be made in a timely fashion or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to such products.

If we are unable to access additional capital on favorable terms, our liquidity, business and results of operations could be adversely affected.

        The ability to raise financial capital, either in public or private markets or through commercial banks, is critical to our current business and future growth. Our business is generally working capital intensive requiring a long cash-out to cash-in cycle. In addition, we will rely on the availability of longer-term debt financing or equity financing to make investments in new opportunities. Our access to the financial markets could be adversely impacted by various factors including the following:

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  Changes in credit markets that reduce available credit or the ability to renew existing facilities on acceptable terms;

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  A deterioration in our financial condition that would violate current covenants or prohibit us from obtaining additional capital from banks, financial institutions or investors;

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  Extreme volatility in credit markets that increase margin or credit requirements; and

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  Volatility in our results that would substantially increase the cost of our capital.

We are subject to significant foreign exchange and currency risks that could adversely affect our operations and our ability to reinvest earnings from operations.

        Our international operations generate sales in a number of foreign currencies including Swiss Francs, Chinese RMB, British pounds sterling, Canadian dollars, Taiwan dollars and Euros. Therefore, our results of operations and financial condition are affected by fluctuations in exchange rates between these currencies and the U.S. dollar. In addition, our purchases of components in Yen, Euros, Taiwan dollars, Swiss francs and Chinese RMB are affected by inter-currency fluctuations in exchange rates.

        We prepare our financial statements in U.S. dollars in accordance with U.S. GAAP, but a sizable portion of our revenue and operating expenses are in foreign currencies. As a result, we are subject to significant risks, including:

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  Foreign exchange risks resulting from changes in foreign exchange rates and the implementation of exchange controls; and

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  Limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

        Changes in exchange rates will result in increases or decreases in our costs and earnings, and may also affect the book value of our assets located outside of the United States and the amount of our invested equity. Although we may seek to decrease our currency exposure by engaging in hedges against significant transactions and balance sheet currency exposures where we deem it appropriate, we do not hedge against translation risks. We cannot assure you that any efforts to minimize our risk to currency movements will be successful. To the extent we sell our products in markets other than the market in which they are manufactured, currency fluctuations may result in our products becoming too expensive for customers in those markets.

Prices of some raw materials, especially steel and iron, fluctuate, which can adversely affect our sales, costs and profitability.

        We manufacture products with a relatively high iron castings or steel content, commodities for which worldwide prices fluctuate and have recently increased significantly. The availability of and prices for these and other raw materials are subject to volatility due to worldwide supply and demand forces, speculative actions, inventory levels, exchange rates, production costs and anticipated or perceived shortages. In some cases, cost increases can be passed on to customers in the form of price increases; in other cases, they cannot. If raw materials prices increase and we are not able to charge our customers higher prices to compensate, it would adversely affect our business, results of operations and financial condition.

Our quarterly results are seasonal and fluctuate based on customer delivery requirements.

        Our quarterly results are subject to significant fluctuation based on the timing of our shipments of machine tools, which are largely dependent upon customer delivery requirements. With individual machines priced as high as $750,000 and several machines frequently sold together as a package, a request by a customer to delay shipment at quarter end could significantly affect our quarterly results. Historically, we have experienced reduced activity during the third quarter of the year, largely as a result of vacations scheduled at our customers' plants and our policy of closing our facilities during two weeks in July or August. As a result, our third-quarter net sales, income from operations and net income typically have been the lowest of any quarter during the year.

Our expenditures for post-retirement pension obligations could be materially higher than we have predicted if our underlying assumptions prove to be incorrect or we are required to use different assumptions.

        We provide defined benefit pension plans to eligible employees. Our pension expense, the funding status of our plans and related charges to equity for the amount of under funding, and our required contributions to our pension plans are directly affected by the value of plan assets, the projected rate of return on plan assets, the actual rate of return on plan assets and the actuarial assumptions we use to measure our defined benefit pension plan obligations, including the rate at which future obligations are discounted to a present value, or the discount rate.

        Based on current guidelines, assumptions and estimates, including stock market prices and interest rates, we anticipate that we may be required to make a cash contribution of approximately $1.9 million to our U.S. pension plan in 2007 and approximately $2.2 million to our foreign plans in 2007. If our current assumptions and estimates are not correct, contributions in years beyond 2007 may be greater than the projected 2007 contribution. For pension accounting purposes in our U.S. pension plan, which is the largest of our plans, an 8.50% rate of return was assumed on pension plan assets to calculate contributions for future years based on current guidelines. The discount rate was 6.02% at December 31, 2006, the new plan measurement date, compared to 5.85% at September 30, 2005 and 6.00% at September 30, 2004, the old measurement dates.

        The Pension Protection Act of 2006 changes the way we must calculate required minimum contributions to our U.S. pension plan beginning January 1, 2008. This calculation depends, among other things, on the value of our plan assets and certain market interest rates on January 1, 2008 and on future dates. Lower investment performance of our pension plan assets resulting from a decline in the stock market could significantly impact the plan assets and future growth of the plan assets. Should the assets earn an average return less than the 8.50% rate assumed based on current guidelines, it is likely that future pension expenses and funding requirements would increase. Investment earnings in excess of the 8.50% rate assumed based on current guidelines may reduce future pension expenses. Changes in the way we must calculate required minimum contributions to our U.S. pension plan beginning January 1, 2008, as well as changes in the value of our plan assets or changes in interest rates may result in larger required contributions to the U.S. pension plan than we would have expected to contribute based on current guidelines. In addition, the Pension Protection Act may require more rapid funding of any shortfall between our pension obligations and plan assets.

        We cannot predict whether changing market or economic conditions, regulatory changes or other factors will increase our pension expenses or our funding obligations, diverting funds we would otherwise apply to other uses. Based on current guidelines, the discount rate used to determine the present value of the projected and accumulated benefit obligation at the end of each year is based upon the available market rates for high quality, fixed income investments. A change in the discount rate would impact the funded status of our plans. An increase to the discount rate would reduce the future pension expense and conversely, a lower discount rate would raise the future pension expense. At December 31, 2006, the excess of consolidated projected benefit obligations over plan assets was $26.8 million and the excess of consolidated accumulated benefit obligations over plan assets was $13.1 million.

        In 2004 we made the decision that our employees hired by our U.S. operating company after March 1, 2004 would no longer be eligible for our defined benefit plan. Our United Kingdom defined benefit plan was closed to new entrants in April 2005. Alternatively, these employees are provided a contributory plan subsidized by us.

If we are unable to attract and retain skilled employees to work at our manufacturing facilities, our operations and growth prospects would be adversely impacted.

        We conduct substantially all of our manufacturing operations in relatively small urban areas, with the exception of our Shanghai facility. Our continued success depends on our ability to attract and retain a skilled labor force at these locations. If we are not able to attract and retain the personnel we require, we may be unable to develop, manufacture and market our products and expand our operations in a manner that best exploits market opportunities and capitalizes on our investment in our business. This would have an adverse effect on our business, operating results and financial condition.

Due to future technological changes, changes in market demand or changes in market expectations, portions of our inventory may become obsolete or excess.

        The technology within our products change and generally new versions of machine tools are brought to market in three to five year cycles. The phasing out of an old product involves both estimating the amount of inventory to satisfy the final demand for those machine tools as well as to satisfy future repair part needs. Based on changing customer demand and expectations of delivery times for repair parts, we may find that we have either obsolete or excess inventory on hand. Because of unforeseen changes in technology, market demand, or competition, we may have to write off unusable inventory at some time in the future, which may adversely affect our results of operations and financial condition.

Major changes in the economic situation of our customer base could require us to write off significant parts of our receivables from customers.

        In difficult economic periods, our customers lose work and find it difficult if not impossible to pay for products purchased from us. Although appropriate credit reviews are done at the time of sale, rapidly changing economic conditions can have sudden impacts on customers' ability to pay. We were especially exposed to this bad debt risk when we sold a substantial percentage of our products on time payment contracts underwritten by us. This practice was discontinued in North America in 2002, however we still run the risk of bad debt on existing time payment contracts and open accounts. If we write off significant parts of our customer accounts or notes receivable because of unforeseen changes in their business condition, it would adversely affect our results of operations, financial condition and cash flows.

If we suffer loss to our factories, facilities or distribution system due to catastrophe, our operations could be seriously harmed.

        Our factories, facilities and distribution system are subject to catastrophic loss due to fire, flood, terrorism or other natural or man-made disasters. In particular, several of our facilities could be subject to a catastrophic loss caused by earthquake due to their locations. Our facilities in Southeast Asia are located in areas with above average seismic activity. If any of our facilities were to experience a catastrophic loss, it could disrupt our operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility.

We rely in part on independent distributors and the loss of these distributors would adversely affect our business.

        In addition to our direct sales force, we depend on the services of independent distributors and agents to sell our products and provide service and aftermarket support to our customers. We support an extensive distributor and agent network worldwide. Rather than serving as passive conduits for delivery of product, many of our distributors are active participants in the sale and support of our products. Many of the distributors with whom we transact business offer competitive products and services to our customers. In addition, the distribution agreements we have are typically cancelable by the distributor after a relatively short notice period. The loss of a substantial number of these distributors or an increase in the distributors' sales of our competitors' products to our customers could reduce our sales and profits.

We rely on estimated forecasts of our customers' needs and inaccuracies in such forecasts could adversely affect our business.

        We generally sell our products pursuant to individual purchase orders instead of long-term purchase commitments. Therefore, we rely on estimated demand forecasts, based upon input from our customers and the general economic environment, to determine how much material to purchase and product to manufacture. Because our sales are based on purchase orders, our customers may cancel, delay or otherwise modify their purchase commitments with little or no consequence to them and with little or no notice to us. For these reasons, we generally have limited visibility regarding our customers' actual product needs. The quantities or timing required by our customers for our products could vary significantly. Whether in response to changes affecting the industry or a customer's specific business pressures, any cancellation, delay or other modification in our customers' orders could significantly reduce our revenue, cause our operating results to fluctuate from period to period and make it more difficult for us to predict our revenue. In the event of a cancellation or reduction of a customer order, we may not have enough time to reduce inventory purchases or labor hired to minimize the effect of the lost revenue on our business.

We could face potential product liability claims relating to products we manufacture, which could result in us having to expend significant time and expense to defend these claims and to pay material settlement amounts.

        We face a business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage; however, we may not be able to obtain such insurance on acceptable terms in the future, if at all, or obtain insurance that will provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or prospects. In addition, we believe our business depends on the strong brand reputation we have developed. In the event that our reputation is damaged, we may face difficulty in maintaining our pricing positions with respect to some of our products, which would reduce our sales and profitability.

Current employment laws or changes in employment laws could increase our costs and may adversely affect our business.

        Various federal, state and foreign labor laws govern the relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime, unemployment tax rates, workers' compensation rates, citizenship requirements and costs to terminate or layoff employees. Significant additional government-imposed increases in the following areas could materially affect our business, financial condition, operating results or cash flow:

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  Minimum wages;

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  Mandated health benefits;

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  Paid leaves of absence;

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  Mandatory severance payments; and

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  Tax reporting.

We are subject to environmental laws that could impose significant costs on us and the failure to comply with such laws could subject us to sanctions and material fines and expenses.

        Our operations are subject to extensive federal, state, local and foreign laws and regulations relating to use, storage, discharge and disposal of hazardous substances and wastes used or generated during our manufacturing activities. Failure to comply with applicable environmental requirements could result in substantial liability to us, including civil or criminal penalties, suspension or cessation of our operations, restrictions on our ability to expand our operations or requirements for the acquisition of additional equipment or significant other expense, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, environmental laws also impose obligations and liability for the cleanup of properties affected by hazardous substance spills or releases. These liabilities can be imposed, jointly and severally, on the parties generating or disposing of such substances or on the owner or operator of the affected property, often without regard to whether the owners or operators knew of, or were responsible for, the presence of hazardous substances. Accordingly, we may become liable, either contractually or by operation of law, for remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties.

        Activities at properties we own or previously owned and on adjacent areas have resulted in environmental issues. In particular, our Elmira, New York manufacturing facility is located within the Kentucky Avenue Wellfield on the National Priorities List of hazardous waste sites designated for cleanup by the United States Environmental Protection Agency ("EPA") because of groundwater contamination. The Kentucky Avenue Wellfield site encompasses an area of approximately three square miles which includes sections of the Town of Horseheads and the Village of Elmira Heights in Chemung County, New York. In February 2006, we received a Special Notice Concerning a Remedial Investigation and Feasibility Study for the Koppers Pond portion of the Kentucky Avenue Wellfield site. The EPA has documented the release and threatened release of hazardous substances into the environment at the Kentucky Avenue Well Field Superfund site, including releases into and in the vicinity of the Koppers Pond (the "Pond"). The hazardous substances, including metals and polychlorinated biphenyls, have been detected in sediments in the Pond.

        A substantial portion of the Pond is located on our property. We, along with Beazer East, Inc., the Village of Horseheads, the Town of Horseheads, the County of Chemung, CBS Corporation, and Toshiba America, Inc. (the "PRPs"), have agreed to voluntarily participate in the Remedial Investigation and Feasibility Study ("RI and FS") by signing an Administrative Settlement Agreement and Order on Consent on September 29, 2006. On September 29, 2006, the Director of Emergency and Remedial Response Division of the EPA, Region II, approved and executed the Agreement on behalf of the EPA. The PRPs also signed a PRP Member Agreement, agreeing to share the cost of the RI and FS study on a per capita basis. The cost of the RI and FS has been estimated to be between $250,000 and $800,000. The PRPs are currently developing the model for the RI and FS with the consultant that they have retained.

        Until receipt of this notice, we had never been named as a potentially responsible party at the site or received any requests for information from the EPA concerning the site. Environmental sampling on our property within this site under supervision of regulatory authorities has identified off-site sources for such groundwater contamination and sediment contamination in the Pond and has found no evidence that our operations or property have or are contributing to the contamination. Since the RI and FS has not commenced, we have not established a reserve for any potential costs relating to this site, as it is too early in the process to determine our responsibility or to estimate any potential costs to remediate. We have notified our insurance carriers and we are actively cooperating with them, but whether coverage will be available has not yet been determined and possible insurance recovery cannot now be estimated with any degree of certainty.

        Although we believe, based upon information currently available, that, except as described in the preceding paragraphs, we will not have material liabilities for environmental remediation, it is possible that future remedial requirements or changes in the enforcement of existing laws and regulation, which are subject to extensive regulatory discretion, will result in material liabilities to us.

The loss of current members of our senior management team and other key personnel may adversely affect our operating results.

        The loss of senior management and other key personnel could impair our ability to carry out our business plan. We believe our future success will depend in part on our ability to attract and retain highly skilled and qualified personnel. The loss of senior management and other key personnel may adversely affect our operating results as we incur costs to replace the departing personnel and potentially lose opportunities in the transition of important job functions.

If we fail to maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud.

        Effective internal controls are necessary for us to provide reliable financial reports, to prevent fraud and to operate successfully as a publicly traded company. Our efforts to maintain an effective system of internal controls may not be successful, and we may be unable to maintain adequate controls over our financial processes and reporting in the future. Ineffective internal controls subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common stock.

        On November 14, 2005, December 1, 2005 and January 5, 2006, we made non-interest bearing loans in the aggregate amount of $206,592 to a newly-hired executive officer pursuant to our long-standing relocation policy to facilitate his relocation to our corporate headquarters in Elmira, New York. These loans were in violation of the prohibition of loans by a public company to its executive officers and directors under the Sarbanes-Oxley Act of 2002. This policy predated the adoption of the Sarbanes-Oxley Act and had not been revised to reflect the prohibition in the Sarbanes-Oxley Act. We became aware that the loans violated the Sarbanes-Oxley Act on January 30, 2006 and, among other remedial actions taken by us, the loans were repaid by the officer on February 1, 2006 with interest.

Risks Related to the Offering

The public market for our common shares has had, and may continue to have, a low trading volume which may make it difficult for you to sell your common shares at an acceptable price at a particular time.

        Our common shares generally have had a relatively inactive trading market with relatively low trading volume. The trading price for shares that trade in low volume often is subject to significant increases and decreases. If our common shares continue to trade in low volumes, you may have difficulty selling the common shares you purchase in the offering at an acceptable price at a time of your choosing. In addition, the market price of our common shares has been and may continue to be subject to wide fluctuations over short and long periods of time. Our stock price may fluctuate in response to a number of events and factors, including, among other things, the following:

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  Quarterly or cyclical variations in financial results;

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  Future announcements concerning our business;

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  Changes in financial estimates and recommendations by securities analysts;

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  Trends and developments in our industry;

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  Actions of competitors or the entrance of new competitors;

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  Market and industry perceptions of our success, or lack thereof, in pursuing our strategy;

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  Prevailing interest rates;

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  Legal and regulatory matters that are applicable to our business;

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  Geopolitical conditions, such as terrorist attacks, war or other military action;

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  General market conditions; and

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  Success in new business segments.

A significant number of our common shares can be sold at any time and such sales could drive down the market price of our common shares.

        As of March 22, 2007, we had 8,890,859 common shares outstanding and a significant number of additional shares may be sold by us in the offering under this prospectus supplement. Substantially all of these shares that are held by persons other than "affiliates" of Hardinge are freely transferable without further restriction under the Securities Act. We believe that the low volume in the public trading market for our common shares may have caused certain holders of our common stock to refrain from disposing of all or a portion of their shares. Sales of substantial numbers of our common shares, or the perception that such sales could occur, could result in decreases in the prevailing market price of our common shares.

We may not be able to pay cash dividends on our common shares in keeping with our historical practice.

        Historically, we have paid cash dividends on our common shares. However, any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our Board of Directors. Furthermore, we may become subject to contractual restrictions or prohibitions on the payment of dividends.

Management may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield a return to our shareholders.

        We will retain broad discretion over the use of proceeds from this offering. Shareholders may not deem those uses desirable, and our use of the proceeds may not yield a significant return or any return at all for our shareholders. We currently expect to use the net proceeds from this offering to reduce our U.S. indebtedness, acquire other businesses, make capital expenditures and for general corporate purposes. A number of variables will influence our actual use of the proceeds from this offering, and our actual uses of the proceeds of this offering may vary substantially from our currently planned uses.

Anti-takeover provisions in our charter and bylaws and provisions of New York law may discourage a third party from acquiring us.

        Certain provisions of our certificate of incorporation and bylaws may have the effect of discouraging a third party from making a proposal to acquire us and, as a result, may inhibit a change in control of Hardinge under circumstances that could give the shareholders the opportunity to realize a premium over the then-prevailing market price of our common shares. In addition, under certain circumstances, Section 912 of the New York Business Corporation Law makes it more difficult for an offeror to acquire and exercise control over us pursuant to a tender offer or request or invitation for tenders. See the information under the heading "Anti-Takeover Effects of New York Law and Our Charter and Bylaws" beginning on page 4 of the accompanying prospectus.

FORWARD LOOKING INFORMATION

        We make statements in this prospectus supplement and the documents incorporated by reference that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our anticipated operations and business strategies contain forward-looking statements. Likewise, our statements regarding anticipated growth in our business and anticipated market conditions are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

  •
  Fluctuations in the machine tool business cycles;

  •
  The mix of products we sell;

  •
  Our ability to enter into new product and geographic markets;

  •
  Our ability to manage our operating costs;

  •
  Order cancellations or reductions by our customers;

  •
  Actions by our competitors including price discounting and introduction of new products;

  •
  Our incurrence of significant costs to comply with, or as a result of our non-compliance with, environmental laws;

  •
  Significant changes in our cost of raw materials, components or assemblies we use to manufacture our products; and

  •
  Changes in general economic conditions in the markets where we do business.

        While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled "Risk Factors" in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2006, and our other filings we make with the SEC from time to time.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of our common shares in this offering will be approximately $40.4 million (approximately $46.5 million if the underwriters' over-allotment option is exercised in full), based on an assumed offering price of $26.27 per share (the last reported sale price of our common shares on the Nasdaq Global Select Market on April 2, 2007) and after deducting underwriting discounts and commissions and our estimated offering expenses.

        We expect to use substantially all $40.4 million of the net proceeds from this offering to pay down indebtedness under our U.S. overdraft and revolving line of credit facilities. As of March 22, 2007, the outstanding balances under these facilities were $3.3 million and $49.7 million, respectively. Our U.S. overdraft facility bears interest at the prime rate, which as of March 22, 2007 equaled 8.25%. Our U.S. revolving line of credit bears interest at LIBOR plus 175 basis points, which as of March 22, 2007 equaled a weighted average interest of 7.19%.

        An affiliate of J.P. Morgan Securities Inc. is one of the lenders under our U.S. revolving line of credit and term loan facilities. Upon repayment of amounts owed by us under the revolving line of credit and term loan facilities, such affiliate of J.P. Morgan Securities Inc. will receive its proportionate share of the amounts repaid.

        An increase or decrease in the public offering price by $1.00 per share would cause the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, to increase or decrease by approximately $1.6 million (or approximately $1.8 million if the underwriters' over-allotment option is exercised in full) Separately, a ten percent increase or decrease in the number of shares of our common stock sold in this offering would cause the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, to increase or decrease by approximately $4.1 million (or approximately $4.7 million if the underwriters' over-allotment option is exercised in full). If we have remaining net proceeds from the sale of additional common shares after payment of our U.S. overdraft facility and revolving line of credit as described above, we may use those remaining net proceeds to prepay our U.S. term loan facility, or, alternatively, for general corporate purposes. As of March 22, 2007, the indebtedness under our U.S. term loan facility was $19.1 million, bearing interest at 7.10%. If the net proceeds are reduced, we will reduce the amount of net proceeds used to repay indebtedness outstanding under our U.S. credit facilities.

        The information above represents our best estimate of our use of the net proceeds of this offering based upon the current state of our business operations, capitalization, our current business plan and strategy and current economic and industry conditions. Actual allocation of the net proceeds may differ from the estimates set forth above. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of these proceeds.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

        Our common shares are traded on the NASDAQ Global Select Market under the symbol "HDNG." The following table sets forth, for the periods indicated, the high and low reported sale prices of our common shares as reported on the NASDAQ Global Select Market and the dividends that we paid to holders of our common shares:

	High	Low	Dividend
Year ended December 31, 2004
First quarter	$13.35	$9.25	$0.00
Second quarter	$13.17	$11.59	$0.01
Third quarter	$12.55	$9.95	$0.01
Fourth quarter	$13.71	$10.10	$0.01
Year ended December 31, 2005
First quarter	$15.27	$13.00	$0.03
Second quarter	$16.75	$12.30	$0.03
Third quarter	$17.00	$12.65	$0.03
Fourth quarter	$19.00	$14.01	$0.03
Year ended December 31, 2006
First quarter	$18.20	$14.24	$0.03
Second quarter	$17.17	$14.00	$0.03
Third quarter	$16.00	$12.68	$0.03
Fourth quarter	$15.72	$12.85	$0.05
Year ended December 31, 2007
First quarter	$26.16	$14.32	$0.05

        As of March 12, 2007, there were approximately 2,930 holders of record of our common shares. On April 2, 2007, the last sale price reported on the NASDAQ Global Select Market for our common shares was $26.27 per share.

CAPITALIZATION

        The following table shows our cash, cash equivalents and investments and capitalization as at December 31, 2006 on an actual basis and on an as adjusted basis to give effect to our sale of 1,650,000 common shares in this offering, based on an assumed offering price of $26.27 per share (the last reported sale price of our common shares on the Nasdaq Global Select Market on April 2, 2007) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the use of the proceeds of this offering to repay certain indebtedness. This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page S-29, our financial statements and the related notes beginning on page F-1, and the accompanying prospectus.

	December 31, 2006
	Actual	As Adjusted
	(in thousands)
Cash, cash equivalents and investments	$6,762	$6,762

Notes payable	$4,525	$1,206
Current portion of long-term debt	5,758	5,758
Long-term debt, excluding current portion	67,578	30,494

Total debt	$77,861	$37,458

Shareholders' equity
Common stock, $0.01 par value; 20,000,000 shares authorized and 8,836,875 shares outstanding (actual at December 31, 2006); 10,486,875 shares outstanding at December 31, 2006 (as adjusted).	$99	$116
Additional paid-in capital	59,741	100,127
Retained earnings	116,438	116,438
Treasury shares	(13,916)	(13,916)
Accumulated other comprehensive (loss) income	(5,253)	(5,253)

Total shareholders' equity	$157,109	$197,512

Total capitalization	$234,970	$234,970

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following selected consolidated statement of operations data for the years ended December 31, 2006, 2005, and 2004, and the balance sheet data as at December 31, 2006 and 2005, have been derived from our consolidated audited financial statements included in this prospectus supplement beginning at page F-1. The following selected consolidated statement of operations data for the years ended December 31, 2003 and 2002, and the balance sheet data as at December 31, 2004, 2003 and 2002, have been derived from our consolidated audited financial statements that are not included in this prospectus supplement. This information should be read in conjunction with our consolidated audited financial statements beginning at page F-1 and related notes, our consolidated financial statements and related notes contained in our annual reports, and other information on file with the SEC and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page S-29.

	At or for the Year Ended December 31
	2006	2005	2004	2003	2002
	(in thousands, except per share data)
Statement of Operations Data
Net sales	$326,621	$289,925	$232,054	$185,302	$169,014
Cost of sales	226,470	199,642	162,376	130,698	117,403

Gross profit	100,151	90,283	69,678	54,604	51,611
Selling, general and administrative expense	77,054	74,723	57,184	47,731	46,448

Operating income	23,097	15,560	12,494	6,873	5,163
Interest expense	5,294	4,284	2,660	2,917	3,978
Interest (income)	(713)	(569)	(533)	(500)	(496)

Income before income taxes, minority interest in (profit) of consolidated subsidiary, and profit (loss) in investment of equity company	18,516	11,845	10,367	4,456	1,681
Income taxes (benefits)(1)	4,566	2,373	3,542	14,667	(868)
Minority interest in (profit) of consolidated subsidiary	—	(2,466)	(2,433)	(1,257)	(566)
Profit in investment of equity company	—	—	—	184	17

Net income (loss)(1)	$13,950	$7,006	$4,392	$(11,284)	$2,000

Per Share Data
Weighted average number of common shares outstanding—basic	8,770	8,761	8,745	8,708	8,687
Basic earnings (loss) per share	$1.59	$0.80	$0.50	$(1.30)	$0.23
Weighted average number of common shares outstanding—diluted	8,809	8,822	8,773	8,708	8,687
Diluted earnings (loss) per share	$1.58	$0.79	$0.50	$(1.30)	$0.23
Cash dividends declared per share	$0.14	$0.12	$0.03	$0.02	$0.10
Balance Sheet Data
Working capital	$156,994	$126,421	$122,181	$103,280	$103,864
Total assets	330,660	300,276	286,311	245,707	256,285
Total debt	77,861	67,114	42,868	23,301	42,002
Shareholders' equity	157,109	138,993	150,000	139,086	145,786

(1)
2003 results include a non-cash charge for income tax expense of $12,905 to provide a valuation allowance for our U.S. deferred tax assets as required by FAS 109. The valuation allowance continues to be recorded as at December 31, 2006.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

        Our primary business is designing, manufacturing and distributing high precision computer controlled metal-cutting turning, grinding and milling machines and related accessories. We are geographically diversified with manufacturing facilities in the U.S., Switzerland, Taiwan and China and with sales to most industrialized countries. Approximately 64% of our 2006 sales were to customers outside of North America, 57% of our 2006 products were manufactured outside of North America, and 58% of our employees are outside of North America.

        Our machine products are considered to be capital goods and are part of what has historically been a highly cyclical industry. Our management believes that a key performance indicator is our order level as compared to industry measures of market activity levels.

        The U.S. market activity metric most closely watched by management has been metal-cutting machine orders as reported by the Association of Manufacturing Technology, or AMT, the primary industry group for U.S. machine tool manufacturers. In 2006, industry-wide orders for metal cutting machine tools increased 29% versus 2005. In 2005, orders increased by 9% versus 2004. The AMT's statistics include metal-cutting machines of all types and sizes, including segments where we do not compete. We do use this metric as an indication of overall market trends. While more detailed information regarding types of machines is not publicly available, we are able to obtain more detailed information because of our membership in the organization to determine market trends for the types of machines we distribute.

        Similar information regarding machine tool consumption, which we define as domestic production plus imports, less exports, in foreign countries is published in various trade journals. In China, the largest market, consumption increased by 20% in 2006 versus 2005, and increased by 15% in 2005 versus 2004. In Germany, the fourth largest market, consumption measured in local currencies decreased by 4% in 2006 versus 2005, and it increased by 6% when comparing 2005 to 2004. In the United Kingdom, machine tool consumption measured in pound sterling increased by 10% in 2006 versus 2005, and decreased by 1% in 2005 versus 2004.

        Other closely followed U.S. market indicators are tracked to determine activity levels in U.S. manufacturing plants that might purchase our products. One such measurement is the PMI, which was formerly called the Purchasing Manager's Index, as reported by the Institute for Supply Management. This measurement has indicated continued expansion in the manufacturing sector. Another measurement is capacity utilization for manufacturing companies, as reported by the Federal Reserve Board. This measurement has been on an upward trend, but has not yet reached the levels that have historically preceded a strong level of capital spending by manufacturers. Our management is not aware of comparably reliable measures of foreign demand or customer activity.

        Non-machine sales, which include collets, accessories, repair parts, and service revenue, have typically accounted for between 26% to 30% of overall sales and are an important part of our business, especially in the U.S. where Hardinge has an installed base of thousands of machines. Sales of these products do not vary on a year-to-year basis as significantly as capital goods, but demand does typically track the direction of the related machine metrics.

        Other key performance indicators are geographic distribution of net sales and orders, gross profit as a percent of net sales, income from operations, working capital changes and debt level trends. In an industry where constant product technology development has led to an average model life of three to five years, effectiveness of technological innovation and development of new products are also key performance indicators

        Our management believes currency exchange rate changes are significant to reported results for several reasons. Our primary competitors, particularly for the most technologically advanced products are now, largely, manufacturers in Japan, Germany and Switzerland, which causes the worldwide valuation of the yen, Euro and Swiss franc to be central to competitive pricing in all of our markets. Also, we translate the results of our Swiss, Taiwanese, Chinese, English, German and Canadian subsidiaries into U.S. dollars for consolidation and reporting purposes. Period to period changes in the exchange rate between their local currency and the U.S. dollar may affect comparative data significantly. We also purchase computer controls and other components from suppliers throughout the world, with purchase costs reflecting currency changes.

Bridgeport Acquisition

        In January 2006, we executed our option to purchase the technical information of the Bridgeport knee mill machine tools, related accessories and spare parts from BPT IP, LLC, or BPT. BPT had granted us the exclusive right to manufacture and sell certain versions of the knee mill machine tools; accessories and spare parts under an Alliance Agreement dated November 3, 2004. Per the Alliance Agreement, we had agreed to pay BPT royalties based on a percentage of net sales attributable to the products, accessories and spare parts.

        The purchase price for the technical information was $5.0 million and it will be amortized over a ten-year period. The technical information purchased includes, but is not limited to, blueprints, designs, schematics, drawings, specifications, computer source and object code, customer lists and proprietary rights and assets of a similar nature. Subsequent to the purchase, no further royalties will be earned by BPT. Royalty expense under this agreement was less than $0.1 million in 2006 and $1.3 million and $1.2 million during the years ended December 31, 2005 and 2004, respectively.

Discussion of Critical Accounting Policies

        The preparation of our financial statements requires the application of a number of accounting policies which are described in the notes to the financial statements. These policies require the use of assumptions or estimates, which, if interpreted differently under different conditions or circumstances, could result in material changes to the reported results. Following is a discussion of those accounting policies, which were reviewed with the audit committee of our Board of Directors, and which we feel are most susceptible to such interpretation.

        Accounts and Notes Receivable.    We assess the collectibility of our trade accounts and notes receivable using a combination of methods. We review large individual accounts for evidence of circumstances that suggest a collection problem might exist. Such situations include, but are not limited to, the customer's past history of payments, its current financial condition as evidenced by credit ratings, financial statements or other sources, and recent collection activities. We offer long-term customer financing in the form of notes receivable at some of our foreign operations. Our notes receivable in North America are limited to machine sales to end-user customers for years prior to 2003, and a security interest is normally maintained in the equipment sold under the terms of the notes. In cases where repossession may be likely, we estimate the probable resale potential of the assets to be repossessed net of repossession, refurbishment and resale costs, and provide a reserve for the remaining receivable balance after realization of such proceeds. We provide a reserve for losses based on current payment trends in the economies where we hold concentrations of receivables and provide a reserve for what we believe to be the most likely risk of uncollectibility. In order to make these allowances, we rely on assumptions regarding economic conditions, equipment resale values and the likelihood that previous performance will be indicative of future results.

        Inventories.    We use a number of assumptions and estimates in determining the value of our inventory. An allowance is provided for the value of inventory quantities of specific items that are deemed to be excessive based on an annual review of past usage and anticipated future usage. While we feel this is the most appropriate methodology for determining excess quantities, the possibility exists that customers will change their buying habits in the future should their own requirements change. Changes in metal-cutting technology can render certain products obsolete or reduce their market value. We continually evaluate changes in technology and adjust our products and inventories accordingly, either by write-off or by price reductions. However, the possibility exists that a future technological development, currently unanticipated, might affect the marketability of specific products that we produce.

        We include in the cost of our inventories a component to cover the estimated cost of manufacturing overhead activities associated with production of our products. We believe that being able to offer immediate delivery on many of our products is critical to our competitive success. Likewise, we believe that maintaining an inventory of service parts, with a particular emphasis on purchased parts, is especially important to support our policy of maintaining serviceability of our products. Consequently, we maintain significant inventories of repair parts on many of our machine models, including some which are no longer in production. Our ability to accurately determine which parts are needed to maintain this serviceability is critical to our success in managing this element of our business.

        Intangible Assets.    We have acquired other machine tool companies or assets of companies. When doing so, we have used outside specialists to assist us in determining the value of assets acquired and have used traditional models for establishing purchase price based on EBITDA multiples and present value of future cash flows. Consequently, the value of goodwill and other purchased intangible assets on our balance sheet has been affected by the use of numerous estimates of the value of assets purchased and of future business opportunity.

        Net Deferred Tax Assets.    As specified in Statement of Financial Accounting Standards No. 109 (SFAS 109), we annually review the recent results and projected future results of our operations, as well as other relevant factors, to reconfirm the likelihood that existing deferred tax assets in each tax jurisdiction would be fully recoverable. In our case, this recoverability had been based largely on the likelihood of future taxable income. During the third quarter of 2003, it was determined that it was unlikely that our U.S. operations would return to profitability by the end of the year, as had been previously expected. SFAS 109 stipulates that when a company is relying largely on future taxable income, considerably greater positive evidence is necessary to conclude that deferred tax assets do not warrant a valuation allowance. We did not feel that this high standard for positive evidence could be fully met and the valuation allowance was established. During 2005, we reduced the valuation allowance related to the deferred tax assets in the United Kingdom. In 2006, we continued to record a valuation allowance in the U.S. and Canada.

        Retirement Plans.    We sponsor various defined benefit pension plans and one postretirement benefit plan, all as described in Note 10 of our consolidated financial statements. The calculation of our plan expenses and liabilities requires the use of a number of critical accounting estimates. Changes in the assumptions can result in different plan expense and liability amounts, and actual experience can differ from the assumptions. We believe that the most critical assumptions are the discount rate and the expected rate of return on plan assets.

        We annually review the discount rate to be used for retirement plan liabilities, considering rates of return on high quality, long term corporate bonds that receive highest ratings by recognized rating agencies. We discounted our future plan liabilities for our U.S. plan using a rate of 6.02% at our new plan measurement date of December 31, 2006 and 5.85% at our previous plan measurement date of September 30, 2005. We discounted our future plan liabilities for our foreign plans using rates appropriate for each country, which resulted in a blended rate of 3.25% and 3.41% at their measurement dates of December 31, 2006 and 2005, respectively. A change in the discount rate can have a significant effect on retirement plan expense. For example, a decrease in the discount rate of a quarter of a percentage point would increase U.S. pension expense by approximately $0.3 million and would change foreign pension expenses and postretirement expenses by lesser amounts.

        The expected rate of return on plan assets varies based on the investment mix of each particular plan and reflects the long-term average rate of return expected on funds invested or to be invested in each pension plan to provide for the benefits included in the pension liability. We review our expected rate of return annually based upon information available to us at that time, including the historical returns of major asset classes, the expected investment mix of the plan assets and estimates of future long-term investment returns. We used an expected rate of return of 8.50% at our new plan measurement date of December 31 2006 and at our previous measurement date of September 30, 2005 for our U.S. plan. We used rates of return appropriate for each country for our foreign plans which resulted in a blended expected rate of return of 4.94% and 5.28% at their measurement dates of December 31, 2006 and 2005, respectively. A change in the expected return on plan assets can also have a significant effect on retirement plan expense. For example, a decrease of a quarter of a percentage point would increase U.S. pension expense by approximately $0.2 million and would change foreign pension plan expenses by lesser amounts.

Results of Operations

2006 Compared to 2005

        The following table summarizes certain financial data for 2006 and 2005:

	2006	2005	Change	% Change
	(dollars in thousands)
Net sales	$326,621	$289,925	$36,696	12.7%
Gross profit	100,151	90,283	9,868	10.9%
Income from operations	23,097	15,560	7,537	48.4%
Income before income taxes	18,516	11,845	6,671	56.3%
Net income	13,950	7,006	6,944	99.1%
Gross profit as % of net sales	30.7%	31.1%	(0.4)pts
Income from operations as % of net sales	7.1%	5.4%	1.7pts
Net income as % of net sales	4.3%	2.4%	1.9pts

        Net Sales.    Net sales were $326.6 million in 2006, compared to $289.9 million in 2005. The increase in net sales of $36.7 million, or 12.7%, included increases in all three sales regions, as shown below:

Sales to Customers in:	2006	2005	Change	% Change
	(dollars in thousands)
North America	$118,157	$105,851	$12,306	11.6%
Europe	127,507	116,723	10,784	9.2%
Asia & Other	80,957	67,351	13,606	20.2%

Total	$326,621	$289,925	$36,696	12.7%

        The North American sales increase of 11.6% was driven by market demand, primarily in turning and milling products. European sales were flat in the first half of the year, but grew 17.8% in the second half of the 2006 versus the same period in the prior year, resulting in 9.2% growth for the full year versus the previous year. Sales in Asia/Other grew at 20.2% as we continued to penetrate this market.

        Sales growth by product line was as follows: turning grew 36% with strong market demand for North American produced lathes; grinding grew 4% on the year with 16% growth in the second half of 2006; workholding grew at 3%; and milling increased by 1%, with significant growth in North America offset by declines in the rest of the world. Total milling had been constrained by manufacturing capacity with a Taiwanese contract manufacturer. As of January 2007, this supplier has expanded milling manufacturing capacity with a new production line.

        Under U.S. accounting standards, income statement items of foreign subsidiaries are translated into U.S. dollars at the average exchange rate during the periods presented. The net of these foreign currency transactions relative to the U.S. dollars had a favorable impact on sales of $1.4 million. Excluding the impact of foreign currency translation, sales for 2006 increased $35.3 million or 12.2%.

        The geographic mix of sales as a percentage of total net sales is shown in the table below:

Sales to Customers in:	2006	2005	Percentage Point Change
North America	36.2%	36.5%	(0.3)
Europe	39.0%	40.3%	(1.3)
Asia & Other	24.8%	23.2%	1.6

Total	100.0%	100.0%

        Machine sales represented 73.3% of 2006 net sales, as compared to 71.3% of 2005 net sales. Sales of non-machine products and services, primarily repair parts and accessories, made up the balance.

        Orders.    Our new orders rose 19.8% to $347.8 million in 2006 compared to $290.4 million in 2005, as shown in the table below:

Orders from Customers in:	2006	2005	Change	% Change
	(dollars in thousands)
North America	$124,652	$110,198	$14,454	13.1%
Europe	146,924	123,212	23,712	19.2%
Asia & Other	76,265	56,985	19,280	33.8%

Total	$347,841	$290,395	$57,446	19.8%

        The $57.4 million, or 19.8%, increase in new orders was driven by strength in all markets and growth in all product lines, demonstrating underlying strength in the industry.

        Gross Profit.    Gross profit was $100.2 million, or 30.7% of net sales in 2006, compared to $90.3 million, or 31.1% of net sales in 2005. The reduction in gross margin for 2006 resulted from differences in product mix, market mix and distribution channels.

        Selling, General and Administrative Expense.    Selling, general and administrative, or SG&A, expense for 2006 was $77.1 million, or 23.6% of net sales, compared to $74.7 million, or 25.8% of net sales, in 2005. The $2.4 million increase was primarily due to commission expenses of $1.4 million on higher volume, and $2.4 million, or a 3.2%, increase related to continued expansion of our sales and support functions to manage growth in worldwide operations. This was partially offset by a reduction in bad debt expense of $1.4 million for customer notes receivable provisions that did not reoccur to the same levels in 2006.

        Income from Operations.    Income from operations increased by 48.4% to $23.1 million, or 7.1% of net sales in 2006 from $15.6 million, or 5.4% of net sales in 2005 primarily due to the increased sales level.

        Interest Expense & Interest Income.    Interest expense includes interest payments under our credit facility, unrealized and realized gains or losses on our interest rate swap agreement and amortization of deferred financing costs associated with our credit facility.

        Interest expense in 2006 and 2005 was $5.3 million and $4.3 million, respectively. The increase was primarily due to higher average borrowings incurred to finance the purchase of the 49% minority interest in Hardinge Taiwan Limited, in December 2005, and the purchase of the technical information of the Bridgeport knee mill machine tool business in January 2006, as we reported in prior filings with the Securities and Exchange Commission.

        Interest income, primarily derived from previous years' internally financed customer sales, was $0.7 million in 2006 and $0.6 million in 2005.

        Income Tax Expense and Benefit.    Income tax expense in 2006 was $4.6 million compared to $2.4 million in 2005. The effective tax rate was 24.7% in 2006 and 20.0% in 2005. The increase in the effective rate was primarily due to the non-reoccurrence of the $0.4 million reduction in the tax valuation allowance in 2005 primarily in the United Kingdom as well as a change in the mix of profits by country. The 2006 effective tax rate was favorably affected by 3.7 percentage points due to a reduction in the tax rate at one of our Swiss entities. This reduction resulted in revaluing previous deferred taxes. The income tax expense fundamentally represents tax expense on profits in our foreign subsidiaries.

        There was no tax benefit recorded on losses in the U.S. and Canada in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). As specified in SFAS 109, we regularly review recent results and projected future results of our operations as well as other relevant factors, to reconfirm the likelihood that existing deferred tax assets in each tax jurisdiction would be fully recoverable. In the case of the U.S. operations, this recoverability had been based largely on the likelihood of future taxable income. At December 31, 2006, we had New York state investment tax credits of $4.4 million expiring at various dates through the year 2016. In addition, at December 31, 2006, we had U.S. and New York state net operating loss carryforwards of $21.7 million and $57.0 million, respectively, which expire from 2021 through 2026. We also have foreign net operating loss carryforwards of $3.0 million.

        Minority Interest In (Profit) of Consolidated Subsidiary.    Until December 27, 2005, we owned a 51% interest in Hardinge Taiwan Precision Machinery Limited, an entity that was recorded as a consolidated subsidiary. There was no minority interest reduction to consolidated net income in 2006, compared to a reduction of $2.5 million in 2005. This represented the minority stockholders' 49% share in the joint venture's net income.

        Net Income (Loss).    Net income for 2006 was $14.0 million or 4.3% of net sales, compared to $7.0 million, or 2.4% of net sales in 2005. Basic and diluted earnings per share for 2006 were $1.59 and $1.58, respectively, compared to basic and diluted earnings per share of $0.80 and $0.79 in 2005. The increase was the result of the factors described above.

2005 Compared to 2004

        The following table summarizes certain financial data for 2005 and 2004:

	2005	2004	Change	% Change
	(dollars in thousands)
Net sales	$289,925	$232,054	$57,871	24.9%
Gross profit	90,283	69,678	20,605	29.6%
Income from operations	15,560	12,494	3,066	24.5%
Income before income taxes	11,845	10,367	1,478	14.3%
Net income	7,006	4,392	2,614	59.5%
Gross profit as % of net sales	31.1%	30.0%	1.1% pts
Income from operations as % of net sales	5.4%	5.4%	0.0% pts
Net income as % of net sales	2.4%	1.9%	0.5% pts

        Net Sales.    Net sales were $289.9 million in 2005, an increase of $57.9 million or 24.9% compared to $232.1 million in 2004. Sales increased due to the addition of Bridgeport products, which were acquired in November 2004, and due to increased shipments of our other product lines. Sales of Bridgeport products were approximately $48.3 million in 2005 and $3.1 million in 2004 following the acquisition.

        The table below summarizes our 2005 net sales by geographical region, with comparisons to 2004. Net sales in all three geographical regions increased in 2005 as compared to 2004.

Sales to Customers in:	2005	2004	Change	% Change
	(dollars in thousands)
North America	$105,851	$93,272	$12,579	13.5%
Europe	116,723	93,017	23,706	25.5%
Asia & Other	67,351	45,765	21,586	47.2%

Total	$289,925	$232,054	$57,871	24.9%

        Sales to customers in North America, Europe and Asia/Other increased due to sales of the Bridgeport products in addition to increased sales of our other product lines.

        Under U.S. accounting standards, income statement items of foreign subsidiaries are translated into U.S. dollars at the average exchange rate during the periods presented. The net of these foreign currency translations relative to the U.S. dollar had a favorable impact on sales of $0.5 million. Excluding the impact of foreign currency translation, sales for 2005 increased $57.4 million or 24.7%.

        The geographic mix of sales as a percentage of total net sales is shown below:

Sales to Customers in:	2005	2004	Percentage Point Change
North America	36.5%	40.2%	(3.7%)
Europe	40.3%	40.1%	0.2%
Asia & Other	23.2%	19.7%	3.5%

Total	100.0%	100.0%

        Sales of machines accounted for approximately 71.3% of net sales for 2005, as compared to 70.2% of net sales in 2004. Sales of non-machine products and services consisted of workholding, repair parts, services and accessories.

        Orders:    Our orders by geographical region are below:

Orders from Customers in:	2005	2004	Change	% Change
	(dollars in thousands)
North America	$110,198	$100,636	$9,562	9.5%
Europe	123,212	91,895	31,317	34.1%
Asia & Other	56,985	63,147	(6,162)	(9.8)%

Total	$290,395	$255,678	$34,717	13.6%

        Orders for 2005 were $290.4 million, an increase of $34.7 million or 13.6% compared to $255.7 million in 2004. The increase was primarily due to orders for our new Bridgeport products, which were acquired in November 2004. Orders for the new Bridgeport products were $55.0 million in 2005 and $21.7 million in 2004.

        The increase in orders in North America and Europe was due to the Bridgeport products. Orders in the Asia/Other region decreased due to the acquisition of Bridgeport in November 2004. That acquisition resulted in the conversion of $13.6 million in orders from Bridgeport to Hardinge for the Asia/Other region, resulting in a one-time increase in new orders for 2004.

        Gross Profit.    Gross profit for 2005 was $90.3 million, an increase of $20.6 million or 29.6% compared to $69.7 million in 2004. The increased gross profit was primarily due to the increased net sales. In addition, gross profit percentage for 2005 was 31.1% of net sales compared to 30.0% of net sales in 2004. The increased gross profit percentage reflects changes in product mix and better utilization of manufacturing operations.

        Selling, General and Administrative Expense.    Selling, general and administrative, or SG&A, expense was $74.7 million, or 25.8% of net sales for 2005, an increase of $17.5 million or 30.6% compared to $57.2 million, or 24.6% of net sales, in 2004. The increase in SG&A for the full year included the following: $8.8 million was due to the addition of two new sales, service and technical centers located in the United Kingdom and Holland to support the Bridgeport acquisition, $0.8 million resulted from increased commission expense due to higher sales and $1.9 million was driven by increased promotional and support costs in China. Additionally, bad debt expense increased by $1.4 million. The increase was due to additional reserves for our customer notes receivables. Each quarter, we review the sufficiency of our allowance for bad debts, based upon our recent experience, prior years experience and the makeup and aging of our current accounts and notes receivables, and adjust the allowance for bad debts accordingly. We discontinued issuing notes in 2002. The remainder of the expense increase resulted primarily from expansion of our sales and support functions to manage the growth in worldwide operations.

        Income from Operations.    Income from operations was $15.6 million, or 5.4% of net sales for 2005, compared to $12.5 million, or 5.4% of net sales in 2004. The increase in income from operations is primarily due to the increase in net sales.

        Interest Expense & Interest Income.    Interest expense included interest payments under our credit facilities, realized gains or losses on the interest rate swap agreement and amortization of deferred financing costs associated with our credit facilities. Interest expense was $4.3 million for 2005 compared to $2.7 million in 2004. The increase was due to higher average borrowings, which is primarily attributable to the acquisition of the Bridgeport business, and an increase in working capital to support the increase in net sales. Interest income was $0.6 million in 2005 and $0.5 million in 2004.

        Income Tax Expense and Benefit.    Income tax expense was $2.4 million in 2005, compared to $3.5 million in 2004. The effective tax rate was 20.0% in 2005 and 34.2% in 2004. The decrease in the effective rate was due to non-cash reductions in certain income tax valuation allowances, primarily in the United Kingdom, and accruals of $1.1 million and to changes in the mix of profits in various countries, offset by not recording a tax benefit for losses in the U.S which resulted in an increase in our valuation allowance of $0.3 million. Our income tax expense primarily represented tax expense on profits in our foreign subsidiaries. There was no tax benefit recorded on losses in the U.S. in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). As specified in SFAS 109, we regularly review recent results and projected future results of our operations, as well as other relevant factors, to reconfirm the likelihood that existing deferred tax assets in each tax jurisdiction would be fully recoverable. In the case of the U.S. operations, this recoverability had been based largely on the likelihood of future taxable income.

        Minority Interest In (Profit) of Consolidated Subsidiary.    Until December 27, 2005, we had a 51% interest in Hardinge Taiwan Precision Machinery Limited, an entity that was recorded as a consolidated subsidiary. In 2005, $2.5 million of reductions in consolidated net income were recorded, compared to $2.4 million in 2004. This represents the minority stockholders' 49% share in the joint venture's net income. This elimination of the minority interest in this consolidated subsidiary was consistent in both years due to the comparable profits at that subsidiary's operations.

        Net Income.    Net income for 2005 was $7.0 million or 2.4% of net sales, compared to $4.4 million, or 1.9% of net sales in 2004. Basic earnings per share were $0.80 and diluted earnings per share were $0.79 for 2005, compared to $0.50 per basic and diluted earnings per share for 2004.

Liquidity and Capital Resources

        Our principal capital requirements are to fund our operations, including working capital, the purchase and funding of improvements to our facilities, machines and equipment and to fund acquisitions.

        At December 31, 2006, cash and cash equivalents were $6.8 million, compared to $6.6 million at December 31, 2005. The current ratio at December 31, 2006 was 3.22:1 compared to 2.65:1 at December 31, 2005.

Cash Flows from Operating Activities:

        Cash from operating activities was $6.7 million in 2006 compared to a use of funds of $5.8 million in 2005. This represents an increase in cash flows of $12.6 million.

        The table below shows the changes in cash flows from operating activities by component:

	Cash Flow from Operating Activities
	2006	2005	Change in Cash Flow
	(in thousands)
Cash provided by and (used in):
Net income	$13,950	$7,006	$6,944
Provision for deferred taxes	(43)	(1,734)	1,691
Depreciation and amortization	9,545	8,309	1,236
Accounts receivable	(3,698)	(5,846)	2,148
Inventories	(10,471)	(22,586)	12,115
Notes receivable	869	5,590	(4,721)
Other assets	(2,516)	(1,395)	(1,121)
Accrued expenses	(3,362)	2,176	(5,538)
Accounts payable	4,254	1,613	2,641
Minority interest	—	2,466	(2,466)
Other	(1,804)	(1,433)	(371)

Cash provided by (used in) operating activities	$6,724	$(5,834)	$12,558

        In 2006, cash was provided by net income, depreciation and amortization, notes receivable and accounts payable. Cash was used in provision for deferred taxes, accounts receivable, inventories, accrued expenses, other assets and other operating activities. Increased net income was due primarily to higher net sales. The increased receivables, inventory levels and accrued expenses were due to increased production and sales levels.

Cash Used In Investing Activities:

        The table below shows the changes in cash flows from investing activities by component:

	Cash Flow from Investing Activities
	2006	2005	Change in Cash Flow
	(in thousands)
Capital expenditures	$(3,591)	$(4,814)	$1,223
Purchase of minority interest in Hardinge Taiwan	(110)	(9,022)	8,912
Purchase of U-Sung, net of cash acquired	(5,071)	(1,419)	(3,652)
Purchase of Bridgeport kneemill technical information	(5,000)	—	(5,000)
Purchase of Other Assets	(2,043)	—	(2,043)

Net cash (used in) investing activities	$(15,815)	$(15,255)	$(560)

        Net cash used in investing activities was $15.8 million for 2006, compared to $15.3 million in 2005. Capital expenditures for 2006 were $3.6 million. Capital expenditures in 2006 included modest retooling, reconfiguration and replacement of manufacturing equipment.

        Capital expenditures for 2005 were $4.8 million. Capital expenditures for 2005 included leasehold improvement costs to outfit the new demonstration and technical center, which houses the activities of Bridgeport operations in the U.K and for routine replacements of other equipment.

        Cash used in investing activities during 2006 was primarily related to the $5.1 million payment for the purchase of U-Sung Co., Ltd., which owned the land and building previously leased by Hardinge Taiwan; the purchase of the technical information of the Bridgeport knee mill machine tool business in the first quarter of 2006 for $5.0 million; the purchase of other assets for $2.0 million and a payment of $0.1 million on the purchase of the 49% interest in Hardinge Taiwan which was acquired in the fourth quarter of 2005.

        Cash used in investing activities during 2005 included the purchase of 49% of the shares of Hardinge Taiwan for $9.0 million. Pursuant to a Joint Venture Agreement, we owned 51% of Hardinge Taiwan and other minority shareholders owned 49% of Hardinge Taiwan. On December 27, 2005, we purchased the remaining 49% of Hardinge Taiwan, making it a wholly owned subsidiary of ours.

        Cash used in investing activities during 2005 also included a partial payment for the purchase of U-Sung, Ltd. for $1.4 million, net of cash acquired. U-Sung owned the land and building in Nan Tou City, Taiwan that was occupied and previously leased by Hardinge Taiwan.

Cash Provided by Financing Activities:

        Net cash provided by financing activities for 2006 and 2005 are summarized in the table below:

	Cash Flow from Financing Activities
	2006	2005	Change in Cash Flow
	(in thousands)
Cash provided by and (used in)
Borrowings on long-term debt	$9,651	$23,364	$(13,713)
Borrowings on short term notes payable	105,625	63,002	42,623
Repayments on short term notes payable	(105,198)	(61,716)	(43,482)
Net (purchases) sales of treasury stock	(40)	232	(272)
Payments of dividends	(1,237)	(1,064)	(173)

Cash provided by financing activities	$8,801	$23,818	$(15,017)

        Cash provided by financing activities was $8.8 million for 2006, compared to $23.8 million for 2005. Debt, including notes payable, provided cash of $10.1 million in 2006 compared to $24.7 million in 2005. The additional debt level was due to the increase in working capital to support increased sales and the purchases of U-Sung Co., Ltd. and the technical information of the Bridgeport knee mill machine tool business. Payment of dividends used $1.2 million in 2006 compared to $1.1 million in 2005. In December 2006, we increased our dividend payout to $0.05 per share for the fourth quarter compared to $0.03 per share paid in the first three quarters of 2006 and all four quarters of 2005.

        In January 2005, we negotiated a revised loan agreement with a group of U.S. banks and amended our existing agreements. The amended agreement provided for a revolving loan facility allowing for borrowing of up to $40.0 million through January 2010 and a term loan of $30.0 million with quarterly principal payments of $1.2 million through December 2006 and quarterly principal payments of $1.3 million from March 2007 through March 2011. These loans were secured by substantially all of our U.S. assets, other than real estate, and a pledge of 65% of our investment in our major subsidiaries. Interest charged on this debt was based on LIBOR plus a spread that varied depending on our debt to EBITDA ratio. A variable commitment fee of 0.175% to 0.375%, based on our debt to EBITDA ratio, was payable on the unused portion of the revolving loan facility.

        In December 2005, we executed an amendment to the loan agreement described above which provided us with an additional $20.0 million on the revolving loan facility. This amendment was a temporary facility and in June 2006 the expiration was extended to December 29, 2006. This amendment was arranged through the same bank group as the original facility discussed above. It also had the same security and similar financial covenants as provided under the loan agreements described above. At December 31, 2005, the outstanding balance on the amended revolving loan facility was $30.9 million. At December 31, 2005, the outstanding balance on the term loan was $25.2 million.

        In November 2006, we executed our Second Amended and Restated Revolving Credit and Term Loan Agreement. The amendment increased the revolving loan facility from $40.0 million to $70.0 million with a portion of the increase used to pay off the temporary facility described above. The amendment also increased the permitted debt to EBITDA ratio for certain portions of the term of the facility, lowered the variable commitment fee and borrowing rates at certain debt to EBITDA ratios and provided for permitted annual acquisitions up to a certain amount. Additionally, mandatory prepayment of the term loans upon equity issuance and the fixed charge coverage ratio were both eased. Other terms and conditions remained essentially the same as the prior agreement. At December 31, 2006, the outstanding balance on the amended revolving loan facility was $43.2 million. At December 31, 2006, the outstanding balance on the term loan was $20.4 million.

        We have an $8.0 million unsecured short-term line of credit from a bank with interest based on the prime rate. At December 31, 2006, the outstanding balance on this line was $0.6 million. There was no outstanding balance on this line at December 31, 2005. The agreement is negotiated annually and requires no commitment fee.

        We maintain a $1.6 million standby letter of credit, which expires March 31, 2008, for potential liabilities pertaining to self-insured workers compensation exposure. This standby letter of credit is renewed annually. Additionally, we had various bank guarantees totaling $4.2 million at December 31, 2006.

        Our Kellenberger AG subsidiary maintains a loan agreement with a Swiss bank providing for borrowing of up to 7.5 million Swiss francs, which was equivalent to approximately $6.2 million at December 31, 2006. This agreement is secured by the real property owned by Kellenberger. At December 31, 2006, borrowings under this facility were $2.9 million. At December 31, 2005, borrowings under this facility were $5.7 million.

        During 2005, Kellenberger entered into an amended unsecured overdraft facility with a commercial bank that permitted borrowings of up to 7.5 million Swiss Francs, which was equivalent to approximately $6.2 million at December 31, 2006. This replaced the previous overdraft facility that permitted borrowing of up to 6.5 million Swiss Francs. These lines provide for interest at competitive short-term interest rates and carry no commitment fees on unused funds. At December 31, 2006 the outstanding balance under this facility was $0.3 million. At December 31, 2005, there were no borrowings outstanding under this facility.

        Our HTT subsidiary maintains a loan agreement with a Swiss bank providing for borrowings of up to 4.0 million Swiss Francs, which was equivalent to approximately $3.3 million at December 31, 2006. This agreement is secured by real property owned by HTT. There were no borrowings under this agreement at December 31, 2006. Borrowings under this agreement were $1.5 million at December 31, 2005.

        HTT also maintains an unsecured overdraft facility with a commercial bank that permits borrowings of up to 8.8 million Swiss Francs, which was equivalent to approximately $7.2 million at December 31, 2006. This line provides for interest at competitive short-term interest rates and carries no commitment fees on unused funds. Borrowings under this line were $3.7 million and $2.3 million at December 31, 2006 and December 31, 2005 respectively.

        Our Hardinge Machine Tools, Ltd. subsidiary maintains an overdraft facility that allows for borrowing up to 0.4 million pounds sterling, which was equivalent to approximately $0.7 million at December 31, 2006. There were no borrowings under this facility at December 31, 2006 or 2005. Hardinge Machine Tool, Ltd. also has a mortgage agreement with total remaining loan balances of $1.6 million and $1.5 million, at December 31, 2006 and 2005, respectively.

        In June 2006, our Taiwan subsidiary negotiated a mortgage loan with a bank secured by the real property owned by the Taiwan subsidiary which provides borrowings up to 180.0 million Taiwan dollars, which was equivalent to approximately $5.5 million. At December 31, 2006 borrowings under this agreement were $5.2 million. Principal on the mortgage loan is repaid quarterly in the amount of 4.5 million Taiwan dollars, which was equivalent to approximately $0.1 million.

        Certain of these debt agreements require, among other things, that we maintain specified levels of tangible net worth, working capital, and specified ratios of debt to EBITDA, and EBITDA minus capital expenditures to fixed charges.

        These facilities, along with other short-term credit agreements, provide for access of up to $128.8 million. Based on our most restrictive covenants, we had actual additional borrowing availability of $37.0 million at December 31, 2006. Total consolidated outstanding borrowings at December 31, 2006 were $77.9 million.

        We were in compliance with all covenants at December 31, 2006 and 2005.

        We expect to use all of the net proceeds from this offering to pay down indebtedness under our U.S. credit facilities.

        We conduct some of our manufacturing, sales and service operations from leased space, with lease terms up to 20 years, and use certain data processing equipment under lease agreements expiring at various dates. Rent expense under these leases totaled $2.2 million, $3.0 million and $2.0 million, during the years ended December 31, 2006, 2005 and 2004, respectively.

        The following table shows our future commitments in effect as of December 31, 2006:

	2007	2008	2009	2010	2011	There- after	Total
	(in thousands)
Debt payments	$10,283	$8,628	$5,758	$48,933	$658	$3,601	$77,861
Operating lease obligations	1,750	889	629	505	372	824	4,969
Purchase commitments	13,093	—	—	—	—	—	13,093
Standby letters of credit and bank guarantees	5,862	—	—	—	—	—	5,862

        We believe that the currently available funds and credit facilities, along with internally generated funds, will provide sufficient financial resources for ongoing operations throughout 2007.

Off Balance Sheet Arrangements

        We do not have any off balance sheet arrangements.

Market Risk

        Our earnings are affected by changes in short-term interest rates as a result of our floating interest rate debt. However, due to our purchase of interest rate swap agreements, the effects of interest rate changes are limited. If market interest rates on debt subject to floating interest rates were to have increased by 2% over the actual rates paid in the years ended December 31, 2006 and 2005, interest expense would have increased by $1.6 million and $1.0 million, respectively, after considering the effect of the interest rate swap agreements. These amounts are determined by considering the impact of hypothetical interest rates on our borrowing cost and interest rate swap agreements.

        Our operations consist of manufacturing and sales activities in foreign jurisdictions. We currently manufacture our products in the United States, Switzerland, Taiwan and China using production components purchased internationally, and sell the products in those markets as well as other worldwide markets. Our U.S. parent company purchases grinding machines manufactured in Switzerland by our two Swiss subsidiaries. Likewise, our U.S. parent company purchases machining centers and other machines manufactured in Taiwan by our owned Taiwanese subsidiary and other Taiwanese manufacturers. Our subsidiaries in the United Kingdom, Germany, Switzerland and Canada sell products in local currency to customers in those countries. Our Taiwanese subsidiary sells products to foreign purchasers in U.S. dollars. As a result of these sales in various currencies and in various countries of the world, our financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we distribute our products. Our operating results are exposed to changes in exchange rates between the U.S. dollar, Canadian dollar, United Kingdom pound sterling, Swiss franc, Euro, Taiwan Dollar, and Japanese yen. To mitigate the short-term effect of changes in currency exchange rates on our functional currency based purchases and sales, we occasionally hedge by entering into foreign exchange forward contracts for amounts less than our projected three to six months of such purchase and sales transactions.

New Accounting Standards

        On January 1, 2006 we adopted Statement of Financial Accounting Standards No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4" (SFAS 151). This statement amends ARB No. 43, Chapter 4, Inventory Pricing, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges. Additionally, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS 151 did not have a material impact on the consolidated financial statements.

        On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" (SFAS 123R), which required us to measure all employee stock-based compensation awards using a fair value method and record the related expense in the financial statements. We elected to use the modified prospective transition method, which requires that compensation cost be recognized in the financial statements for all awards granted after the date of adoption as well as for existing awards for which the requisite service has not been rendered as of the date of adoption and requires that prior periods not be restated. All periods presented prior to January 1, 2006 were accounted for in accordance with Accounting Principles Board Opinion No. 25,

"Accounting for Stock Issued to Employees" (APB No. 25). Accordingly, no compensation cost was recognized for fixed stock options prior to January 1, 2006 because the exercise price of the stock options equaled the market value of our common stock at the date of grant, which is the measurement date. See Note 1 to the Consolidated Financial Statements for more information regarding the implementation of SFAS 123R at F-15.

        In July 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes," an interpretation of FASB Statement No. 109 "Accounting for Income Taxes." FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have evaluated the impact of FIN 48 and it is not expected to have a significant impact on our consolidated results of operations and financial condition.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in applying generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on our consolidated results of operations and financial condition.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An amendment of FASB Statements No. 87, 88, 106, and 132(R)" (SFAS 158). SFAS 158 requires an employer to recognize the funded status of each defined benefit post employment plan on the balance sheet. The funded status of all over funded plans are aggregated and recognized as a non-current asset on the balance sheet. The funded status of all under funded plans are aggregated and recognized as a current liability, a non-current liability, or a combination of both on the balance sheet. A current liability is the amount by which the actuarial present value of benefits included in the benefit obligation payable in the next 12 months exceeds the fair value of plan assets, and is determined on a plan-by-plan basis. SFAS 158 also requires the measurement date of a plan's assets and its obligations to be the employer's fiscal year-end date. All of the plans consolidated within this disclosure already complied with the December 31, 2006 measurement date except for the U.S. Pension Plan. We early adopted this requirement and changed the measurement date for our domestic Pension Plan from September 30, 2006 to December 31, 2006. The 2006 net periodic benefit cost was determined using the alternative transition method outlined in paragraph 19 of SFAS 158. Under this approach, the 2006 periodic benefit cost was set equal to twelve-fifteenths of the net periodic benefit cost determined for the period October 1, 2005 through December 31, 2006. The remaining three-fifteenths of the net periodic benefit cost for the period October 1, 2005 through December 31, 2006 was charged as a $0.5 million reduction to retained earnings. This measurement date change resulted in a liability reduction of $2.2 million. Additionally, SFAS 158 requires an employer to recognize changes in the funded status of a defined benefit post employment plan in the year in which the change occurs. SFAS 158 is effective for us as of December 31, 2006. The incremental effect of applying FAS 158 to our Consolidated Balance Sheet as of December 31, 2006 was to increase non-current deferred tax assets by $1.2 million and retirement-related liabilities by $13.1 million and to decrease accumulated other comprehensive income (loss) by $11.9 million. See Note 10 to the Consolidated Financial Statements for more information regarding the implementation of SFAS 158 at F-27.

OUR BUSINESS

Business Overview

        We are a global designer, manufacturer and distributor of machine tools, specializing in precision computer controlled material-cutting machines. Our products include turning machines, grinding machines, milling machines and machine tool accessories. We also provide our customers with a comprehensive range of repair parts and support services for our machines as well as workholding and industrial products for machine tools produced by other manufacturers. We have been a manufacturer of industrial-use turning machines since 1890. We supply a full range of machine tools including high precision, mid-range and baseline products. We believe that our commitment to product quality, innovation and customer support has established us as a leader in the markets we serve. We believe that our brands are recognized throughout the world and that our products are known for their accuracy, reliability, durability and value. In 2006, we generated net sales, net income and EBITDA of $326.6 million, $14.0 million and $32.6 million, respectively. For our definition of EBITDA and a reconciliation of EBITDA to our operating income and cash flow from operations, see the notes to "Summary Consolidated Financial Information" in this prospectus supplement.

        We sell our products in most of the world's industrial markets, including the United States, China, the United Kingdom, Germany, Switzerland, Russia, France, Italy and Canada. In 2006, we generated approximately 36% of our net sales in North America, 39% in Europe and 25% in Asia/Other. Our customers include metalworking manufacturers that make parts for a variety of industries as well as end-users in a wide range of industries including aerospace, automotive, transportation, construction equipment, defense, energy, farm equipment, fiber optics, medical equipment, recreational equipment and telecommunications. We market our machine tools through a combination of direct salespeople, distributors, agents and manufacturers' representatives.

        We have established a global operations infrastructure with manufacturing, sales, and support facilities in North America, Europe and Asia. We manufacture a vast majority of the products that we sell. In 2006, we supplied 44%, 26% and 30% of the sales value of our products from the United States, Europe and Asia, respectively. We source components, sub-assemblies, assemblies and products for our equipment from a broad array of suppliers around the world.

        The mailing address and telephone number of our principal executive offices are One Hardinge Drive, Elmira, New York 14902-1507 and (607) 734-2281. Our website is www.hardinge.com. Information contained on our website is not a part of this prospectus supplement.

Our Industry

        Machine tools play a critical role in an industrial economy. Machine tools are generally defined as machines that manufacture parts, components or end products by either cutting or forming material using a variety of processes. Manufacturers use machine tools to increase the productivity and improve the quality of a manufacturing process, making machine tools an essential element in modern manufacturing operations.

        According to Metalworking Insiders Report, the global market for machine tools, excluding replacement parts and accessories, was approximately $56.7 billion in 2006, representing an increase of approximately 7% over 2005. North America, Europe and Asia accounted for approximately 16%, 31% and 49%, respectively, of 2006 worldwide consumption of machine tools. With respect to machine tool manufacturing, North America, Europe and Asia accounted for 8%, 42% and 48%, respectively, of 2006 worldwide production. Machine tool manufacturers are currently benefiting from a number of macroeconomic and industry-specific trends, including the following:

  •
  An economic expansion in global manufacturing, which increases machine tool demand;

  •
  A shrinking supply of skilled machinists available for manufacturers, increasing demand for more automated machines that require less attention from machinists;

  •
  The need for manufacturers in developed markets to improve productivity and reduce labor content in order to remain globally competitive with manufacturers operating in low-cost countries;

  •
  The need to replace older machines that have become technologically obsolete or lack needed capabilities; and

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  Increasing demand for machine tools from less developed regions of the world as they expand their local manufacturing industries to serve both export markets and domestic consumption.

        According to Metalworking Insiders Report, material-cutting machine tools represent the vast majority of total production in the machine tool market, accounting for over 73% of the machine tools produced in the world in 2006. Material-cutting machine tools utilize a process in which a part or finished product, which we refer to as a work-piece, is generated or shaped by either rotating a toothed cutter against the work-piece or rotating the work-piece and moving a cutting tool against the work-piece. Material-cutting machine tools range from highly engineered and automated computer controlled machines to basic, general-purpose machines.

        Computer controlled machines, also known as CNC machines, are able to precisely shape parts by using computer hardware and software to control the cutting process. The software provides instructions to the machine to move a cutting tool according to a pre-programmed path and instructions for the specific work-piece. Most computer controlled machine tools are equipped with automatic tool changers or other mechanisms which allow several different cutting tools to be used in a programmed sequence on the same work-piece without having to remove the work-piece from the machine, thereby significantly reducing labor costs.

Our Competitive Strengths

        We believe we enjoy a number of key competitive strengths that differentiate us from our competitors and support our market positions, including:

        Recognized Industry Leader.    We believe that we have a leading market position in North America for high precision material-cutting machine tools in the market segments we serve. Furthermore, our efforts to increase our product offerings and expand our manufacturing and sales operations in Europe and Asia have significantly contributed to growing our international market share. We have built our leading market position by maintaining and strengthening our reputation for superior products and customer support services that we have developed since our inception in 1890. We have developed our reputation by manufacturing products that, we believe, are well known for accuracy, reliability, durability and value and for providing customers with a comprehensive range of support services and aftermarket accessories. Our product brands are among the strongest in the market segments in which we compete, with the Hardinge brand known for turning and workholding, the Bridgeport brand known for milling and the Hauser, Tripet, Tschudin and Kellenberger brands known for grinding.

        Comprehensive Product and Service Offerings.    Our broad range of product and service offerings includes material-cutting machines for turning, milling and grinding applications, as well as essential machine tool accessories, repair parts and support services for the aftermarket. In the past decade, we have successfully assembled a comprehensive range of products which are well-known and well-respected brands in the market today. We have built our product offering through a combination of internally developed products, acquisitions, investments, partnerships and license agreements.

        We believe that our commitment to offering a complete line of products for our customers is what differentiates us from most other suppliers in the machine tool market. Our product line ranges from basic, cost-effective baseline machines to machines that are technically advanced. This allows our customers to source products from us regardless of whether price or performance is the primary driver in their buying decision. Over the past 15 years, there has been a shift in customer preference to add capacity by purchasing lower priced baseline machines in order to avoid the large upfront costs associated with purchasing more expensive high precision machines. We will continue to expand our machine tool lines to offer premier products spanning the baseline to the high precision categories, strengthening our position as a one-stop shop for machine tools.

        Diversified Global Customer Base and Distribution Network.    We have established a customer base that is highly diversified across a broad range of end-user markets and geographic regions. In 2006, our largest customer accounted for less than 5% of our net sales. Our customers, and the end-users served by customers using our products, operate in a variety of industries, including aerospace, automotive, transportation, construction equipment, defense, energy, farm equipment, fiber optics, medical equipment, recreational equipment, and telecommunications. In 2006, approximately 36%, 39% and 25% of our net sales were to customers in North America, Europe and Asia/Other, respectively. We believe that the end-user market and geographic diversity of our customer base significantly reduces our exposure to risks associated with customer concentration and adverse conditions in a particular end-user market or geographic region.

        We have also established a global distribution network with operations in most of the key machine tool markets of the world. We have distribution facilities in the United States, Switzerland, China, the United Kingdom, Germany, Taiwan, Canada and the Netherlands. These operations support a worldwide network of direct salespeople, distributors, agents and manufacturers' representatives. This global coverage enables us to receive prompt customer feedback and meet the specific needs of each market.

        Global Engineering, Manufacturing and Sourcing Presence.    We have established a global engineering, manufacturing and sourcing presence, with facilities in the United States, Switzerland, Taiwan and China. Our geographically diverse presence is critical because it provides localized product, manufacturing and sourcing knowledge. In addition, we leverage our operations expertise by entering into strategic alliances and partnerships worldwide with other manufacturers from which we source components, sub-assemblies, assemblies and products. These relationships provide us access to additional products and technologies, enhance our manufacturing capacity and help us maintain an efficient cost structure.

        Track Record of Successful Acquisitions and Strategic Investments.    We have a demonstrated capability to successfully identify, evaluate, complete and integrate external growth opportunities throughout the world. Since our initial public offering in 1995, we have made acquisitions and other strategic investments in Switzerland, the United Kingdom, Taiwan, the Netherlands, Canada and China. We have successfully integrated these operations and product lines into our operations. A key factor in this success has been our ability to achieve a high level of management retention at the acquired businesses, which facilitates the integration process and provides for continuity of operations.

        Disciplined Cost Structure and Strong Financial Position.    We have a long-standing emphasis on prudent control of our operating expenses and operating cash flows and over the past six years have focused on streamlining our business through the implementation of lean manufacturing principles. This has resulted in sustainable cost structure improvements. We are in a position to leverage the fixed portion of our infrastructure expenses against higher volumes during periods of increased demand, such as the current economic expansion in many key world markets. We believe this approach will result in increased growth and profitability. Our commitment and attention to generating strong operating profits and ongoing cash flow, while managing our financial leverage, should enable us to maintain our financial condition through economic cycles. Furthermore, our financial condition has positioned us to take advantage of growth opportunities through a combination of internal product development, acquisitions, investments and partnerships.

        Highly Experienced and Proven Management Team.    Our senior management combines executives who have extensive operating experience in the machine tool industry with executives who have proven track records in other manufacturing sectors. On average, our senior management team has in excess of 20 years of machine tool experience. In addition, we have a talented, experienced and dedicated mid-level management group throughout our global organization. We believe that the vision, strength and experience of our management team were largely responsible for our ability to emerge profitably from the machine tool industry downturn in the United States from 1998 to 2003. In addition, our management team has realigned our businesses to operate and compete on a global basis.

Our Business Strategy

        Our vision is to be one of the premier providers of material-cutting solutions by offering a comprehensive range of products and support services for customers around the world. In addition to continuing to focus on our current markets, we will continue to identify and pursue diversification opportunities that will enable us to leverage our core competencies in design and manufacturing, our well-developed sales and distribution infrastructure and our strong market position and brands into new geographic markets, new machine tool product offerings and new industries. We believe that achieving these objectives will enable us to maximize the value that we provide to our shareholders and customers, provide growth opportunities and reduce our exposure to business and market risk associated with specific product lines, end-user markets and geographic regions. In order to achieve our objectives, we are pursuing a strategy based on the following elements:

        Diversify and Expand Product Offerings and Markets Served.    We are leveraging our position in the markets we currently serve to capitalize on the continued growth in the machine tool industry, as global manufacturers look to proactively retool their factories to increase capacity, automation and productivity, limit labor content and achieve cost savings. We seek to differentiate ourselves from our competition through well-balanced product offerings that range from baseline to higher priced, high precision machine tool alternatives, combined with workholding and industrial products and comprehensive support services. We believe we offer the broadest range available from any single supplier in the world of turning, milling and grinding machines for manufacturing small to medium-sized work-pieces. We will continue to expand our machine tool product offerings while at the same time expanding the products we offer in our workholding and industrial product lines. Currently our sales efforts for workholding and industrial products are primarily focused in North America and the United Kingdom. Through internal product development, acquisitions and partnerships, we will seek to expand into new workholding and industrial products that are more associated with European machines that are sold throughout the world. These new products will give us the product platform to successfully expand our workholding and accessory business into other global markets. Expansion of our workholding and industrial products business will help reduce our exposure to normal business cycles for machine tool consumption. In conjunction with diversifying our product offerings, we plan to continue expanding our customer base and geographic markets through a combination of internal and strategic initiatives. The current fragmented state of the global machine tool industry presents an opportunity for targeted acquisitions that will increase our product offerings and facilitate our growth in selected machine tool markets.

        Exploit our Technology Advantage to Introduce New Product Offerings.    We will continue to develop premier products and technology that support a wide range of customer requirements for turning, milling, grinding, workholding and industrial products that push the current barriers of precision machining for production applications. Our know-how in the high precision market allows us to design and manufacture mid-range precision and baseline products that we believe outperform the competition from a capability perspective. We will continue to introduce products that incorporate leading-edge industrial technology for a variety of cutting and grinding applications, while at the same time providing cost competitive baseline products that serve those customers more focused on price during their buying decision.

        Capitalize on and Expand Global Manufacturing and Sourcing Capabilities.    Our strong manufacturing capabilities and low-cost product sourcing will continue to be the driving force of our future growth. We believe our Taiwan production facility is one of the premier machine tool manufacturing facilities in Asia and currently has the capacity to increase production. We plan to continue investing in our manufacturing operations in both Taiwan and China to further leverage our existing operations and supply chain network. We will further capitalize on our supply chain by directly sourcing products from China and Taiwan into our operations in the United States. and Switzerland for assembly and value-added engineering. We will continue to identify and invest in opportunities to further utilize and develop our global manufacturing capabilities and market presence. This may include further manufacturing expansion in Asian and European markets or as potential entries into specific markets such as India and Brazil.

        Leverage Global Sales and Support Capabilities.    The global deployment of machine tools and their increasing complexity have elevated the importance of the sales, distribution and support services network to be an integral part of the customer experience. Our sales and support services network interfaces with our customers to help them become more competitive by providing solutions-based alternatives to increase productivity and reduce costs. This also reduces customer costs by decreasing machine downtime. Our strong customer support results in improved levels of customer satisfaction. We will continue to use a combination of direct and indirect sales and service organizations to ensure our customers receive the high level of sales and support services they require both before and after their purchase.

        Maintain Focus on Operational Efficiency and Reducing Costs.    We are committed to the implementation of lean management processes, including streamlining production processes and incorporating a cellular approach to allow for greater flexibility; outsourcing the manufacture of various non-core product components when appropriate; increasing supplier partnering; and improving infrastructure processes to reduce costs. By continuously implementing process improvements to reduce operating costs and improve efficiencies, we expect to continue to support profitable growth and asset utilization.

        Pursue Strategic Diversification Initiatives.    We continue to evaluate opportunities to extend our long-standing electro-mechanical competencies by making acquisitions or other investments outside the machine tool industry. We intend to leverage these core engineering and manufacturing competencies by designing, producing, assembling and testing components or modules for customers in industries outside of our traditional machine tool markets. Machine tools are highly complex electro-mechanical assemblies, and the core design and manufacturing technologies we possess will allow us to become a key partner for businesses associated with other industries. This should provide opportunities to increase and diversify the utilization of our existing plants as well as to provide opportunities to expand into new industries where we can leverage our core competencies.

Our Acquisition History

        We have achieved our growth through a combination of internal initiatives and continuous improvements as well as through a series of successful acquisitions and strategic investments. Our management has substantial experience in the acquisition and integration of businesses and development of strategic relationships. Our management team has demonstrated the ability to identify, evaluate, complete and integrate acquisition and joint venture opportunities throughout the world. A key factor in this success has been the high level of management retention at the acquired businesses, which facilitates the integration process and provides for continuity of operations. These complementary acquisitions and joint ventures have provided us with:

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  Strong market positions and brand names in the machine tool industry;

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  A broad product line covering turning, milling and grinding machines, ranging from baseline products to high precision machines that are among the most technically advanced products available in the market today;

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  Further diversification of our end-user markets and a broader base of machine tool customers;

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  Key facilities and infrastructure to support our continued growth;

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  Significant scale and low cost manufacturing operations in Taiwan and China;

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  Experienced management teams and key personnel; and

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  Continued growth in sales, operating income and cash flow from operations.

        In 2005, we completed the buyout of the minority interest in Hardinge Taiwan Precision Machinery, Ltd. and in 2006 purchased the associated building and land where Hardinge Taiwan operates. Hardinge Taiwan was established in 1999 through the formation of a majority owned joint venture and allowed us to establish a greenfield manufacturing site focused on implementing an efficient and high quality manufacturing operation utilizing modern manufacturing principles. Today, Hardinge Taiwan is a premier machine tool manufacturer in Taiwan. This buyout has permitted us to better leverage the engineering, manufacturing and sourcing expertise that exists in Hardinge Taiwan to support our other manufacturing operations around the world. Utilizing the expertise in Hardinge Taiwan, we will establish an Asian sourcing center to serve our worldwide manufacturing operations and lower the cost of our components and assemblies.

        In 2004, we purchased the intellectual property rights and certain assets associated with worldwide machine tool operations of Bridgeport International. The Bridgeport brand has long been associated with milling products and this investment provided us with a premier product brand recognized throughout the world as a supplier of high-quality, high-performance milling products.

        In 2002, we began manufacturing Bridgeport knee mills pursuant to a license arrangement. Under this arrangement, we assumed the responsibility for the manufacture and distribution of Bridgeport knee mills, parts and support service functions for both the knee mills and machining centers in North America. This arrangement further expanded our milling product line and allowed us to better utilize our U.S. manufacturing facility. In 2006, we exercised an option under the license to purchase the intellectual property and technical information associated with the Bridgeport knee mill, eliminating our obligation to make royalty payments.

        In 2004, we expanded our manufacturing operations in Shanghai, China, with a focus on increasing both our Chinese manufacturing capability and capacity. We began selling in China in the early 1980's through an agent. In 1996, we established Hardinge Machine (Shanghai) Co. Ltd., giving us a direct foothold in the China market for product support and a platform to assemble machine tools in China for sales into this strategic market. In 2001, we established Hardinge China, Limited as a direct sales and service support organization in China by acquiring the personnel and technical assets from our long-term agent. This organization provided the base to support significant growth in our sales, technical support and service organization within China. We believe that, in order to continue long-term growth in the China market, businesses must manufacture their products within China. Our expanded manufacturing facility, along with the enhancement of our local manufacturing capabilities, positions us to continue our growth in this key market.

        Our 1995 acquisition of L. Kellenberger & Co. AG in St. Gallen, Switzerland provided our entry into the grinding business. This acquisition fulfilled two strategic initiatives: expansion of our product line and expansion of geographic presence in terms of sales and manufacturing. We followed this with the acquisition of Hauser Tripet Tschudin AG in Biel, Switzerland in 2000. This acquisition further expanded our capabilities and presence in the grinding segment as well as our sales and manufacturing presence in Europe, with virtually no overlap with Kellenberger.

        Our history of identifying and successfully executing on acquisition opportunities, as well as our proven capability to integrate acquisitions, positions us to take advantage of future external growth opportunities as they arise. Upon completion of the offering and application of the net proceeds to reduce our U.S. revolving line of credit borrowings as described under "Use of Proceeds," substantially all of our $70 million revolving line of credit will be available to fund future acquisitions and strategic investments.

Our Products

        We supply high precision computer controlled material-cutting turning machines, grinding machines, machining centers and accessories related to those machines. We believe our products are known for their accuracy, reliability, durability and value.

        We have been a manufacturer of industrial-use turning machine tools since 1890. Turning machines, or lathes, are power-driven machines used to remove material from either bar stock or a rough-formed part by moving multiple cutting tools against the surface of a part rotating at very high speeds in a spindle mechanism. The multi-directional movement of the cutting tools allows the part to be shaped to the desired dimensions. On parts produced by our machines, those dimensions are often measured in millionths of inches.

        Grinding is a machining process in which a part's surface is shaped to closer tolerances with a rotating abrasive wheel or tool. Grinding machines can be used to finish parts of various shapes and sizes. The grinding machines of our Kellenberger subsidiary are used to grind the inside and outside diameters of cylindrical parts. Such grinding machines are typically used to provide a more exact finish on a part that has been previously partially completed on a lathe. The grinding machines of Kellenberger, which are manufactured in both computer and manually controlled models, are generally purchased by the same type of customers as other Hardinge equipment and further our ability to be a sole source supplier for our customers.

        Our Kellenberger precision grinding technology is complemented by the Hauser, Tripet, Tschudin grinding brands. Hauser machines are jig grinders used to make demanding contour components, primarily for tool and mold-making applications. Tripet and Tschudin product technology is focused on the specialized grinding of cylindrical parts when the customer requires high volume production. Our Tschudin and Tripet machines are generally equipped with automatic loading and unloading mechanisms for the part being machined. These loading and unloading mechanisms significantly reduce the level of involvement a machine operator has to perform in the production process.

        Machining centers cut material differently than a turning machine. These milling machines are designed to remove material from stationary, prismatic, or box-like, parts of various shapes with rotating tools that are capable of milling, drilling, tapping, reaming and routing. Machining centers have mechanisms that automatically change tools based on commands from a built-in computer control without the assistance of an operator. Machining centers are generally purchased by the same customers who purchase turning machines. We supply a broad line of machining centers addressing a range of sizes, speeds and powers.

        Our machines tools are generally computer controlled and use commands from an integrated computer to control the movement of cutting tools, grinding wheels, part positioning, and in the case of turning and grinding machine tools, the rotation speeds of the part being shaped. The computer control enables the operator to program operations such as part rotation, tooling selection and tooling movement for a specific part and then store that program in memory for future use. The machine tools are able to produce parts while left unattended when connected to automatic bar-feeding, robotics equipment, or other material handling devices designed to supply raw materials and remove machined parts from the machine.

        New products are critical to our growth plans. We gain access to new products through internal product development, acquisitions, joint ventures, license agreements and partnerships. Products are introduced each year to both broaden our product offering and to take advantage of new technologies available to us. These technologies generally allow our machines to run at higher speeds and with more power, thus increasing their efficiency. Customers routinely replace old machines with newer machines that can produce parts faster and with less time to set up the machine when converting from one type of part to another. Generally, our machines can be used to produce parts from all of the standard ferrous and non-ferrous metals, as well as plastics, composites and other materials.

        We believe that our commitment to offering a complete line of products for our customers is what differentiates Hardinge from most other suppliers in the machine tool market. Our product line ranges from basic, cost-effective machines to machines that are technically advanced. This allows our customers to source products from us regardless of whether their focus is on price or performance.

        On many of our machines, multiple options are available which allow customers to customize their machines to their specific operating performance and cost objectives. We produce machines for stock with popular option combinations for immediate delivery, as well as design and produce machines to specific customer requirements. In addition to our machines, we provide the necessary tooling, accessories and support services to assist customers in maximizing their return on investment.

        The sale of repair parts is important to our business. Certain parts on machines wear over time or break through misuse. Customers will buy parts from us throughout the life of the machine, which is generally measured in multiple years. There are thousands of machines in operation in the world for which we provide repair parts and, in many cases, the parts are available exclusively from us.

        In addition, we offer an extensive line of workholding, toolholding and other industrial support products, which may be used on both our machines and those produced by others. We consider our company to be a leader in the design and manufacture of workholding devices for turning equipment. In addition to our traditional products, we are expanding our range of industrial products that are utilized on milling machines.

        We offer various warranties on our equipment and consider post-sales support to be a critical element of our business. Warranties on machines typically extend for twelve months after purchase. Services provided include operation and maintenance training, in-field maintenance and in-field repair. We offer these post sales support services on a paid basis throughout the life of the machine.

Sales, Marketing and Distribution

        We sell our products in most of the industrialized markets around the world, including the United States, China, England, Germany, Switzerland, Russia, France, Italy and Canada. In 2006, we generated approximately 36% of our net sales in North America, 39% in Europe and 25% in Asia/Other. Our customers include metalworking manufacturers that make parts for a variety of industries, as well as end-users in a wide range of industries including aerospace, automotive, transportation, construction equipment, defense, energy, farm equipment, fiber optics, medical equipment, recreational equipment, and telecommunications. We market our machine tools in most areas of the world through a combination of distributors, agents and, manufacturers' representatives. In certain areas of the United States, Canada, China, Germany and the United Kingdom, we use a direct sales force. Generally, when distributors are used to sell our machine products they have exclusive rights to sell our machines in a defined geographic area.

        Certain of our distributors operate independent businesses, purchase machine tools and non-machine products from us at discounted prices and maintain inventories of these products and spare parts for their customers, while other agents only sell machine tools on our behalf and receive commissions on sales. Our commission or discount schedule is adjusted to reflect the level of pre-sale and after-market support offered by our distributor or agent. Our direct sales personnel earn a fixed salary plus commission based upon a percentage of net sales.

        Sales through distributors are made only on standard commercial open account terms and are not included in our financing programs discussed below. Distributors take title to products upon shipment from our facilities and do not have any special return privileges.

        In the past, we provided financing terms of up to seven years for qualified end-user customers to purchase our products, primarily in the United States and Canada. These contracts were backed by liens and security agreements. We discontinued providing financing in 2002 and began outsourcing long-term customer financing to third party leasing companies. We occasionally offer special interest rates to customers as part of our marketing efforts. The amount of the charge from the third party financing company for these special programs is treated as a discount to sales at the time of the sale. There are no repurchase or remarketing agreements with these third parties. We continue to offer long-term financing at some of our foreign operations in selected situations.

        Our non-machine products are mainly sold in the United States through telephone orders to a toll-free "800" telephone number and our internet website. In most cases, we are able to package and ship in-stock tooling and repair parts within 24 hours of receiving orders. We can package and ship items with heavy demand within several hours. In other parts of the world, these products are generally sold through distributor arrangements associated with machine sales.

        We promote recognition of our products in the marketplace through advertising in trade publications and participation in industry trade shows. In addition, we market our non-machine products through publication of general catalogues and other targeted catalogues, which we distribute to existing and prospective customers. We have a substantial presence on the internet at www.hardinge.com where customers can obtain information about our products and place orders for workholding products.

        A substantial portion of our sales are to metalworking manufacturers, which in turn sell machined parts to their industrial customers. Industries we directly and indirectly serve include aerospace, automotive and transportation, construction equipment, defense, energy, farm equipment, fiber optics, medical equipment, recreational equipment, and telecommunications.

        In 2006, 2005, 2004 and 2003 no single customer accounted for more than 6% of our consolidated sales.

Competitive Conditions

        In our industry, the barriers to entry for competition vary based on the level of product performance required. For the products with the highest performance in terms of accuracy and productivity, the barriers are generally technical in nature. For basic products, often the barriers are not technical; they are tied to effective sales, distribution and support required by customers. Another significant barrier in the global machine tool industry is the high level of working capital that is required to operate the business in terms of inventory and accounts receivable.

        We compete in the various segments of the machine tool market within the products of turning, milling, grinding and workholding. We compete with numerous vendors in each market segment we serve. The primary competitive factors in the marketplace for our machine tools are reliability, price, delivery time, service and technological characteristics. Our management considers our segment of the industry to be highly competitive. There are many manufacturers of machine tools in the world. They can be categorized by the size of material their products can machine and the precision level they can achieve. For our high precision, multi-tasking turning and milling equipment, competition comes primarily from companies such as Mori-Seiki, Mazak, Nakamura Tome, and Okuma which are based in Japan, and DMG, which is based in Germany. Competition in our more standard turning and milling equipment, including our baseline products, comes to some degree from those companies as well as Hyundai, Kia and Daewoo, which are based in South Korea, Haas and Fadal, which are based in the United States, and several smaller Taiwanese and Korean companies. Our cylindrical grinding machines compete primarily with Studer, a Swiss company owned by Korber Schleifring in Germany, Voumard, based in Switzerland, and Toyoda and Shigia, which are based in Japan. Our Hauser jig grinding machines compete primarily with Moore, which is based in the United States, and some Japanese suppliers. Our accessories products compete with many smaller companies.

        The overall number of our competitors providing product solutions serving our market segments may increase. Also, the composition of competitors may change as we broaden our product offerings and the geographic markets we serve. As we expand into new market segments, we will face competition not only from our existing competitors but from other competitors as well, including existing companies with strong technological, marketing and sales positions in those markets. In addition, several of our competitors may have greater resources, including financial, technical and engineering resources, than we do.

Sources and Availability of Components

        We manufacture and assemble our lathes and related products at our Elmira, New York plant. The Kellenberger grinding machines and related products are manufactured at our St. Gallen, Switzerland plant and HTT products are produced at our Biel, Switzerland facility. We produce machining centers and lathes at both Hardinge Taiwan in Nan Tou, Taiwan and Hardinge Machine (Shanghai) Co. in Shanghai, China. We manufacture products from various raw materials, including cast iron, sheet metal and bar steel. Although a number of our operations are highly integrated, we purchase a number of components, sub-assemblies, assemblies and products from outside suppliers, including the computer and electronic components for our computer controlled lathes, grinding machines and machining centers. There are multiple suppliers for virtually all of our raw material, components, sub-assemblies, assemblies and products and we have not experienced a serious supply interruption in past years. We did experience supply constraints with a Taiwanese contract manufacturer for milling products. This was remedied in January 2007 as a result of the contract manufacturer's relocation to a new facility providing additional capacity.

        A major component of our computer controlled machines is the computer and related electronics package. We purchase these components for our lathes and machining centers primarily from Fanuc Limited, a large Japanese electronics company and Heidenhain, a Germany control supplier. We supply controls from Siemens, another German control manufacturer, on certain machine models in our line of machining centers. We also offer Heidenhain and Fanuc controls on our grinding machines. While we believe that design changes could be made to our machines to allow sourcing from several other existing suppliers, and we occasionally do so for special orders, a disruption in the supply of the computer controls from one of our suppliers could cause us to experience a substantial disruption of our operations, depending on the circumstances at the time. We purchase parts from these suppliers under normal trade terms. There are no agreements with these suppliers to purchase minimum volumes per year.

Research and Development

        Our ongoing research and development program involves creating new products, modifying existing products and redesigning existing products to add both new functionality and reduce the cost of manufacturing. Our research and development departments throughout the world are staffed with experienced design engineers with varying levels of education, from technical through doctoral degrees.

        The worldwide cost of our research and development, all of which has been charged to cost of goods sold, amounted to $9.8 million, $9.1 million and $7.9 million, in 2006, 2005, and 2004, respectively.

Patents

        Although we hold several patents with respect to certain of our products, we do not believe that our business is dependent to any material extent upon any single patent or group of patents.

Seasonal Trends and Working Capital Requirements

        Our business, and that of the machine tool industry in general, is cyclical. It is not subject to significant seasonal trends. However, our quarterly results are subject to fluctuation based on the timing of our shipments of machine tools, which are largely dependent upon customer delivery requirements. Traditionally, we have experienced reduced activity during the third quarter of the year, largely as a result of vacations scheduled at our U.S. and European customers' plants and our policy of closing our New York and Switzerland facilities for two weeks during July and August. As a result, our third-quarter net sales, income from operations and net income typically have been the lowest of any quarter during the year.

        The ability to deliver products within a short period of time is an important competitive criterion. We must have inventory on hand to meet customers' delivery expectations, which for standard machines typically are between immediate to four week deliveries. Meeting this requirement is especially difficult with products made in Taiwan, where delivery often is extended due to ocean travel times, depending on the location of the customer. This creates a situation where we must have inventory of finished machines available in our major markets.

        We deliver many of our machine products within one to two months after the order. Some orders, especially multiple machine orders, are delivered on a turnkey basis with the machine or group of machines configured to make certain parts for the customer. This type of order often includes the addition of material handling equipment, tooling and specific programming. In those cases the customer usually observes and inspects the parts being made on the machine at our facility before it is shipped and the timing of the sale is dependent upon the schedule of the customer. Therefore, sales from quarter to quarter can vary depending upon the timing of those customers' acceptances and the significance of those orders.

        Also, we feel it is important, where practical, to provide readily available replacement parts for the machines we sell. We carry inventory at levels to meet these customer requirements.

Backlog

        At December 31, 2006, our order backlog was $99.6 million. Orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year may be materially affected by the timing of our receipt of orders and the speed with which those orders are filled. We do not believe backlog is a useful measure of past performance or indicative of future results.

Governmental Regulations

        We believe that our current operations and our current uses of property, plant and equipment conform in all material respects to applicable laws and regulations.

Environmental Matters

        Our operations are subject to extensive federal, state, local and foreign laws and regulations relating to environmental matters.

        Certain environmental laws can impose joint and several liability for releases or threatened releases of hazardous substances regardless of fault or the lawfulness of the original activity or disposal. Activities at properties owned by us and on adjacent areas have resulted in environmental issues.

        In particular, our Elmira, New York manufacturing facility is located within the Kentucky Avenue Wellfield on the National Priorities List of hazardous waste sites designated for cleanup by the United States Environmental Protection Agency ("EPA") because of groundwater contamination. The Kentucky Avenue Wellfield site encompasses an area of approximately three square miles which includes sections of the Town of Horseheads and the Village of Elmira Heights in Chemung County, New York. In February 2006, we received a Special Notice Concerning a Remedial Investigation and Feasibility Study for the Koppers Pond portion of the Kentucky Avenue Wellfield site. The EPA has documented the release and threatened release of hazardous substances into the environment at the Kentucky Avenue Well Field Superfund site, including releases into and in the vicinity of the Koppers Pond (the "Pond"). The hazardous substances, including metals and polychlorinated biphenyls, have been detected in sediments in the Pond.

        A substantial portion of the Pond is located on our property. We, along with Beazer East, Inc., the Village of Horseheads, the Town of Horseheads, the County of Chemung, CBS Corporation, and Toshiba America, Inc. (the "PRPs"), have agreed to voluntarily participate in the Remedial Investigation and Feasibility Study ("RI and FS") by signing an Administrative Settlement Agreement and Order on Consent on September 29, 2006. On September 29, 2006, the Director of Emergency and Remedial Response Division of the EPA, Region II, approved and executed the Agreement on behalf of the EPA. The PRPs also signed a PRP Member Agreement, agreeing to share the cost of the RI and FS study on a per capita basis. The cost of the RI and FS has been estimated to be between $250,000 and $800,000. The PRPs are currently developing the model for the RI and FS with the consultant that they have retained.

        Until receipt of this notice, we had never been named as a potentially responsible party at the site or received any requests for information from the EPA concerning the site. Environmental sampling on our property within this site under supervision of regulatory authorities has identified off-site sources for such groundwater contamination and sediment contamination in the Pond and has found no evidence that our property is contributing to the contamination. Since the RI and FS has not commenced, we have not established a reserve for any potential costs relating to this site, as it is too early in the process to determine our responsibility or to estimate any potential costs to remediate. We have notified insurance carriers and are actively cooperating with them, but whether coverage will be available has not yet been determined and possible insurance recovery cannot now be estimated with any degree of certainty.

        Although we believe, based upon information currently available to management, that, except as described in the preceding paragraphs, we will not have material liabilities for environmental remediation, it is possible that future remedial requirements or changes in the enforcement of existing laws and regulation, which are subject to extensive regulatory discretion, will result in material liabilities to us.

Our Facilities

        Pertinent information concerning our significant properties is as follows:

Location	Type of Facility	Acreage (Land) Square Footage (Building)
Owned Properties
Horseheads, New York	Manufacturing, Engineering, Turnkey Systems, Marketing, Sales, Demonstration, Service and Administration	80 acres 515,000 sq. ft.
St. Gallen, Switzerland	Manufacturing, Engineering, Turnkey Systems, Marketing, Sales, Demonstration, Service and Administration	8 acres 162,924 sq. ft.
Nan Tou, Taiwan	Manufacturing, Engineering, Marketing, Sales, Service, Demonstration and Administration	3 acres 123,204 sq. ft.
Biel, Switzerland	Manufacturing, Engineering, Turnkey Systems	4 acres 41,500 sq. ft.
Exeter, England	Sales, Marketing, Demonstration, Service, Turnkey Systems and Administration	2 acres 27,500 sq. ft.
Location	Type of Facility	Square Footage	Lease Expiration Date
Leased Properties
Elmira, New York	Warehouse	55,999 sq. ft.	3/31/09
Shanghai, China	Product Assembly, Marketing, Engineering, Turnkey Systems, Sales, Service, Demonstration and Administration	53,529 sq. ft.	2/28/09
Biel, Switzerland	Engineering, Marketing, Sales, Service, and Administration	44,369 sq. ft.	6/30/08
Horseheads, New York	Warehouse	40,000 sq. ft.	12/31/07
Leicester, England	Sales, Marketing, Engineering, Turnkey Systems, Demonstration, Service, and Administration	30,172 sq. ft.	1/31/15
St. Gallen, Switzerland	Manufacturing	14,208 sq. ft.	8/02/11

Raamsdonksveer, Netherlands	Sales, Service, Demonstration and Administration	10,226 sq. ft.	9/15/11
Krefeld, Germany	Sales, Service, Demonstration and Administration	10,172 sq. ft.	7/31/10
Coventry, England	Storage	2,906 sq. ft.	8/29/09
Santa Ana, California	Sales	2,900 sq. ft.	7/31/07
Xian, China	Sales	1,913 sq. ft.	8/31/07
Chongqing, China	Sales	947 sq. ft.	10/23/07
Beijing, China	Sales	1,399 sq. ft.	2/29/08

Employees

        As of December 31, 2006 we employed 1,457 persons, 612 of whom were located in the United States. None of our employees are covered by collective bargaining agreements. We believe that relations with our employees are good.

Foreign Operations and Export Sales

        Information related to foreign and domestic operations and sales is included in the notes to our consolidated financial statements. We believe that our major manufacturing subsidiaries operate in countries in which the economic climate is relatively stable.

        Our strategy has been to diversify our sales and operations geographically so that the impact of economic trends in different regions can be balanced. The rapid growth in the manufacturing activity in Asia has been significant to our growth over the past few years.

OUR MANAGEMENT

        We believe that our management team is one of our competitive strengths. Our Board of Directors has seven members and is divided into three classes, with directors in each class serving a three-year term. The following table sets forth the names and ages of our officers and directors, as well as the positions held by those persons:

Name	Age	Position
J. Patrick Ervin	50	Chairman of the Board, President, Chief Executive Officer
Mitchell I. Quain	55	Director
Kyle H. Seymour	46	Director
John J. Perrotti	46	Director
Daniel J. Burke	66	Director
J. Philip Hunter	64	Director and Secretary
Douglas A. Greenlee	59	Director
Charles R. Trego, Jr.	56	Senior Vice President and Chief Financial Officer
Douglas C. Tifft	52	Senior Vice President, Administration

        J. Patrick Ervin.    Our Chief Executive Officer since May 1, 2001; our Chairman of the Board since January 1, 2003, and our President since April 2000; formerly our Chief Operating Officer, Executive Vice President—Operations, and Senior Vice President—Manufacturing, Engineering and Marketing.

        Mitchell I. Quain.    Senior Director of ACI Capital Corp.; former Chairman of Register.com, Inc., an internet services provider, 2002 to 2005; Vice Chairman of ABN AMRO from which he retired in November 2001, having been with predecessor companies since 1997; currently Director, Magnetek, Inc., Strategic Distribution, Inc., Titan International, Inc. and ACI Capital Corp.; member of the Compensation Committee and the Investment Committee of our Board of Directors.

        Kyle H. Seymour.    Chairman, President and Chief Executive Officer with Xtek, Inc. since February 2002; Senior Vice President, UNOVA Corporation from May 2000 to February 2002; President, Cincinnati Machine Division of UNOVA Corporation from October 1998 to May 2000; Chairman of the Compensation Committee and member of the Audit Committee of our Board of Directors.

        John J. Perrotti.    President and Chief Executive Officer of Gleason Corporation since July 2005; President and Chief Operating Officer from January 2005 to July 2005; Executive Vice President and Chief Financial Officer from March 2002 to December 2004; prior thereto Vice President—Finance and Treasurer; Chairman of the Audit Committee and member of the Investment Committee of our Board of Directors.

        Daniel J. Burke.    President and Chief Executive Officer, Swift Glass Co., Inc., a fabricator of glass component parts; Lead Director, Chairman of the Nominating and Governance Committee and member of the Audit and Investment Committees of our Board of Directors.

        J. Philip Hunter.    Retired partner at Sayles & Evans, a law firm; Secretary of the Company; member of the Investment Committee of our Board of Directors.

        Douglas A. Greenlee.    Coordinator Life Skills of Way Station, Inc. since May 2003; formerly Owner, Harpers Ferry Wood Products; Attorney and Certified Public Accountant; Chairman of the

Investment Committee and member of the Nominating and Governance Committee of our Board of Directors.

        Charles R. Trego, Jr.    Our Senior Vice President and Chief Financial Officer since October, 2005; Chief Financial Officer of Latham International, a manufacturing firm, from 2003 to 2005; Chief Financial Officer of Rich Products Corporation, a multinational food products manufacturer and marketer, from 1989 to 2003.

        Douglas C. Tifft.    Our Senior Vice President—Administration since April 2000; our Vice President—Administration from 1998 to 1999; our Vice President—Employee Relations since 1988; various other positions with our company from 1978 through 1988.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement between us and Jefferies & Company, Inc., as representative of the several underwriters, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to each named underwriter, the number of our common shares set forth opposite its name in the following table.

Underwriter	Number of Shares
Jefferies & Company, Inc
J.P. Morgan Securities Inc.

Total	1,650,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares offered by us are subject to the satisfaction of some conditions. The underwriters are obligated to purchase all of the shares offered, if any of the shares are purchased, other than the shares covered by the over-allotment option described below. The underwriting agreement also provides that, in the event of a default by an underwriter, in some circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters propose to offer our common shares directly to the public at the public offering price set forth on the cover of this prospectus supplement and to some dealers at that price less a concession not in excess of $                      per share. The underwriters may allow, and those dealers may reallow, a discount not in excess of $                       per share to other dealers. After this offering, the public offering price, the concession to selected dealers and reallowance to other dealers may be changed by the underwriters.

        We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to 247,500 additional shares at the public offering price less the underwriting discount set forth on the cover of this prospectus supplement. The underwriters may exercise this option solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares proportionate to that underwriter's initial purchase commitment as indicated in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 247,500 additional shares.

	Per Share	Total Without Exercise of Option	Total With Full Exercise of Option
Public offering price
Underwriting discounts and commissions payable by us
Proceeds to us before expenses

        We estimate the total expenses payable by us in connection with the offering, excluding underwriting discounts and commissions, will be approximately $450,000.

        This offering of our common shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of the shares of our common stock in whole or in part.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make because of any of those liabilities.

        We, our executive officers and our directors have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares either owned as of the date of this prospectus supplement or thereafter acquired without the prior written consent of Jefferies & Company, Inc. However, Jefferies & Company, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. This 90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period. The period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We have been advised by the representative of the underwriters that, in accordance with Regulation M, some persons participating in this offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market.

        A "syndicate covering transaction" is a bid for or the purchase of shares on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with this offering. The underwriters may create a short position by making short sales of our shares and may purchase shares in the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales can either be "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in this offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. If the underwriters create a syndicate short position, they may choose to reduce or "cover" that short position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in "syndicate covering transactions." The underwriters must close out any naked short position by purchasing shares in the open market. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares through the over-allotment option.

        A "stabilizing bid" is a bid for the purchase of shares on behalf of the underwriters for the purpose of fixing or maintaining the price of our common shares. A "penalty bid" is an arrangement that permits the representative to reclaim the selling concession from an underwriter or syndicate member when shares sold by such underwriter or syndicate member are purchased by the representative in a stabilizing or syndicate covering transaction and, therefore, have not been effectively placed by the underwriter or syndicate member.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the market price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be conducted on the NASDAQ Global Select Market or otherwise.

        In connection with this offering, the underwriters may also engage in passive market making transactions in our common shares on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our common shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

        The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is a lender under our U.S. revolving credit facility and our U.S. term loan facility. A portion of the proceeds from this offering will be used to repay borrowings under our revolving credit facility. Because more than 10% of the net proceeds of this offering will be paid to affiliates of the underwriters, this offering is being conducted pursuant to Conduct Rule 2710(h) of the National Association of Securities Dealers, Inc., or the NASD.

LEGAL MATTERS

        The validity of the issuance of our common shares to be sold in this offering and other legal matters related to this offering will be passed upon for us by Phillips Lytle LLP, Buffalo, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Jones Day, New York, New York.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements and schedule and management's assessment are incorporated herein by reference in reliance upon Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the common shares covered by this prospectus supplement; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any exhibit furnished under Item 9.01(c) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K:

          1.     Our Annual Report on Form 10-K for the year ended December 31, 2006.

          2.     Our Current Report on Form 8-K filed on February 27, 2007 under Item 5.02.

          3.     The description of our common shares contained in our Registration Statement on Form S-2 (SEC file No. 33-91644), filed with the SEC on May 11, 1995.

        We have also filed a registration statement on Form S-3 with the SEC, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and about our common stock.

        Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement.

        We will provide to you, without charge, upon your written or oral request, a copy of any or all of the documents that we incorporate by reference, including exhibits. Please direct requests to: Kelly R. Baker, Treasurer, Hardinge Inc., One Hardinge Drive, P.O. Box 1507, Elmira, NY 14902, telephone (607) 734-2281.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC's web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.hardinge.com. Our website is not part of this prospectus supplement.

HARDINGE INC. AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS
December 31, 2006

Report of Ernst & Young, LLP, Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
of Hardinge Inc.

        We have audited the accompanying consolidated balance sheets of Hardinge Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hardinge Inc. and Subsidiaries at December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the consolidated financial statrements, on January 1, 2006, the Company changed its method of accounting for stock based compensation. In addition, as discussed in Note 10 to the consolidated financial statements, on December 31, 2006, the Company changed its method of accounting for defined benefit pension and other postretirement benefits.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Hardinge Inc.'s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2007 expressed an unqualified opinion thereon.

                      /s/  ERNST & YOUNG LLP

Buffalo, New York
March 15, 2007

HARDINGE INC. and SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$6,762	$6,552
Accounts receivable, net	73,149	67,559
Notes receivable, net	4,930	4,060
Inventories	132,834	117,036
Deferred income tax	747	744
Prepaid expenses	9,216	6,921

Total current assets	227,638	202,872
Property, plant and equipment:
Land and buildings	62,850	60,200
Machinery, equipment and fixtures	104,812	102,057
Office furniture, equipment and vehicles	9,092	8,704

	176,754	170,961
Less accumulated depreciation	112,702	104,640

Net property, plant and equipment	64,052	66,321
Other assets:
Notes receivable	1,983	3,683
Deferred income taxes	246	455
Intangible pension asset	—	247
Other intangible assets	11,849	7,438
Goodwill	19,110	17,699
Other	5,782	1,561

	38,970	31,083

Total assets	$330,660	$300,276

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	December 31,
	2006	2005
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$31,462	$26,454
Notes payable to bank	4,525	3,803
Deferred purchase price of acquisitions	—	5,129
Accrued expenses	22,542	19,920
Accrued pension liability	—	2,375
Accrued income taxes	3,640	3,223
Deferred income taxes	2,717	2,592
Current portion of long-term debt	5,758	12,955

Total current liabilities	70,644	76,451
Other liabilities:
Long-term debt	67,578	50,356
Accrued pension liability	26,814	19,731
Deferred income taxes	1,673	2,646
Accrued postretirement benefits	2,414	5,985
Derivative financial instruments	433	1,709
Other liabilities	3,995	4,405

	102,907	84,832
Shareholders' equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; issued—none
Common stock, $.01 par value:
Authorized shares—20,000,000;
Issued shares—9,919,992 at December 31, 2006 and 2005	99	99
Additional paid-in capital	59,741	60,387
Retained earnings	116,438	104,219
Treasury shares—1,083,117 at December 31, 2006 and 1,063,287 shares at December 31, 2005	(13,916)	(13,697)
Accumulated other comprehensive loss	(5,253)	(11,029)
Deferred employee benefits	—	(986)

Total shareholders' equity	157,109	138,993

Total liabilities and shareholders' equity	$330,660	$300,276

HARDINGE INC. and SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2006	2005	2004
	(In Thousands Except Per Share Data)
Net sales	$326,621	$289,925	$232,054
Cost of sales	226,470	199,642	162,376

Gross profit	100,151	90,283	69,678
Selling, general and administrative expense	77,054	74,723	57,184

Income from operations	23,097	15,560	12,494
Interest expense	5,294	4,284	2,660
Interest (income)	(713)	(569)	(533)

Income before income taxes and minority interest in (profit) of consolidated subsidiary	18,516	11,845	10,367
Income taxes	4,566	2,373	3,542
Minority interest in (profit) of consolidated subsidiary	—	(2,466)	(2,433)

Net income	$13,950	$7,006	$4,392

Per share data:
Basic earnings per share:
Weighted average number of common shares Outstanding	8,770	8,761	8,745

Basic earnings per share	$1.59	$0.80	$0.50

Diluted earnings per share:
Weighted average number of common shares Outstanding	8,809	8,822	8,773

Diluted earnings per share	$1.58	$0.79	$0.50

Cash dividends declared per share	$0.14	$0.12	$0.03

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2006	2005	2004
	(In Thousands)
Operating activities
Net income	$13,950	$7,006	$4,392
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,545	8,309	8,980
Provision for deferred income taxes	(43)	(1,734)	(420)
Minority interest	—	2,466	2,433
Unrealized foreign currency transaction loss	(1,229)	(1,490)	(722)
Changes in operating assets and liabilities:
Accounts receivable	(3,698)	(5,846)	(17,470)
Notes receivable	869	5,590	975
Inventories	(10,471)	(22,586)	(9,102)
Other assets	(2,516)	(1,395)	(2,118)
Accounts payable	4,254	1,613	10,670
Accrued expenses	(3,362)	2,176	(4,239)
Accrued postretirement benefits	(575)	57	63

Net cash provided by (used in) operating activities	6,724	(5,834)	(6,558)
Investing activities
Capital expenditures	(3,591)	(4,814)	(5,861)
Purchase of minority interest in Hardinge Taiwan	(110)	(9,022)	—
Purchase of U-Sung, net of cash acquired	(5,071)	(1,419)	—
Purchase of intangible assets and goodwill	—	—	(7,317)
Purchase of Bridgeport kneemill technical information	(5,000)	—	—
Purchase of other assets	(2,043)	—	—

Net cash (used in) investing activities	(15,815)	(15,255)	(13,178)
Financing activities
Borrowings under short-term notes payable to bank	105,625	63,002	32,590
Repayments to short-term notes payable to bank	(105,198)	(61,716)	(30,620)
Increase in long-term debt	9,651	23,364	17,579
Net (purchases) sales of treasury stock	(40)	232	(347)
Dividends paid	(1,237)	(1,064)	(265)

Net cash provided by financing activities	8,801	23,818	18,937
Effect of exchange rate changes on cash	500	(366)	249

Net increase (decrease) in cash	210	2,363	(550)
Cash and cash equivalents at beginning of year	6,552	4,189	4,739

Cash and cash equivalents at end of year	$6,762	$6,552	$4,189

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

(Dollars in thousands)

	Common Stock	Additional Paid-in	Retained Earnings Capital	Treasury Stock	Accumulated Other Comp. Income (Loss)	Deferred Employee Benefits	Total Shareholders' Equity
Balance at December 31, 2003	$99	$60,586	$94,150	$(13,843)	$(393)	$(1,513)	$139,086
Comprehensive Income
Net income			4,392				4,392
Other comprehensive income (loss)
Pension liability					(1,097)		(1,097)
Foreign currency translation adjustment					9,263		9,263
Unrealized gain on cash flow hedge					707		707
Unrealized (loss) on net investment hedge					(2,250)		(2,250)

Comprehensive income							11,015

Dividends declared			(265)				(265)
Shares issued pursuant to long-term incentive plan		(10)		49		(40)	(1)
Shares forfeited pursuant to long-term incentive plan		0		(16)		16
Amortization (long-term incentive plan)						512	512
Net purchase of treasury stock		(38)		(309)			(347)

Balance at December 31, 2004	$99	$60,538	$98,277	$(14,119)	$6,230	$(1,025)	$150,000
Comprehensive Income
Net income			7,006				7,006
Other comprehensive income (loss)
Pension liability					(4,842)		(4,842)
Foreign currency translation adjustment					(15,874)		(15,874)
Unrealized gain on cash flow hedge					824		824
Unrealized (loss) on net investment hedge					2,633		2,633

Comprehensive income							(10,253)

Dividends declared			(1,064)				(1,064)
Shares issued pursuant to long-term incentive plan		(20)		694		(674)
Shares forfeited pursuant to long-term incentive plan		0		(763)		308	(455)
Amortization (long-term incentive plan)						405	405
Net purchase of treasury stock		(131)		491			360

Balance at December 31, 2005	$99	$60,387	$104,219	$(13,697)	$(11,029)	$(986)	$138,993

Comprehensive Income
Net income			13,950				13,950
Other comprehensive income (loss)
Pension liability					8,800		8,800
Foreign currency translation adjustment					9,764		9,764
Unrealized gain on cash flow hedge					(48)		(48)
Unrealized (loss) on net investment hedge					(796)		(796)

Comprehensive income							31,670

Cumulative effect of adoption of SFAS 123R		(986)				986	0
Dividends declared			(1,237)				(1,237)
Change in measurement date for U.S. Pension Plan			(494)				(494)
Cumunlative effect of implementing SFAS 158 (net of tax)			0		(11,944)		(11,944)
Shares issued pursuant to long-term incentive plan		(45)		45			0
Shares forfeited pursuant to long-term incentive plan		167		(266)			(99)
Amortization (long-term incentive plan)		259					259
Net purchase of treasury stock		(41)		2			(39)

Balance at December 31, 2006	$99	$59,741	$116,438	$(13,916)	$(5,253)	$0	$157,109

HARDINGE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

1.    Significant Accounting Policies

Nature of Business

        Hardinge Inc. (the "Company") is a machine tool manufacturer, which designs and manufactures computer-numerically controlled cutting lathes, machining centers, grinding machines, collets, chucks, index fixtures and other industrial products. Sales are primarily to customers in North America, Europe, and Asia. A substantial portion of the Company's sales are to small and medium-sized independent job shops, which in turn sell machined parts to their industrial customers. Industries directly and indirectly served by the Company include: aerospace, automotive, construction equipment, defense, energy, farm equipment, medical equipment, recreational equipment, telecommunications, and transportation.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. In December of 2005, the Company purchased the minority interest in the Hardinge Taiwan subsidiary and now all of the Company's subsidiaries are wholly owned. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents are highly liquid investments with an original maturity of three months or less at the date of purchase. The fair value of the Company's cash and cash equivalents approximates carrying amounts due to the short maturities.

Accounts Receivable

        The Company performs periodic credit evaluations of the financial condition of its customers. The Company in the past offered financing terms of up to seven years for its customers in the United States and Canada and filed a lien against the equipment purchased under those terms. A description of that financing is included in Notes Receivable below. No collateral is required for sales made on open account terms. Letters of credit from major banks back the majority of sales in the Asian region. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base. The Company considers trade accounts receivable to be past due when in excess of 30 days past terms, and charges off uncollectible balances when all collection efforts have been exhausted.

        The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts was $1.0 million and $1.2 million at December 31, 2006 and 2005, respectively. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would result in additional expense to the Company.

Notes Receivable

        In the past, the Company provided long-term financing for the purchase of its equipment by qualified end-user customers in North America. In 2002, the Company replaced the internal program by offering lease programs from selected established equipment lease financing companies in the U.S. and Canada. Before that change, customer financing was generally offered for a term of up to seven years, with the Company retaining a security interest in the purchased equipment and filing appropriate liens. The amount of notes receivable outstanding was $6.9 million and $7.7 million at December 31, 2006, and December 31, 2005, respectively. These amounts are net of bad debt allowances of $1.6 million and $3.8 million at December 31, 2006 and 2005, respectively. In the event of a customer default and foreclosure, it is the practice of the Company to recondition and resell the equipment. It has been the Company's experience that such equipment resales have realized most, but not all, of the remaining contract value. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its note customers to make required payments.

        The Company previously sold a substantial portion of its underlying customer notes receivable to various financial institutions. The remaining outstanding balance of all notes sold, as of December 31, 2006 and December 31, 2005 was $0.5 million and $2.4 million, respectively. Recourse against the Company from default of most of the notes included in the sales is limited to 10% of the then outstanding balance of the underlying notes. The Company retained no rights to any retained interest in these notes and surrendered ultimate control over the notes. There are no repurchase or remarketing agreements with these third parties.

Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consist of prepaid insurance, prepaid real estate taxes, prepaid software license agreements, and security deposits on certain inventory purchases. Prepayments are expensed on a straight-line basis over the corresponding life of the underlying asset.

Inventories

        Inventories are stated at the lower of cost (computed in accordance with the first-in, first-out method) or market. Elements of cost include materials, labor and overhead.

        The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company's forecasted usage to their estimated net realizable value. The Company estimates the net realizable value of such inventories based on analyses and assumptions including, but not limited to, historical usage, future demand and market requirements. Reductions to the carrying value of inventories are recorded in cost of goods sold. If future demand for the Company's products is less favorable than the Company's forecasts, inventories may be required to be reduced, which would result in additional expense to the Company.

Reserve for Obsolete Inventory

	Years Ended December 31
	2006	2005	2004
	(in thousands)
Balance at Beginning of Period	$14,391	$18,735	$17,889
Provision	2,600	(615)	1,404
Less deductions	3,535	3,729	558

Balance at End of Period	$13,456	$14,391	$18,735

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Major additions, renewals or betterments are capitalized to property accounts. Maintenance and repairs are expensed to operations as incurred. The cost of assets retired, sold or otherwise disposed of and the related accumulated depreciation is eliminated from the accounts at the time of disposal and any resultant gain or loss is credited or included as a component of income from operations.

        Depreciation expense is computed on the straight-line and accelerated methods over their estimated useful lives. Total depreciation expense on property, plant and equipment was $8.5 million, $8.1 million, and $8.3 million for 2006, 2005 and 2004, respectively. The depreciable lives of the Company's fixed assets vary according to their estimated useful lives and generally are: 40 years for buildings, 12 years for machinery, 10 years for patterns, tools, jigs, and furniture and fixtures, and 5 years for office and computer equipment.

Goodwill and Intangibles

        The Company accounts for goodwill and intangibles in accordance with Statements of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 provides that goodwill and other separately recognized intangible assets with indefinite lives are no longer amortized, but reviewed at least annually for impairment. Intangible assets that are determined to have a finite life will continue to be amortized over their estimated useful lives and are also subject to review for impairment.

        Other intangible assets include the value of the name, trademarks and copyrights associated with the former worldwide operations of Bridgeport, which were acquired in November 2004. The Company uses the Bridgeport brand name on all of its machining center lines, and therefore, the asset has been determined to have an indefinite useful life. No instances of impairment were noted on the Company's goodwill and other intangible assets for the years ended December 31, 2006, 2005 and 2004. Footnote 3 provides a summary of goodwill and intangible assets segregated into amortizable and nonamortizable amounts.

Income Taxes

        The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized based on differences between financial reporting and tax bases of assets and liabilities. These deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. In addition, the amount of any future tax benefits is reduced by a valuation allowance until it is more likely than not those benefits will be realized.

        The Company recorded a full valuation allowance for its U.S. net deferred tax assets in 2003. SFAS 109 requires that a valuation allowance be established when it is "more likely than not" that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company's current and past performance, the market conditions in which the Company operates, the utilization of past tax credits, the length of carryback and carryforward periods, sales backlogs, etc. that will result in future profits. It further states that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years. Therefore, cumulative losses weigh heavily in the overall assessment and are a major consideration in the Company's decision to establish a valuation allowance.

        The Company continues to maintain a full valuation allowance on the tax benefits of its U.S. net deferred tax assets and the Company expects to continue to record a full valuation allowance on future tax benefits until an appropriate level of profitability in the U.S. is sustained. The Company also maintains a valuation allowance on its U.K. deferred tax asset for minimum pension liabilities and maintains a valuation allowance on its Canadian deferred tax asset for net operating loss carryforwards. Additionally, until an appropriate level of profitability is reached, the Company does not expect to recognize any significant tax benefits in future results of its U.S. operations.

        The determination of the Company's provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. The Company's provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state, as well as Switzerland, U.K., Canada, Germany, China and Taiwan federal and provincial jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the Company's change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate. Accordingly, these substantial judgment items impacted the effective tax rate for 2006.

Revenue Recognition

        Revenue from product sales is generally recognized upon shipment, provided persuasive evidence of an arrangement exists, the sales price is fixed or determinable, collectibility is reasonably assured and the title and risk of loss have passed to the customer. Sales are recorded net of discounts, customer sales incentives and returns. Transfer of ownership and risk of loss are generally not contingent upon contractual customer acceptance. Prior to shipment, each machine is tested to ensure the machine's compliance with standard operating specifications as listed in our promotional literature. On an exception basis where larger multiple machine installations are delivered which require run-offs and customer acceptance at their facility, revenue is recognized in the period of customer acceptance.

        Revenue from extended warranties are deferred and recognized on a pro-rata basis across the term of the warranty contract.

Shipping and Handling Costs

        Shipping and handling cost are recorded as part of cost of goods sold.

Warranties

        The Company offers warranties for its products. The specific terms and conditions of those warranties vary depending upon the product sold and the country in which the Company sold the product. The Company generally provides a basic limited warranty, including parts and labor, for a period of one year. The Company estimates the costs that may be incurred under its basic limited warranty, based largely upon actual warranty repair cost history, and records a liability for such costs in the month that product revenue is recognized. The resulting accrual balance is reviewed during the year. Factors that affect the Company's warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim.

        The Company also sells extended warranties for some of its products. These extended warranties usually cover a 12-24 month period that begins 0-12 months after time of sale. Revenues for these extended warranties are recognized monthly as a portion of the warranty expires.

        These liabilities are reported in accrued expenses on the Company's consolidated balance sheet.

        Changes in the Company's product warranty accrual are as follows:

	2006	2005
	(dollars in thousands)
Balance at beginning of period	$1,503	$1,449
Provisions for warranties	2,280	1,541
Warranties settlement costs	(1,912)	(1,333)
Other—currency translation impact	86	(154)

Balance at end of period	$1,957	$1,503

Research and Development Costs

        The costs associated with research and development programs for new products and significant product improvements are expensed as incurred as a component of cost of goods sold. Research and development expenses totaled $9.8 million, $9.1 million, and $7.9 million, in 2006, 2005, and 2004, respectively.

Foreign Currency Translation

        In accordance with SFAS No. 52 "Foreign Currency Translation", the Company translates foreign currencies into U.S. dollars. The functional currency for translating the accounts of the Company's operations outside the U.S. is the currency of the country in which the subsidiary is geographically located. The translation from the applicable foreign currencies is performed for all balance sheet accounts of foreign subsidiaries using exchange rates in effect at the balance sheet date and income statement items are translated at an average exchange rate for the period. The gain or loss resulting from translating subsidiary financial statements is recorded as a separate component of the consolidated statement of shareholders' equity as other comprehensive income. Gains and losses resulting from foreign currency denominated transactions are included as a component of selling, general and administrative expense in the Company's Consolidated Statement of Operations.

Impairment of Long Lived Assets

        In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a comparison is made of the carrying value of the asset to the estimated undiscounted cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated.

Fair Value of Financial Instruments

        Financial Instruments are disclosed in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", which requires the Company to disclose the fair value of its financial instruments for which it is practicable to estimate fair value. The Company used the following methods and assumptions in estimating its fair value disclosure for financial instruments:

        Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses: The carrying value of these items approximates fair value because of the relatively short maturities of these instruments.

        Notes receivable: At December 31, 2006 and 2005, the carrying value of these notes approximated the fair value.

        Long-term debt: The fair value of variable interest rate debt is approximately equal to its carrying value, as the underlying interest rate is variable.

        Interest rate swap and foreign currency swap agreement: The fair value of the swap agreement is based on quoted market prices for similar instruments.

        Related to the Company's term loan, the Company entered into a cross-currency swap agreement and an interest rate swap agreement (see Note 4). At December 31, 2006, the fair market values of the currency swap and interest rate swap were liabilities of $2.2 million and $0.03 million, respectively. At December 31, 2005 the fair market values of the currency swap and interest rate swap were liabilities of $2.9 million and $0.1 million, respectively.

Derivative Financial Instruments

        As a multinational Company, the Company is exposed to market risk from changes in foreign currency exchange rates and interest rates that could affect the Company's results of operations and financial condition.

        The Company enters into derivative instruments, including interest rate swaps and foreign currency forwards to manage its interest rate and foreign currency risks. The Company accounts for its derivative financial instruments in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires the Company to recognize all its derivative instruments as either assets or liabilities on the balance sheet and measures those instruments at fair value. The Company's derivative instruments are held to hedge economic exposures, such as fluctuations in foreign currency exchange rates on purchases of materials used in production and cash settlements of intercompany sales.

        The Company enters into foreign currency forwards to hedge fluctuations in foreign currency cash flows due to certain intercompany sales. The Company has designated these forward contracts as cash flow hedges. Gains or losses resulting from the changes in the fair value of these hedging contracts, except for any ineffectiveness of the hedge, are deferred in accumulated other comprehensive income. These deferred gains or losses are recognized in the Company's Consolidated Statement of Operations in the same period that the hedged item is recognized.

        At December 31, 2006 and 2005, the Company had notional principal amounts of approximately $2.2 million and $5.0 million, respectively, in contracts to purchase or sell currency in the future from and to major commercial banks. The fair value of these contracts is not material.

        Derivative instruments that are not qualifying hedges must be adjusted to fair value through earnings. If the derivative is a qualifying hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

Earnings Per Share

        The Company calculates earnings per share in accordance with SFAS No. 128 "Earnings Per Share". SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes the effect of common stock equivalents and is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could result if securities were exercised or converted into common stock. For diluted earnings per share, the weighted average number of shares includes common stock equivalents related primarily to restricted stock and stock options.

        The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations required by SFAS No. 128:

	Year Ended December 31,
	2006	2005	2004
	(in thousands except for per share amounts)
Net income	$13,950	$7,006	$4,392
Numerator for basic earnings per share	13,950	7,006	4,392
Numerator for diluted earnings per share	13,950	7,006	4,392
Denominator for basic earnings per share—weighted average shares	8,770	8,761	8,745
Effect of diluted securities:
restricted stock and stock options	39	61	28
Denominator for diluted earnings per share—adjusted weighted average shares	8,809	8,822	8,773

Basic earnings per share	$1.59	$0.80	$0.50

Diluted earnings per share	$1.58	$0.79	$0.50

Stock-Based Compensation

        On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" (FAS 123R), applying the modified prospective method. SFAS 123R requires all equity-based payments to employees, including grants of employee stock options, to be recognized in the statement of earnings based on the grant date fair value of the award. Under the modified prospective method the Company is required to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding at the date of adoption. All periods presented prior to January 1, 2006 were accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Accordingly, no compensation cost was recognized for fixed stock options prior to January 1, 2006 because the exercise price of the stock options equaled the market value of the Company's common stock at the date of grant, which is the measurement date.

        The Company did not issue any new stock options during the year ended December 31, 2006. In addition, all previously awarded stock option grants were fully vested at the date of the adoption of FAS 123R, therefore, the Company did not recognize any share-based compensation expense in 2006 based on stock options.

        The Company did recognize share-based compensation expense in relation to restricted stock issued prior to January 1, 2006 and stock issued during 2006. During 2006, the Company awarded 3,000 additional shares of restricted stock with a value of $53,880, had 29,815 restricted shares vest with an intrinsic value of $0.5 million, and 23,935 restricted shares forfeited. Amortization expense in 2006 for restricted stock was $0.3 million, offset by $0.1 million in forfeitures of previously amortized awards. There were a total of 143,000 restricted shares outstanding at December 31, 2006. The Company amortizes compensation expense for restricted stock over the vesting period of the grant. The compensation cost not yet recognized on these shares is $0.6 million, which will be amortized over a weighted average term of 2.8 years.

        The following table illustrates the pro forma effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FAS 123 to stock-based employee compensation for the years ended December 31, 2005 and 2004:

	Proforma
	2005	2004
	(dollars in thousands, except for per share data)
Reported net income	$7,006	$4,392
Add: stock-based employee compensation (income) expense included in reported net income (loss), net of related tax effects	(51)	512
Deduct: total stock-based employee compensation (income) expense determined under fair value method for all awards, net of related tax effects	(59)	623
Pro forma net income	$7,014	$4,281
Earnings per share:
Basic—as reported	$0.80	$0.50
Basic—pro forma	$0.80	$0.49
Diluted—as reported	$0.79	$0.50
Diluted—pro forma	$0.80	$0.49

        In 2005, the fair value of each employee option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used: risk-free rate of interest of 3.88%; dividend yield of 0.81%, with volatility of 0.342 and expected lives of 5 years.

        The following characteristics apply to the Plan stock options that are fully vested, as of December 31, 2006:

Number of options outstanding that are currently exercisable	136,119
Weighted-average exercise price of options currently exercisable	$12.72
Aggregate intrinsic value of options currently exercisable	$478,115
Weighted-average contractual term of options currently exercisable	5.06 years

        Additional information related to the Company's Incentive Stock Plans is detailed in Note 6 of the Notes to Consolidated Financial Statements.

Comprehensive Income

        The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes rules for the reporting of comprehensive income and its components and requires the components to be listed in the financial statements. Comprehensive income consists of net income, minimum pension liability, foreign currency translation adjustments and unrealized gains or losses on hedging, net of tax, and is presented in the Consolidated Statements of Shareholders' Equity.

Reclassifications

        Certain amounts from the prior years consolidated financial statements have been reclassified to conform to current year presentation.

2.    Inventories

        Inventories are stated at the lower of cost (computed in accordance with the first-in, first-out method) or market. Elements of cost include materials, labor and overhead and are as follows:

	December 31,
	2006	2005
	(in thousands)
Finished products	$61,389	$50,620
Work-in-process	32,061	33,333
Raw materials and purchased components	39,384	33,083

	$132,834	$117,036

3.    Goodwill and Intangibles

        The changes in the carrying amount of goodwill are as follows:

	December 31,
	2006	2005
	(dollars in thousands)
Balance at beginning of period	$17,699	$20,376
Currency translation adjustment	1,411	(2,677)

Balance at end of period	$19,110	$17,699

Intangible Assets

        The major components of other intangible assets are as follows:

	December 31,
	2006	2005
	(dollars in thousands)
Amortizable intangible assets:
Patents, Bridgeport technical information and other items	$8,254	$3,075
Nonamortizable intangible assets:
Bridgeport name, trademarks & copyrights	6,623	6,648

	14,877	9,723
Less accumulated amortization	(3,028)	(2,285)

Other Intangible Assets, net	$11,849	$7,438

        The Company's intangible asset amortization expense for the years ended December 31, 2006 and 2005 was $0.7 million and $0.2 million. The estimated amortization expense on existing intangible assets for each of the next five years is approximately $0.7 million, $0.7 million, $0.7 million, $0.6 million, and $0.5 million, respectively. The estimated useful life ranges from five to ten years on the intangible assets.

4.    Financing Arrangements

        Long-term debt consists of:

	December 31,
	2006	2005
	(in thousands)
Note payable under revolving loan agreements, with interest rate averaging 7.12% at December 31, 2006 and 6.13% at December 31, 2005.	$43,175	$30,875
Note payable, under term loan agreement, with an effective interest rate of 6.81% at December 31, 2006 and 5.99% at December 31, 2005.	20,400	25,200
Real estate secured loans payable under terms of various loan agreements with interest rate averaging 3.41% at December 31, 2006 and 2.98% at December 31, 2005	9,761	7,236

	73,336	63,311

Less: current portion	(5,758)	(12,955)

	$67,578	$50,356

Domestic:

        In January 2005, the Company negotiated a revised loan agreement with a group of U.S. banks and amended the Company's existing 2002 agreements. The amended agreement provided for a revolving loan facility allowing for borrowing of up to $40.0 million through January 2010 and a term loan of $30.0 million with quarterly principal payments of $1.2 million through December 2006 and quarterly principal payments of $1.3 million from March 2007 through March 2011. These loans were secured by substantially all of the Company's domestic assets, other than real estate, and a pledge of 65% of the Company's investment in its major subsidiaries. Interest charged on this debt was based on LIBOR plus a spread that varied depending on the Company's debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio. A variable commitment fee of 0.175% to 0.375%, based on the Company's debt to EBITDA ratio, was payable on the unused portion of the revolving loan facility.

        In December 2005, the Company executed an amendment to the loan agreement described above which provided the Company with an additional $20.0 million on the revolving loan facility. This amendment was a temporary facility and in June 2006 the expiration was extended to December 29, 2006. This amendment was arranged through the same bank group as the original facility discussed above. It also has the same security and similar financial covenants as provided under the loan agreements described above. At December 31, 2005, the outstanding balance on the amended revolving loan facility was $30.9 million. At December 31, 2005, the outstanding balance on the term loan was $25.2 million.

        In November 2006, the Company executed its Second Amended and Restated Revolving Credit and Term Loan Agreement. The amendment increased the revolving loan facility from $40.0 million to $70.0 million with a portion of the increase used to pay off the temporary facility described above. This amendment also increased the permitted debt to EBITDA ratio for certain portions of the term of the facility, lowered the variable commitment fee and borrowing rates at certain debt to EBITDA ratios, and provided for permitted annual acquisitions up to a certain amount. Additionally, mandatory prepayment of the term loans upon equity issuance and the fixed charge coverage ratio were both eased. Other terms and conditions remain essentially the same as the prior agreement. At December 31, 2006, the outstanding balance on the amended revolving loan facility was $43.2 million. At December 31, 2006, the outstanding balance on the term loan was $20.4 million.

        The Company entered into a cross-currency swap and an interest rate swap in association with the term loan. These swaps effectively converted the loan to a borrowing of Swiss francs with an effective interest rate of 5.48% at December 31, 2006 and 2005. The cross-currency swap has been designated as a hedge against the Company's net investment in Hauser Tripet Tschudin ("HTT"). The interest rate swap effectively converts the floating interest rate to a fixed rate, with variance by year based on the Company's spread over LIBOR. This swap was redesignated after the January 2005 term loan was established and acts as a hedge against $3.8 million and $8.6 million of the term loan at December 31, 2006 and 2005, respectively. The swap expires in March 2008.

        Maturities of long-term debt under the long-term financing agreements in place are as follows for the years ended December 31 (in thousands):

2007	$5,758
2008	8,628
2009	5,758
2010	48,933
2011	658
Thereafter	3,601

        The Company has an $8.0 million unsecured short-term line of credit from a bank with interest based on the prime rate. At December 31, 2006, the outstanding balance on this line was $0.6 million. There was no outstanding balance on this line at December 31, 2005. The agreement is negotiated annually and requires no commitment fee.

        The Company maintains a $1.6 million standby letter of credit, which expires March 31, 2007, for potential liabilities pertaining to self-insured workers compensation exposure. This stand by letter of credit is renewed annually. Additionally, the Company had various bank guarantees totaling $4.2 million at December 31, 2006.

International:

        The Company's Kellenberger AG ("Kellenberger") subsidiary maintains a loan agreement with a Swiss bank providing for borrowing of up to 7.5 million Swiss francs, which is equivalent to approximately $6.2 million at December 31, 2006. This agreement is secured by the real property owned by Kellenberger. At December 31, 2006, borrowings under this facility were $2.9 million. At December 31, 2005, borrowings under this facility were $5.7 million.

        During 2005, Kellenberger entered into an amended unsecured overdraft facility with a commercial bank that permitted borrowings of up to 7.5 million Swiss Francs, which is equivalent to approximately $6.2 million at December 31, 2006. This replaced the previous overdraft facility that permitted borrowing of up to 6.5 million Swiss Francs. These lines provided for interest at competitive short-term interest rates and carry no commitment fees on unused funds. At December 31, 2006 the outstanding balance under this facility was $0.3 million. At December 31, 2005, there were no borrowings outstanding under this facility.

        The Company's HTT subsidiary maintains a loan agreement with a Swiss bank providing for borrowings of up to 4.0 million Swiss Francs, which is equivalent to approximately $3.3 million at December 31, 2006. This agreement is secured by real property owned by HTT. There were no borrowings under this agreement at December 31, 2006. Borrowings under this agreement were $1.5 million at December 31, 2005.

        HTT also maintains an unsecured overdraft facility with a commercial bank that permits borrowings of up to 8.8 million Swiss Francs, which is equivalent to approximately $7.2 million at December 31, 2006. These lines provide for interest at competitive short-term interest rates and carry no commitment fees on unused funds. Borrowings under these lines were $3.7 million and $2.3 million at December 31, 2006 and December 31, 2005 respectively.

        The Company's Hardinge Machine Tools, Ltd. subsidiary maintains an overdraft facility that allows for borrowing up to 0.4 million pounds sterling, which is equivalent to approximately $0.7 million at December 31, 2006. There were no borrowings under this facility at December 31, 2006 or 2005. Hardinge Machine Tool, Ltd. also has a mortgage agreement with total remaining loan balances of $1.6 million and $1.5 million, at December 31, 2006 and 2005, respectively.

        In June 2006, the Company's Taiwan subsidiary entered into a credit facility with a bank secured by the real property owned by the Taiwan subsidiary which provides borrowings up to 180.0 million New Taiwanese dollars which is equivalent to approximately $5.5 million. At December 31, 2006 borrowings under this agreement were $5.2 million. Principal on the mortgage loan is repaid quarterly in the amount of 4.5 million New Taiwanese dollars, which is equivalent to approximately $0.1 million.

        Certain of these debt agreements require, among other things, that the Company maintain specified levels of tangible net worth, working capital, and specified ratios of debt to EBITDA, and EBITDA minus capital expenditures to fixed charges.

Consolidated:

        The domestic and international credit facilities, along with other short-term credit agreements, provide for access of up to $128.8 million. The Company was in compliance with all financial covenants at December 31, 2006 and 2005. Based on the Company's most restrictive covenants, the Company had actual additional borrowing availability of $37.0 million at December 31, 2006. Total consolidated outstanding borrowings at December 31, 2006 were $77.9 million.

        Interest paid in 2006, 2005, and 2004 totaled $5.3 million, $4.2 million, and $2.3 million, respectively.

5.    Income Taxes

        The Company's pre-tax income for domestic and foreign sources is as follows:

	Year Ended December 31,
	2006	2005	2004
Domestic	$(1,290)	$(2,716)	$(4,259)
Foreign	19,806	14,561	14,626

Total	$18,516	$11,845	$10,367

        Significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31,
	2006	2005
	(in thousands)
Deferred tax assets:
Federal, state, and foreign net operating losses	$10,888	$6,848
State tax credit carryforwards	4,431	4,462
Postretirement benefits	953	2,359
Deferred employee benefits	1,937	1,463
Accrued pension	8,908	7,119
Inventory valuation	514	850
Currency and interest rate derivatives	1,138	2,317
Other	2,676	3,677

	31,445	29,095
Less valuation allowance	(26,239)	(21,608)

Total deferred tax assets	5,206	7,487

Deferred tax liabilities:
Tax over book depreciation	(5,224)	(7,107)
Inventory valuation	(2,116)	(2,237)
Other	(1,263)	(2,182)

Total deferred tax liabilities	(8,603)	(11,526)

Net deferred tax liabilities	$(3,397)	$(4,039)

        In 2006, the valuation allowance increased by $3.3 million in the U.S., $0.5 million in Canada and $0.5 million in the U.K. In 2005, the valuation allowance increased by $0.3 million in the U.S. and was offset by a decrease of $0.4 million in the U.K.

        At December 31, 2006 and 2005, the Company had state investment tax credits of $4.4 million and $4.5 million respectively, expiring at various dates through the year 2016. In addition, the Company has U.S. and state net operating loss carryforwards of $21.7 million and $57.0 million, respectively, which expire from 2021 through 2026. The Company also has foreign net operating loss carryforwards of $3.0 million.

        Significant components of income tax expense (benefit) attributable to continuing operations are as follows:

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Current:
Federal and state	$—	$(410)	$—
Foreign	4,486	4,411	3,564

Total current	4,486	4,001	3,564

Deferred:
Federal and state	—	—	—
Foreign	80	(1,628)	(22)

Total deferred	80	(1,628)	(22)

	$4,566	$2,373	$3,542

        There were no income tax refunds in 2006, 2005 or 2004. Income tax payments primarily related to foreign locations totaled $4.6 million, $4.1 million, and $2.6 million, in 2006, 2005, and 2004, respectively.

        The following is a reconciliation of income tax expense (benefit) computed at the United States statutory rate to amounts shown in the Consolidated Statements of Income.

	2006	2005	2004
Federal income taxes at statutory rate	35.0%	35.0%	35.0%
Taxes on foreign income which differ from the U.S. statutory rate	(9.9)	(9.3)	(13.8)
Effect of change in the enacted rate in Swiss jurisdiction	(3.7)	—	—
Increase in valuation allowance	2.6	1.5	12.9
Reduction in estimated liabilities	—	(8.2)	—
Other	0.7	1.0	0.1

	24.7%	20.0%	34.2%

        Undistributed earnings of the foreign subsidiaries, which amounted to approximately $94.4 million at December 31, 2006, are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.

        In July 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes", an interpretation of FASB Statement No. 109 "Accounting for Income Taxes." FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15,

2006. The Company is in the process of evaluating the impact of FIN 48, and although the evaluation is not complete, the Company does not expect it to have a material impact on its consolidated results of operations and financial condition.

6.    Incentive Stock Plans

        The Company has a 1996 and 2002 Incentive Stock Plan. These Plans allow the Board of Directors to issue restricted stock, performance share awards, stock options and stock appreciation rights. Under the 2002 Plan, an aggregate of 450,000 shares of common stock can be awarded. Under the 1996 Plan, no additional shares can be awarded.

        Certain officers and key employees were awarded a total of 3,000, 46,000, and 3,375 restricted shares of common stock during 2006, 2005 and 2004, respectively. During 2006, restrictions on 29,815 shares from the Plan were released and 23,935 shares were forfeited. During 2005, 53,000 shares were forfeited and during 2004, restrictions on 94,550 shares from the Plan were released and 2,000 shares were forfeited.

        A total of 143,000 and 193,750 restricted shares of common stock were outstanding under the plans at December 31, 2006 and December 31, 2005, respectively. All shares of restricted stock are subject to forfeiture and restrictions on transfer. Unconditional vesting occurs upon the completion of a specified period ranging from three to eight years from date of grant.

        Deferred compensation associated with these restricted stock awards is measured by the market value of the stock on the date of grant and totaled $0.1 million, $0.7 million, and $0.1 million, related to awards in 2006, 2005, and 2004, respectively. This deferred compensation is being amortized on a straight-line basis over the specified service period, which ranges from three to eight years. The unamortized deferred compensation at December 31, 2006 totaled $0.6 million, and is included in additional paid in capital as a reduction of shareholders' equity. At December 31, 2005 and 2004, the unamortized deferred compensation was $1.0 million and was included in deferred employee benefits as a reduction to shareholders' equity.

        A summary of the stock option activity under the Incentive Stock Plans is as follows:

	2006	2005	2004
Options at beginning of period	184,288	235,918	234,000
Options granted	—	4,500	5,250
Weighted average grant price per share	—	$14.80	$12.08
Market value per share at date of grant	—	$14.80	$12.08
Options canceled or forfeited	(41,917)	(27,083)	(2,000)
Weighted average price per share	$17.27	$12.69	$7.81
Options exercised	(6,252)	(29,047)	(1,332)
Weighted average price per share	$9.00	$9.51	$7.81

Options at end of period	136,119	184,288	235,918

        The aggregate intrinsic value of options exercised during the year ended December 31, 2006 was $1.0 million.

        The following table summarizes information about the exercisable stock options outstanding as of December 31, 2006:

Range of exercise prices	Number Outstanding at 12/31/06	Weighted average remaining	Weighted average exercise life in years	Number Exercisable 12/31/06 price	Weighted average exercise price
$6.71 to $7.81	48,369	7.0	$7.72	48,369	$7.72
$10.50 to $14.80	51,000	6.4	$12.64	51,000	$12.64
$17.44 to $25.67	36,750	0.6	$19.41	36,750	$19.41

Total	136,119	5.1	$12.72	136,119	$12.72

        The aggregate intrinsic value of exercisable options as of December 31, 2006 was $0.5 million.

7.    Industry Segment and Foreign Operations

        The Company operates in one business segment—industrial machine tools. Domestic and foreign operations consist of:

	Year ended December 31,
	2006			2005			2004
	North America	Europe	Asia/ Other	North America	Europe	Asia/ Other	North America	Europe	Asia/ Other
	(in thousands)
Sales
Domestic	$124,403	$124,507	$38,598	$112,576	$115,349	$32,302	$96,552	$87,971	$26,531
Export	25,959	43,413	33,846	23,515	37,386	22,713	24,838	19,002	24,287

	150,362	167,920	72,444	136,091	152,735	55,015	121,390	106,973	50,818
Less interarea eliminations	17,521	13,261	33,323	17,026	10,911	25,979	15,229	7,811	24,087

Total Net Sales	$132,841	$154,659	$39,121	$119,065	$141,824	$29,036	$106,161	$99,162	$26,731

Identifiable Assets	$135,295	$154,402	$40,963	$128,630	$137,080	$34,566	$127,677	$133,813	$24,821

        Sales attributable to European Operations and Asian Operations are based on those sales generated by subsidiaries located in Europe and Asia.

        Interarea sales are accounted for at prices comparable to normal, unaffiliated customer sales, reduced by estimated costs not incurred on these sales. Income (loss) from operations excludes interest income and interest expense directly attributable to the related operations. Income (loss) from Operations for North America includes certain expenses associated with corporate headquarters.

        No single customer accounted for more than 5% of consolidated sales in 2006. In 2005, one customer accounted for approximately 6% of consolidated sales. No single customer accounted for more than 5% of consolidated sales in 2004.

        The foreign countries which represented the highest percentages of the Company's 2006 worldwide sales, and the corresponding 2005 and 2004 percentages were:

	2006	2005	2004
Germany	13.9%	12.1%	13.9%
China	11.8%	11.4%	12.3%
England	7.8%	8.1%	6.9%

8.    Joint Ventures

        On December 27, 2005, the Company entered into a Share Purchase Agreement with a group of selling shareholders pursuant to which those selling shareholders agreed to sell their shares in Hardinge Taiwan Limited ("Hardinge Taiwan") to the Company. Pursuant to a Joint Venture Agreement dated March 16, 1999, the Company owned 51% of Hardinge Taiwan and the Selling Shareholders owned 49% of Hardinge Taiwan. The Company now owns 100% of Hardinge Taiwan, making it a wholly owned subsidiary of the Company.

        The purchase price of the shares was NT$298.8 million, which was equivalent to approximately $9.0 million at December 27, 2005. The purchase price was primarily recorded against the liability for equity of minority interest on the balance sheet. The purchase price was subject to adjustment based on the final audited balance sheet of Hardinge Taiwan as of December 31, 2005. Based on the final audited balance sheet of Hardinge Taiwan, the purchase price was adjusted by a NT$3.9 million increase, which was equivalent to approximately $0.1 million and was paid in March 2006.

        On December 27, 2005, Hardinge Taiwan entered into a Share Purchase Agreement with U-Sung Co. Ltd. ("U-Sung), a company in the Republic of China pursuant to which Hardinge Taiwan purchased 100% of the shares of U-Sung. U-Sung owns the land and building in Nan Tou City, Taiwan, Republic of China that is occupied and leased by Hardinge Taiwan. The purchase price of U-Sung was NT$234.8 million, which was the equivalent to approximately $7.0 million, and substantially reflects the fair market value of the land and building acquired. No goodwill was recorded. Under an operating lease agreement, Hardinge Taiwan previously paid rent to U-Sung. Rent expense under that lease was $0.9 million and $0.6 million during the years ended December 31, 2005, and 2004, respectively. Hardinge Taiwan now owns U-Sung so any rent expense or income would be eliminated in their consolidation.

        The purchase price was comprised of the purchase of the shares in the amount of NT$132.7 million, which was equivalent to approximately $4.0 million at December 31, 2005 and the repayment of U-Sung loans in the amount of NT$102.1 million, which was equivalent to approximately $3.0 million at December 31, 2005. Per the terms of the Agreement, 30% was paid at closing. This amounted to NT$70.5 million, which was equivalent to approximately $2.1 million. The remaining 70% which was NT$164.3 million, which is equivalent to approximately $5.0 million, was paid in March 2006.

9.    Shareholders' Equity

Common Stock

        During September 2006, the Securities and Exchange Commission declared the Company's shelf registration statement on Form S-3 effective, registering $50 million of the Company's common stock. The filing of this shelf registration statement could facilitate the Company's ability to raise capital, should the Company decide to do so, in the future. The amount, price and other terms of the common stock will be determined at the time of any particular transaction.

Treasury Shares

        The number of shares of common stock in treasury was as follows:

	2006	2005	2004
Shares—beginning of year	1,063,287	1,090,941	1,062,143
Shares distributed/exercised	(16,767)	(84,034)	(13,737)
Shares purchased	12,662	3,380	40,535
Shares forfeited	23,935	53,000	2,000

Shares—end of year	1,083,117	1,063,287	1,090,941

10.    Employee Benefits

Pension and Postretirement Plans

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (FAS 158)". FAS 158 requires an employer to recognize the funded status of each defined benefit post employment plan on the balance sheet. The funded status of all overfunded plans is aggregated and recognized as a non-current asset on the balance sheet. The funded status of all underfunded plans is aggregated and recognized as a current liability, a non-current liability, or a combination of both on the balance sheet. A current liability is the amount by which the benefit obligation payable in the next 12 months exceeds the fair value of plan assets, and is determined on a plan-by-plan basis. SFAS 158 also requires the measurement date of a plan's assets and its obligations to be the employer's fiscal year-end date. All of the plans consolidated within this disclosure already comply with the December 31, 2006 measurement date except for the U.S. Pension Plan.

        The Company early adopted this requirement and changed the measurement date for the Company's domestic Pension Plan from September 30, 2006 to December 31, 2006. The 2006 net periodic benefit cost was determined using the alternative transition method outlined in paragraph 19 of SFAS 158. Under this approach, the 2006 periodic benefit cost was set equal to twelve-fifteenths of the net periodic benefit cost determined for the period October 1, 2005 through December 31, 2006. The remaining three-fifteenths of the net periodic benefit cost for the period October 1, 2005 through December 31, 2006 was charged as a $0.5 million reduction to retained earnings. This measurement date change resulted in a liability reduction of $2.2 million. Additionally, SFAS 158 requires an employer to recognize changes in the funded status of a defined benefit post employment plan in the year in which the change occurs. FAS 158 was effective for the Company as of December 31, 2006. The incremental effect of applying FAS 158 to the Company's Consolidated Balance Sheet as of December 31, 2006 was to increase retirement-related liabilities by $13.1 million, non-current deferred tax assets by $1.2 million, and to decrease accumulated other comprehensive income (loss) by $11.9 million.

        In the past the Company has accounted for the pension plans and postretirement benefits in accordance with SFAS No. 87 "Employers' Accounting for Pensions" and SFAS 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions". The following disclosures related to the pension and postretirement benefits are presented in accordance with SFAS No. 132 "Employers' Disclosures About Pensions and Other Postretirement Benefits". The information for 2006 and 2005 reflects the actuarial valuation for the U.S. and foreign pension plans.

        The Company provides a qualified defined benefit pension plan covering all eligible domestic employees hired before March 1, 2004. The Plan bases benefits upon both years of service and earnings. The Company's policy is to fund at least an amount necessary to satisfy the minimum funding requirements of ERISA. The amount to be funded is subject to annual review by management and the Company's consulting actuary. For each of the Company's foreign plans, contributions are made on a monthly basis and are governed by their governmental regulations. Also, each of these plans requires employee and employer contributions except Hardinge Taiwan, which requires only employer contributions.

        Domestic employees hired after March 1, 2004 will have retirement benefits under the Company's 401k defined contribution plan. After one year of service, the Company will contribute 4% of the employee's pay and will further match, at a rate of 25%, the employee's contributions up to 4% of their salary. Those employees, as well as domestic employees hired prior to March 1, 2004, are eligible to contribute additional funds to the plan for which there is no required Company match. There were no Company contributions to the plan during 2004, as the one-year anniversary of the inception date of the plan for new employees had not occurred. The Company made contributions of $0.1 million and less than $0.1 million in 2006 and 2005, respectively.

        The Company provides a contributory retiree health plan covering all eligible domestic employees who retired at normal retirement age prior to January 1, 1993 and all retirees who will retire at normal retirement age after January 1, 1993 with at least 10 years of active service. Employees who elect early retirement are eligible for the plan benefits if they have 15 years of active service at retirement. Benefit obligations and funding policies are at the discretion of the Company's management. The Company also provides a non-contributory life insurance plan to retirees. Because the amount of liability relative to this plan is insignificant, it is combined with the health plan for purposes of this disclosure.

        Under the terms of the retiree health plan, all increases in cost of the plan after 2001 are paid by the participants. Therefore, the rate of healthcare cost increases would not have affected the service cost and interest cost for 2006, 2005, and 2004 and does not affect the accumulated postretirement benefit obligation for any years after 2001.

        Effective January 1, 2006, the premium for Elmira-area Medicare-eligible retirees is paid directly by the covered retirees. As a result, the Company no longer has a liability related to this group. This change decreased the accumulated post-retirement benefit obligation at December 31, 2005 by $3.7 million. This change was accounted for as a prior service cost.

        The discount rate for determining benefit obligations in the Postretirement Benefits Plan was 5.75% and 5.50% at December 31, 2006 and 2005, respectively. The change in the discount rate decreased the accumulated postretirement benefit obligation as of December 31, 2006 by less than $0.1 million.

        A summary of the components of net periodic pension cost and postretirement benefit costs for the consolidated company is presented below.

	Pension Benefits			Postretirement Benefits
	Year Ended December 31,			Year Ended December 31,
	2006	2005	2004	2006	2005	2004
	(in thousands)			(in thousands)
Service cost	$3,643	$2,989	$3,084	$33	$81	$79
Interest cost	7,590	7,454	7,475	155	360	380
Expected return on plan assets	(9,229)	(8,992)	(8,512)	—	—	—
Amortization of prior service cost	(138)	(138)	36	(505)	(24)	(24)
Amortization of transition asset	(365)	(366)	(367)	—	—	—
Amortization of loss	1,009	666	190	42	5	—

Net periodic benefit cost	$2,510	$1,613	$1,906	$(275)	$422	$435

        The net periodic benefit cost for the foreign pension plans included in the amounts above was $0.5 million, $0.4 million, and $0.7 million, for the years ended December 31, 2006, 2005, and 2004, respectively.

        A summary of the Pension and Postretirement Plans' funded status and amounts recognized in the Company's consolidated balance sheets is as follows:

	Pension Benefits December 31,		Postretirement Benefits December 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of period	$163,016	$158,131	$2,948	$6,491
Service cost	3,643	2,989	33	81
Interest cost	7,590	7,454	155	360
Plan participants' contributions	1,827	1,553	601	831
Amendments	—	(83)	—	(3,715)
Adjustment due to change in measurement date	1,791	—	—	—
Actuarial loss (gain)	2,594	8,846	(422)	96
Foreign currency impact	6,406	(9,384)	—	—
Benefits paid	(10,625)	(6,490)	(720)	(1,196)

Benefit obligation at end of period	176,242	163,016	2,595	2,948

Change in plan assets:
Fair value of plan assets at beginning of period	130,910	132,369	—	—
Actual return on plan assets	17,848	9,282	—	—
Employer contribution	4,430	2,667	119	365
Adjustment due to change in measurement date	1,435	—	—	—
Plan participants' contributions	1,827	1,553	601	831
Foreign currency impact	5,400	(8,471)	—	—
Benefits paid	(10,509)	(6,490)	(720)	(1,196)

Fair value of plan assets at end period	151,341	130,910	—	—

Reconciliation of funded status:
Funded status	(24,901)	(32,106)	(2,595)	(2,948)
Unrecognized net actuarial loss	28,891	34,708	335	798
Unrecognized transition (asset)	(2,278)	(2,547)	—	—
Unrecognized prior service cost	(1,548)	(1,645)	(3,330)	(3,835)

Net amount recognized	$164	$(1,590)	$(5,590)	$(5,985)

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Amounts recognized in the Company's balance sheet consist of:
Prepaid benefit cost	$1,913	$1,155	$—	$—
Accrued benefit liability	(26,814)	(22,105)	(2,595)	(5,985)
Intangible asset	—	247	—	—
Accumulated other comprehensive loss	25,065	19,113	(2,995)	—

Net amount recognized	$164	$(1,590)	$(5,590)	$(5,985)

        The projected benefit obligation for the foreign pension plans included in the amounts above was $82.5 million and $71.8 million at December 31, 2006 and 2005, respectively. The plan assets for the foreign pension plans included above was $75.0 million and $63.4 million at December 31, 2006 and 2005, respectively.

        Prepaid benefit cost is included in other assets on the balance sheet.

        The accumulated benefit obligation is $161.6 million and $151.6 million at December 31, 2006 and 2005, respectively.

        For Company pension plans, the projected benefit obligations in excess of plan assets is as follows:

	Pension Benefits
	December 31,
	2006	2005
	(in thousands)
Projected benefit obligations	$171,793	$163,016
Plan assets	144,979	130,910

Excess of projected benefit obligations over plan assets	$26,814	$32,106

        For Company pension plans, the accumulated benefit obligations in excess of plan assets is as follows:

	Pension Benefits
	December 31,
	2006	2005
	(in thousands)
Accumulated benefit obligations	$124,920	$118,430
Plan assets	111,865	97,431

Excess of accumulated benefit obligations over plan assets	$13,055	$20,999

        SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An amendment of FASB Statements No. 87, 88, 106, and 132(R)" (SFAS 158) requires the measurement date of a plan's assets and its obligations to be the employer's fiscal year-end date. All of the plans consolidated within this disclosure already comply with the December 31, 2006 measurement date except for the U.S. Pension Plan. The Company early adopted this requirement and changed the measurement date for the Company's domestic Pension Plan from September 30, 2006 to December 31, 2006. The 2006 net periodic benefit cost was determined using the alternative transition method outlined in paragraph 19 of SFAS 158. Under this approach, the 2006 periodic benefit cost was set equal to twelve-fifteenths of the net periodic benefit cost determined for the period October 1, 2005 through December 31, 2006. The remaining three-fifteenths of the net periodic benefit cost for the period October 1, 2005 through December 31, 2006 was charged as a $0.5 million reduction to retained earnings. This measurement date change resulted in a liability reduction of $2.2 million.

        Actuarial assumptions used to determine pension costs and other postretirement benefit costs include:

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
For the domestic pension plan:
Assumptions at October 1, 2004 and January 1, for 2006
Discount rate	5.85%	6.00%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	3.50%	3.50%
For the foreign pension plans and the domestic post-retirement benefit plans:
Weighted average assumptions at January 1,
Discount rate	3.25%	3.80%	5.50%	5.75%
Expected return on plan assets	4.94%	5.28%	N/A	N/A
Rate of compensation increase	2.77%	2.70%	N/A	N/A

        Actuarial assumptions used to determine pension obligations and other postretirement obligations include.

	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
For the domestic pension plan:
Assumptions as of September 30, 2005 and December 31, 2006
Discount rate	6.02%	5.85%
Rate of compensation increase	3.50%	3.50%
For the foreign pension plans and the domestic post-retirement benefit plans:
Weighted average assumptions as of December 31,
Discount rate	3.25%	3.41%	5.75%	5.50%
Rate of compensation increase	2.76%	2.73%	N/A	N/A

        The Company annually reviews the discount rate to be used for retirement plan liabilities, considering rates of return on high quality, long term corporate bonds that receive highest ratings by recognized rating agencies. To develop the expected long-term rate of return on assets assumption, the Company considered the current level of expected returns on risk free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the asset allocation to develop the expected long-term rate of return on assets assumption.

        SFAS No. 87 requires that an additional pension liability be recorded to the extent that an unfunded accumulated benefit obligation exceeds the accrued pension liability. If an additional liability is recognized, an employer may also recognize an intangible asset, equal to the unrecognized prior service cost and transition obligation at the date of measurement, as an offset. The excess, if any, of the minimum liability adjustment over the intangible asset is reported as a reduction in shareholder equity called accumulated other comprehensive income. The adjustment in the minimum pension liability for 2006 was ($8.9) million (($8.8) million net of tax). An additional minimum liability adjustment of $5.3 million ($4.8 million, net of tax) was recorded in 2005.

Plan Assets

        The Company's pension plan weighted-average asset allocations at December 31, 2006 and December 31, 2005, by asset category are as follows:

	Domestic Plan Assets December 31,		Foreign Plan Assets December 31,
	2006	2005	2006	2005
Asset Category
Equity securities	60%	55%	43%	38%
Hardinge Inc. stock	4%	7%	0%	0%
Debt securities	30%	28%	43%	46%
Cash and equivalents	6%	8%	1%	1%
Other	0%	2%	13%	15%

	100%	100%	100%	100%

        Domestic pension plan assets include 205,386 and 273,986 shares of the Company's common stock valued at approximately $3.1 million and $4.7 million at December 31, 2006 and 2005, respectively. Dividends paid on those shares were less than $0.1 million for the years ended December 31, 2006 and 2005, respectively. The remaining domestic plan assets consisted of United States Government securities, corporate bonds and notes, and other common stocks.

Investment Policies and Strategies

        For the United States defined benefit plan, as of December 31, 2006 and 2005, the fair value of plan assets included 64% and 62% of equity securities and 36% and 38% of debt securities,

respectively. The plan targets an asset allocation of 60-70% equity securities and 30-40% debt securities. The plan's expected long-term rate of return is primarily based on historical returns of similarly diversified passive portfolios and expected results from active investment management.

        Given the relatively long horizon of the Company's aggregate obligation, its investment strategy is to improve and maintain the funded status of its U.S. and non-U.S. plans over time without exposure to excessive asset value volatility. The Company manages this risk primarily by maintaining actual asset allocations between equity and fixed income securities for the plans within a specified range of its target asset allocation. In addition, the Company ensures that diversification across various investment subcategories within each plan are also maintained within specified ranges.

        All of the Company's pension assets are managed by outside investment managers and held in trust by third-party custodians. The selection and oversight of these outside service providers is the responsibility of management, investment committees and their advisors. The selection of specific securities is at the discretion of the investment manager and is subject to the provisions set forth by written investment management agreements and related policy guidelines and applicable governmental regulations regarding permissible investments and risk control practices.

        The Company's funding policy is to contribute to defined benefit plans when pension laws and economics either require or encourage funding. Of the defined benefit plans maintained by the Company, the U.S. plan covering the parent company is the largest plan. The contributions to the U.S. defined benefit plan for the year ended December 31, 2006 totaled $2.4 million.

Cash flows

Contributions

        The expected contributions to be paid during the year ending December 31, 2007 to the domestic defined benefit plan are approximately $1.5 million. The Company also provides defined benefit pension plans or defined contribution pension plans for its foreign subsidiaries. The expected contributions to be paid during the year ending December 31, 2007 to the foreign defined benefit plans are $2.2 million. For each of the Company's foreign plans, contributions are made on a monthly basis and are determined by their governmental regulations. Also, each of the foreign plans requires employee and employer contributions, except for Taiwan, which has only employer contributions.

Estimated Future Benefit Payments

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Benefits	Postretirement Benefits
	(in thousands)
2007	$7,241	$181
2008	7,577	181
2009	7,311	184
2010	8,118	189
2011	8,791	205
Years 2012-2016	50,739	1,088

Retirement Savings Plan

        The Company maintains a 401(k) plan that covers all eligible domestic employees of the Company subject to minimum employment period requirements. In addition to the contribution provisions described previously for employees hired after March 1, 2004, provisions of the plan allow employees to defer from 1% up to 100% of their pre-tax salary to the plan. Those contributions may be invested at the option of the employees in a number of investment alternatives, one being Hardinge Inc. common stock. The Company contributed $0 in 2006, 2005, and 2004 respectively. Management has the ability to reinstate a matching contribution at any future date. The Company may also contribute a discretionary contribution to the plan to be distributed among all participants.

Medicare Prescription Drug Act

        On December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was passed which expands Medicare to include an outpatient prescription drug benefit beginning in 2006. To encourage employers to retain or provide postretirement drug benefits, beginning in 2006 the federal government will provide non-taxable subsidy payments to employers that sponsor prescription drug benefits to retirees that are "actuarially equivalent" to the Medicare benefit. In May 2004, the FASB issued Staff Position (FSP) No. FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003", which provides guidance on how companies should account for the impact of the Act on its postretirement health care plans. Based on guidance available at this time, the plan is not expected to be actuarially equivalent to the Medicare benefit due to the fact that the employer's premiums are capped at the 2001 level. Based on that assumption, there would be no change in the plans' accumulated postretirement benefit obligation or annual expense.

Foreign Operations

        The Company also has employees in certain foreign countries that are covered by defined contribution pension plans and other employee benefit plans. Related obligations and costs charged to operations for these are not material. The foreign entities with defined benefit plans are included in the consolidated pension plan described earlier within this Employee Benefits Note.

11.    Accumulated Other Comprehensive Income (Loss)

        The components of other comprehensive (loss) income, net of tax, in the Consolidated Balance Sheets are as follows:

	Accumulated balances at December 31,
	2006	2005
	(in thousands)
Accumulated Other Comprehensive (Loss) Income:
Minimum Pension liability (net of tax of $4,041 and $4,122 in 2006 and 2005, respectively)	$(6,191)	$(14,991)
Implementation of SFAS 158 on Retirement related Plans (net of tax of $1,181 in 2006)	(11,944)	—
Foreign currency translation adjustments	15,660	5,896
Unrealized gain (loss) on derivatives:
Cash flow hedges (net of tax of $642 in 2006 and $570 in 2005)	587	635
Net investment hedges (net of tax of $715 in 2006 and $715 in 2005)	(3,365)	(2,569)

Accumulated Other Comprehensive (Loss)	$(5,253)	$(11,029)

        SFAS No. 87 requires that an additional pension liability be recorded to the extent that an unfunded accumulated benefit obligation exceeds the accrued pension liability. If an additional liability is recognized, an employer may also recognize an intangible asset, equal to the unrecognized prior service cost and transition obligation at the date of measurement, as an offset. The excess, if any, of the minimum liability adjustment over the intangible asset is reported as a reduction in shareholder equity as accumulated other comprehensive income. At December 31, 2006, the accumulated additional minimum liability adjustment was $6.2 million ($10.2 million net of tax of $4.0 million). At December 31, 2005, the accumulated additional minimum liability adjustment was $15.0 million ($19.1 million net of tax of $4.1 million). The net change in the consolidated minimum pension liability for 2006 and 2005 was ($8.8) million and $4.8 million, respectively.

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (FAS 158)". FAS 158 requires an employer to recognize the funded status of each defined benefit post employment plan on the balance sheet. The funded status of all overfunded plans is aggregated and recognized as a non-current asset on the balance sheet. The funded status of all underfunded plans is aggregated and recognized as a current liability, a non-current liability, or a combination of both on the balance sheet. Additionally, SFAS 158 requires an employer to recognize changes in the funded status of a defined benefit post employment plan in the year in which the change occurs. FAS 158 was effective for the Company as of December 31, 2006. The incremental effect of applying FAS 158 to the Company's Consolidated

Balance Sheet as of December 31, 2006 was to increase non-current deferred tax assets by $1.2 million and retirement-related liabilities by $13.1 million and to increase accumulated other comprehensive (loss) by $11.9 million.

        For the year ended December 31, 2006, accumulated other comprehensive income included $8.6 million due to the reduced value of the U.S. dollar relative to the Swiss franc, EC euro, U.K. pound sterling, New Taiwanese dollar and Chinese renminbi. These currency rate changes raised the net dollar value of the assets and liabilities of the Company's two Swiss subsidiaries by $6.8 million, the UK subsidiary by $0.9 million and had lesser similar effects on the Company's subsidiaries in Taiwan, Germany, and China.

        For the year ended December 31, 2005, accumulated other comprehensive income included $14.8 million due to the increased value of the U.S. dollar relative to the Swiss Franc, EC Euro, U.K. pound sterling, and the New Taiwanese dollar. These currency rate changes lowered the net dollar value of the assets of the Company's two Swiss subsidiaries by $12.8 million, the Taiwanese subsidiary by $1.0 million and had lesser similar effects on the Company's subsidiaries in England, Germany, China and Canada.

12.    New Accounting Standards

        On January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4" (SFAS 151). This statement amends ARB No. 43, Chapter 4, Inventory Pricing, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges. Additionally, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS 151 did not have a material impact on the consolidated financial statements of the Company.

        On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" (SFAS 123R), which required the Company to measure all employee stock-based compensation awards using a fair value method and record the related expense in the financial statements. The Company elected to use the modified prospective transition method, which requires that compensation cost be recognized in the financial statements for all awards granted after the date of adoption as well as for existing awards for which the requisite service has not been rendered as of the date of adoption and requires that prior periods not be restated. All periods presented prior to January 1, 2006 were accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Accordingly, no compensation cost was recognized for fixed stock options prior to January 1, 2006 because the exercise price of the stock options equaled the market value of the Company's common stock at the date of grant, which is the measurement date. The Company did not issue any new stock options during the year ended December 31, 2006. In addition, all previously awarded stock option grants were fully vested at the date of the adoption of FAS 123R, therefore, the Company did not recognize any share-based compensation expense in 2006 based on stock options. See Note 1 to the Consolidated Financial Statements for more information regarding the implementation of SFAS 123R.

        In July 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 "Accounting for Income Taxes." FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the impact of FIN 48, and although the evaluation is not complete, the Company does not expect FIN 48 to have a significant impact on its consolidated results of operations and financial condition.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in applying generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company's consolidated results of operations and financial condition.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—An amendment of FASB Statements No. 87, 88, 106, and 132(R)" (SFAS 158). SFAS 158 requires an employer to recognize the funded status of each defined benefit post employment plan on the balance sheet. The funded status of all overfunded plans are aggregated and recognized as a non-current asset on the balance sheet. The funded status of all underfunded plans are aggregated and recognized as a current liability, a non-current liability, or a combination of both on the balance sheet. A current liability is the amount by which the actuarial present value of benefits included in the benefit obligation payable in the next 12 months exceeds the fair value of plan assets, and is determined on a plan-by-plan basis. SFAS 158 also requires the measurement date of a plan's assets and its obligations to be the employer's fiscal year-end date. All of the plans consolidated within this disclosure already comply with the December 31, 2006 measurement date except for the U.S. Pension Plan. The Company early adopted this requirement and changed the measurement date for the Company's domestic Pension Plan from September 30, 2006 to December 31, 2006. The 2006 net periodic benefit cost was determined using the alternative transition method outlined in paragraph 19 of SFAS 158. Under this approach, the 2006 periodic benefit cost was set equal to twelve-fifteenths of the net periodic benefit cost determined for the period October 1, 2005 through December 31, 2006. The remaining three-fifteenths of the net periodic benefit cost for the period October 1, 2005 through December 31, 2006 was charged as a $0.5 million reduction to retained earnings. This measurement date change resulted in a liability reduction of $2.2 million. Additionally, SFAS 158 requires an employer to recognize changes in the funded status of a defined benefit post employment plan in the year in which the change occurs. SFAS 158 is effective for the Company as of December 31, 2006. The incremental effect of applying FAS 158 to the Company's Consolidated Balance Sheet as of December 31, 2006 was to increase non-current deferred tax assets by $1.2 million and retirement-related liabilities by $13.1 million and to increase accumulated other comprehensive (loss) by $11.9 million. See Note 10 to the Consolidated Financial Statements for more information regarding the implementation of SFAS 158.

13.    Quarterly Financial Information (Unaudited)

        Summarized quarterly financial information for 2006 and 2005 is as follows:

	Quarter
	First	Second	Third	Fourth
	(in thousands, except per share data)
2006
Net sales	$75,436	$78,518	$79,243	$93,424
Gross profit	22,903	23,586	24,014	29,648
Income from operations	3,642	5,307	5,757	8,391
Net income	1,947	3,007	2,761	6,235
Basic earnings per share:
Weighted average shares outstanding	8,767	8,765	8,771	8,780
Earnings per share	$0.22	$0.34	$0.31	$0.71
Diluted earnings per share:
Weighted average shares outstanding	8,800	8,807	8,806	8,811
Earnings per share	$0.22	$0.34	$0.31	$0.71
	Quarter
	First	Second	Third	Fourth
	(in thousands, except per share data)
2005
Net sales	$68,048	$73,527	$69,845	$78,505
Gross profit	21,114	23,497	19,660	26,012
Income from operations	3,638	5,383	3,218	3,321
Net income	1,864	2,455	810	1,877
Basic earnings per share:
Weighted average shares outstanding	8,749	8,767	8,761	8,767
Earnings per share	$0.21	$0.28	$0.09	$0.21
Diluted earnings per share:
Weighted average shares outstanding	8,838	8,829	8,810	8,824
Earnings per share	$0.21	$0.28	$0.09	$0.21

        Earnings per share amounts are based on the weighted average shares outstanding for each period presented. As a result of the changes in outstanding shares from quarter to quarter, the total of the four quarters may not necessarily equal the annual earnings per share for the year.

14.    Commitments and Contingencies

        The Company is a defendant in various lawsuits as a result of normal operations and in the ordinary course of business. Management believes the outcome of these lawsuits will not have a material effect on the financial position or results of operations of the Company.

        The Company leases space for some of its manufacturing, sales and service operations with lease terms up to 20 years and uses certain data processing equipment under lease agreements expiring at various dates. Rent expense under these leases totaled $2.2 million, $3.0 million, and $2.0 million, during the years ended December 31, 2006, 2005, and 2004, respectively.

        Future minimum payments under non-cancelable operating leases are as follows for the years ending December 31 (in thousands):

2007	$1,750
2008	889
2009	629
2010	505
2011	372
Thereafter	824

Total	$4,969

        The Company has entered into written employment contracts with certain of its executive officers and certain other management personnel. The term of the employment agreements range from six months to two years, and in some cases the agreement contains an automatic, successive one-year extension unless either party provides the other with 60 days prior notice of termination. In the case of a change in control, as defined in the employment contracts, the term of each officer's employment will be automatically extended for a period of two years following the date of the change in control. These employment contracts also provide for severance payments in the event of specified termination of employment.

        The Company's operations are subject to extensive federal and state legislation and regulation relating to environmental matters.

        Certain environmental laws can impose joint and several liability for releases or threatened releases of hazardous substances upon certain statutorily defined parties regardless of fault or the lawfulness of the original activity or disposal. Activities at properties owned by the Company and on adjacent areas have resulted in environmental impacts.

        In particular, the Company's New York manufacturing facility is located within the Kentucky Avenue Wellfield on the National Priorities List of hazardous waste sites designated for cleanup by the United States Environmental Protection Agency ("EPA") because of groundwater contamination. The Kentucky Avenue Wellfield site encompasses an area of approximately three square miles which includes sections of the Town of Horseheads and the Village of Elmira Heights in Chemung County, New York. In February 2006, the Company received a Special Notice Concerning a Remedial Investigation/Feasibility Study for the Koppers Pond portion of the Kentucky Avenue Wellfield site. The EPA has documented the release and threatened release of hazardous substances into the environment at the Kentucky Avenue Well Field Superfund site, including releases into and in the vicinity of the Koppers Pond (the "Pond"). The hazardous substances, including metals and polychlorinated biphenyls, have been detected in sediments in the Pond.

        A substantial portion of the Pond is located on the Company's property. The Company, along with Beazer East, Inc., the Village of Horseheads, the Town of Horseheads, the County of Chemung, CBS Corporation, and Toshiba America, Inc., have agreed to voluntarily participate in the Remedial Investigation and Feasibility Study ("RI/FS") by signing an Administrative Settlement Agreement and Order of Consent on September 29, 2006. On September 29, 2006, the Director of Emergency and

Remedial Response Division of the U.S. Environmental Protection Agency, Region II, approved and executed the Agreement on behalf of the EPA. The PRPs also signed a PRP Member Agreement, agreeing to share the cost of the RI/FS study on a per capita basis. The cost of the RI/FS has been estimated to be between $250,000 and $800,000. The PRPs are currently developing the model for the RI/FS with the consultant that they have retained.

        Until receipt of this notice, the Company had never been named as a potentially responsible party at the site or received any requests for information from EPA concerning the site. Environmental sampling on the Company's property within this site under supervision of regulatory authorities has identified off-site sources for such groundwater contamination and sediment contamination in the Pond and has found no evidence that the Company's property is contributing to the contamination. Since the RI/FS has not commenced, the Company has not established a reserve for any potential costs relating to this site, as it is too early in the process to determine the Company's responsibility as well as to estimate any potential costs to remediate. The Company did notify all appropriate insurance carriers and is actively cooperating with them, but whether coverage will be available has not yet been determined and possible insurance recovery cannot now be estimated with any degree of certainty.

15.    Related Party Transactions

        In the normal course of business, the Company retains a law firm of which a Company director and his spouse are partners, for various legal matters involving corporate, employee benefit, collections, and environmental law. The Company paid the law firm $0.3 million, $0.2 million, and $0.2 million during the years ended December 31, 2006, 2005, and 2004, respectively.

        On November 14, 2005, December 1, 2005 and January 5, 2006, the Company made non-interest bearing loans in the aggregate amount of $206,592 to Mr. Trego to facilitate his relocation to the Elmira, New York area, in violation of the prohibition of loans by a public company to its executive officers and directors under the Sarbanes-Oxley Act of 2002 (the "SOX Act"). The loans were made under a longstanding relocation policy of the Company that pre-dated the passage of the SOX Act and that had not been revised to reflect the prohibition of loans to executive officers and directors set forth in the SOX Act. The Company became aware that the loans violated the SOX Act on January 30, 2006 and the loans were repaid by Mr. Trego on February 1, 2006 with interest. The Governance and Nominating Committee of the Company's Board of Directors investigated the circumstances surrounding the loans and has issued formal letters of reprimand to Mr. Trego and the other members of management involved with the making of the loans and ordered them to undergo additional training to prevent any future violations of the SOX Act and the Company's corporate governance policies and procedures. The Company's relocation policy has been revised to reflect the loan prohibition set forth in the SOX Act and the Company has instituted additional controls on transactions between the Company and its directors and executive officers.

        The Company's Taiwan subsidiary, Hardinge Taiwan, leased its facility from U-Sung. The shareholders of U-Sung were also minority shareholders in Hardinge Taiwan. Under this operating lease agreement, rent expense was $0.9 million, and $0.6 million during the years ended December 31, 2005 and 2004, respectively. Hardinge Taiwan purchased U-Sung in December of 2005.

PROSPECTUS

HARDINGE INC.

Common Shares

        We may offer our common shares to the public from time to time. Our common shares trade on the Nasdaq Stock Market's National Market under the symbol "HDNG."

        This prospectus provides you with a general description of our common shares. Each time we sell common shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" on page 1 before you make your investment decision.

        We will sell common shares to underwriters or broker-dealers, through agents, or directly to investors on a continuous or delayed basis. The prospectus supplement for each offering of shares will describe in detail the plan of distribution for that offering. This prospectus may not be used to offer or sell any common shares unless accompanied by a prospectus supplement.

        Investing in our common shares involves a high degree of risk. See the information under the heading "Risk Factors" in the applicable prospectus supplement before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common shares or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell our common shares unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 5, 2006.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf process, we may, from time to time, issue and sell to the public common shares in one or more offerings up to an aggregate dollar amount of $50,000,000. Each time we sell common shares under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the common shares will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement for an offering, you should rely on the information in that prospectus supplement.

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and our common shares offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information" on this page.

        When acquiring any common shares discussed in this prospectus, you should rely only on the information provided in this prospectus and the applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering our common shares in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "Hardinge," "we," "us," "our," or similar references mean Hardinge Inc. together with its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC's web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.hardinge.com. Our web site is not part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the common shares covered by this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any exhibit furnished under Item 9.01(c) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2005.

  2.
  Our Current Reports on Form 8-K filed with the SEC on February 21, 2006, March 24, 2006, May 8, 2006, June 13, 2006 and August 11, 2006.

  3.
  Our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2006.

  4.
  Our Quarterly Report on Form 10-Q filed with the SEC on August 9, 2006.

  5.
  The description of our common stock contained in our Registration Statement on Form S-2 (SEC file No. 33-91644), filed with the SEC on May 11, 1995.

        Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement.

        We will provide to you, without charge, upon your written or oral request, a copy of any or all of the documents that we incorporate by reference, including exhibits. Please direct requests to: Charles R. Trego, Jr., Senior Vice President/CFO, Hardinge Inc., One Hardinge Drive, P.O. Box 1507, Elmira, NY 14902, telephone (607) 734-2281.

HARDINGE INC.

        We are a global manufacturer and distributor of high-precision computer controlled metal-cutting turning machines, grinding machines, vertical machining centers and accessories. Additionally, we provide our customers with a range of repair parts and support services related to the products that we sell. We believe that our recognized commitment to product quality, innovation and customer support have largely contributed to our leading position within our target market. Our customers include metalworking manufacturers as well as a wide range of end users within the aerospace, automotive and transportation, agriculture, construction, oil and gas and medical instrumentation industries.

        We have established a global presence and market our products to most of the industrialized markets of the world, including the United States, China, England, Germany, Switzerland, Austria, France and Canada. During 2005, we generated approximately 63% of our sales outside of the United States. We maintain manufacturing, sales, and support facilities located in Chemung County, New York, St. Gallen and Biel, Switzerland, Nan Tou City, Taiwan, and Shanghai, PRC. We also have sales and support facilities in Cleveland, Ohio, Exeter, England, Krefeld, Germany, and Bejing, Xian and Guangzho, PRC. We manufacture most of the products that we sell. In 2005, approximately 39%, 28% and 33% of the value of our manufactured products was assembled in the United States, Europe and Asia, respectively. Parts for our equipment are sourced from around the world.

        Our principal executive offices are located at One Hardinge Drive, Elmira, New York 14902-1507, and our telephone number is (607) 734-2281. Our website is www.hardinge.com.

RISK FACTORS

        Each prospectus supplement will contain a discussion of risks applicable to an investment in us and our common shares. Prior to making a decision about investing in our common shares, you should carefully consider the specific factors discussed under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. If any of the identified risks actually occur, our business could be harmed. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents we have incorporated by reference may contain forward-looking statements. Generally, these statements can be identified by the use of phrases like "believe," "expect," "anticipate," "plan," "may," "will," "could," "estimate," "potential," "opportunity," "future," "project" and similar terms. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those in the forward-looking statements. Factors that could cause or contribute to these differences include, among other things, the items set forth under the caption "Risk Factors" in the applicable prospectus supplement and the risks identified in subsequent filings with the SEC. We caution investors not to place undue reliance on our forward-looking statements. These statements speak only as of the date of the document in which they appear, and we undertake no obligation to update or revise the statements.

USE OF PROCEEDS

        Except as may be set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the common shares offered by this prospectus for general corporate purposes, which may include the repayment or reduction of indebtedness, acquisitions, capital expenditures and working capital requirements. Pending such uses, we plan to invest the net proceeds in marketable securities or apply the net proceeds to reduce indebtedness. If we intend to use the proceeds of any offering to repay outstanding indebtedness, we will provide details about the indebtedness that is being repaid in a prospectus supplement.

DESCRIPTION OF COMMON SHARES

        The following summary of the terms of our common shares does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to "Where You Can Find More Information" above for directions on obtaining these documents.

        Authorized and outstanding shares.    We are authorized to issue up to 20,000,000 common shares and 2,000,000 preferred shares, each of which has a par value $.01 per share. At March 31, 2006, there were 8,830,955 common shares outstanding. At December 31, 2005, there were 193,750 restricted common shares outstanding, which were issued to officers and employees under the Company's 1996 and 2002 Incentive Stock Plans, but which had not yet vested. In addition, at December 31, 2005, we had outstanding options to purchase 184,288 common shares. These options were granted to officers, directors and employees under the Company's 1996 and 2002 Incentive Stock Plans. As of the date of this prospectus, we have not issued any preferred shares.

        Common shares.    Subject to preferences that may apply to preferred shares outstanding at the time, the holders of outstanding common shares are entitled to receive dividends out of assets legally available for payment of dividends, as our board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Each outstanding common share is fully paid and nonassessable. Our common shares are listed on the Nasdaq Global Select Market under the symbol "HDNG."

        Preferred shares.    Our board of directors is authorized, without action by the shareholders, to fix the number of shares, to determine the designation of any series of the authorized preferred shares and to determine the relative rights, preferences and limitations granted to, or imposed upon, any unissued series of our preferred shares. The rights of holders of our common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future.

        Transfer Agent and Registrar.    Computershare Investor Services LLC is the transfer agent and registrar for our common shares.

ANTI-TAKEOVER EFFECTS OF NEW YORK LAW AND OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

        The following paragraphs summarize certain provisions of the New York Business Corporation Law, our certificate of incorporation and bylaws and other arrangements we have entered into that may have the effect of discouraging an acquisition of Hardinge. Please note that we allowed our Rights Agreement, dated May 16, 1995, with American Stock Trust and Transfer to expire in accordance with its terms on May 16, 2005. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the New York Business Corporation Law and our restated certificate of incorporation and bylaws, copies of which are on file with the SEC as exhibits to registration statements that we previously filed. Please refer to "Where You Can Find More Information" above for directions on obtaining these documents.

        Special Provisions of our Certificate of Incorporation and Bylaws    Our certificate of incorporation and bylaws contain certain provisions that could make the acquisition of Hardinge by means of a tender offer, a proxy contest or otherwise difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Hardinge to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The following description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are incorporated by reference in the Registration Statement of which this prospectus is a part:

  •
  Staggered Board of Directors.    Our certificate of incorporation and bylaws provide that our board of directors is divided into three classes of directors, with each class constituting one-third of the total number of directors and with the classes serving staggered three-year terms. This classification of the directors has the effect of making it more difficult for shareholders, including those holding a majority of our outstanding shares, to force an immediate change in the composition of our board of directors. Our board of directors believes that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies since a majority of the directors at any given time will have had prior experience as directors of Hardinge.

  •
  Removal of Directors and Filling of Vacancies.    Our certificate of incorporation provides that a member of our board of directors may be removed only for cause and upon the affirmative vote of the holders of 75% of the securities entitled to vote at an election of directors. Newly created directorships and board of director vacancies resulting from death, removal or other causes may be filled only by a majority vote of the then remaining directors. Accordingly, it will be more difficult for shareholders, including those holding a majority of our outstanding shares, to force an immediate change in the composition of our board of directors.

  •
  Supermajority Voting Provisions for Certain Business Combinations.    Our certificate of incorporation requires the affirmative vote of (a) at least 75% of all of the securities entitled to vote and (b) at least 75% of other than Major Shareholders (defined as 10% beneficial holders) in order to effect certain mergers, sales of assets or other business combinations involving Hardinge. These provisions could have the effect of delaying, deferring or preventing a change of control of Hardinge.

        Discretion to Consider Non-Price Issues.    Under Section 717 of the New York Business Corporation Law, or NYBCL, and under our certificate of incorporation, our board of directors may consider issues other than price in a proposed business combination. The non-price matters that our board of directors can consider may include, but are not limited to, social and economic effects of the transaction upon Hardinge, our shareholders, employees, customers, vendors, suppliers and other constituencies.

        Certain Potential Disadvantages of the Anti-Takeover Measures.    The anti-takeover provisions described above may make more difficult and discourage an attempt to acquire control of Hardinge by a potential bidder who does not wish to negotiate with our board of directors or who is unable to reach an agreement with our board of directors. In such a situation, these provisions could discourage a transaction that a majority of our shareholders favor or in which shareholders could receive a significant premium over then-current market prices. Because these provisions could discourage or render more difficult a takeover attempt, there may be a reduced possibility of large temporary fluctuations in the market price of our common shares resulting from actual or rumored takeover attempts. Also, in situations such as unsolicited tender offers, the personal interest of members of management and our board of directors in retaining their salaries and positions may conflict with the interests of the shareholders in selling their shares at an attractive price. Anti-takeover measures of this type have generally been criticized as efforts of corporations' managements to entrench themselves without regard to the needs and desires of shareholders. Our management and our board of directors believe, however, that such potential conflicts of interest will not affect the proper exercise of their fiduciary duty to use their best judgment on behalf of Hardinge and our shareholders.

        Anti-takeover Legislation.    Section 912 of the NYBCL provides in essence that in the event a person acquires 20% or more of the voting stock of a New York corporation, who is referred to in this prospectus as an "interested shareholder," the corporation and the interested shareholder, or any affiliated entity, may not engage in certain business combinations for a period of five years following the date the person became an interested shareholder unless the board of directors of such corporation approves such share acquisition or business combination before the interested shareholder acquires 20% or more of the corporation's voting stock. Business combinations for this purpose include, among other things,

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  A merger or consolidation,

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  Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of

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  the aggregate market value of the corporation's assets determined on a consolidated basis,

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  the aggregate market value of the corporation's outstanding capital stock, or

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  the earning power or net income of the corporation determined on a consolidated basis, and Certain transactions that result in the issuance of capital stock of the corporation to the interested shareholder.

Under certain circumstances, Section 912 of the NYBCL makes it more difficult for an interested shareholder to effect various business combinations with a corporation for a five-year period.

        In addition, a shareholder dissatisfied with the form or amount of consideration received in a merger transaction may have statutory dissenters' rights under Section 910 of the NYBCL. A shareholder also could bring suit against members of our board of directors and any majority shareholder of Hardinge alleging breach of fiduciary duty. New York courts have held that a majority shareholder of a corporation involved in a merger with the corporation owes a fiduciary duty to the other shareholders.

PLAN OF DISTRIBUTION

        We may offer our common shares in one or more of the following ways from time to time:

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  To or through underwriters or dealers;

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  By ourself directly;

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  Through agents; or

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  Through a combination of any of these methods of sale.

        The prospectus supplement relating to the offering of our common shares will set forth the terms of such offering, including the following information:

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  The name or names of any underwriters, dealers or agents;

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  The purchase price and the proceeds to us from such sale;

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  Any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, which in the aggregate will not exceed eight percent (8%) of the gross proceeds of the offering;

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  Any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, which in the aggregate will not exceed eight percent (8%) of the gross proceeds of the offering;

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  The public offering price;

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  Any discounts or concessions to be allowed or reallowed or paid to dealers; and

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  Any securities exchanges on which our common shares may be listed.

        Any public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may grant underwriters who participate in the distribution of shares an option to purchase additional shares to cover overallotments, if any, in connection with the distribution. If underwriters are used in an offering of our common shares, such common shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common shares may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase our common shares unless specified conditions are satisfied.

        In connection with underwritten offerings of our common shares and in accordance with Regulation M under the Exchange Act and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of our common shares at levels above those that might otherwise prevail in the open market, including by overalloting, entering stabilizing bids, effecting short covering transactions or imposing penalty bids, each of which is described below.

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  An overallotment involves sales in excess of the offering size, which creates a short position.

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  A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

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  A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

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  A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered common shares originally sold by the syndicate member are purchased in syndicate covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the market price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be conducted on the Nasdaq National Market or otherwise.

        In connection with this offering, the underwriters may also engage in passive market making transactions in our common shares on the Nasdaq National Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our common shares in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

        These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        If dealers are utilized in the sale of our common shares, we will sell such common shares to the dealers as principals. The dealers may then resell such common shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

        Our common shares may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. Any agent involved in the offer or sale of our common shares in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common shares from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

        Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriting, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

LEGAL MATTERS

        Phillips Lytle LLP, Buffalo, New York, will pass on the validity of the common shares offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements and schedule and management's assessment are incorporated herein by reference in reliance upon Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

Keeping Companies Competitive

At Hardinge we infuse a culture of quality, innovation and service among all our associates at all our facilities and enforce strict quality standards worldwide. We've developed a strong and effective global presence with manufacturing and distribution locations on three continents, which enables us to adapt more quickly to changing local business conditions. Considering 64% of our revenue in 2006 came from outside North America, it's clear that this strategy is paying off.

2006 Net Sales: Geographic Distribution

Net Sales = $326.6 Million
No Hardinge customer accounted for more than 5% of sales in 2006

Europe
39.0%
North America
36.2%
Asia & Other
24.8%

Hardinge has a diverse international customer base and a wide range of end-user markets including aerospace, agriculture, automotive/transportation, basic consumer goods, communications/electronics, construction, defense, energy, pharmaceutical/medical equipment, and recreational industries.

Hardinge Global Network

Santa Ana, California
Elmira, New York
Leicester, England
Exeter, England
St. Gallen, Switzerland
Biel, Switzerland
Beijing, China
Shanghai, China
Shenyang, China
Xian, China
Chongqing, China
Guangzhou, China
Taiwan

1,650,000 Shares

Common Stock

PROSPECTUS

Jefferies & Company
JPMorgan

QuickLinks

TABLE OF CONTENTS PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
FORWARD LOOKING INFORMATION
USE OF PROCEEDS
PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
OUR MANAGEMENT
UNDERWRITING
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
HARDINGE INC. AND SUBSIDIARIES INDEX TO FINANCIAL STATEMENTS December 31, 2006
Report of Ernst & Young, LLP, Independent Registered Public Accounting Firm
HARDINGE INC. and SUBSIDIARIES Consolidated Balance Sheets (In Thousands)
HARDINGE INC. AND SUBSIDIARIES Consolidated Balance Sheets (In Thousands)
HARDINGE INC. and SUBSIDIARIES Consolidated Statements of Operations
HARDINGE INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows
HARDINGE INC. AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity (Dollars in thousands)
HARDINGE INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2006
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
HARDINGE INC.
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF COMMON SHARES
ANTI-TAKEOVER EFFECTS OF NEW YORK LAW AND OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS